EXHIBIT 10.15

EXECUTION VERSION

8 July 2024

SALE AND PURCHASE AGREEMENT

relating to the sale of all the shares in

ULTRA PMES LIMITED

and

MEASUREMENT SYSTEMS, INC.

and

EMS DEVELOPMENT CORPORATION

and

DNE TECHNOLOGIES, INC.

between

ULTRA ELECTRONICS HOLDINGS LIMITED

as Parent Seller

and

ESCO MARITIME SOLUTIONS LTD.

and

ESCO TECHNOLOGIES HOLDING LLC

as Buyers

and

ESCO TECHNOLOGIES INC.

as Guarantor

TABLE OF CONTENTS

1	INTERPRETATION	1
2	SALE AND PURCHASE	2
3	CONSIDERATION	2
4	CONDITIONS AND TERMINATION	4
5	PRE-COMPLETION UNDERTAKINGS	7
6	COMPLETION	15
7	POST-COMPLETION UNDERTAKINGS	17
8	ASSURANCES OF THE BUYERS	20
9	WARRANTIES AND LIMITATIONS	21
10	GUARANTEE	23
11	SEPARATION	24
12	TAX MATTERS	33
13	NO RECOURSE AGAINST ADVENT RELATED PERSONS	38
14	GUARANTEES AND INDEMNITIES	38
15	CONFIDENTIALITY AND ANNOUNCEMENTS	39
16	ASSIGNMENT	40
17	ENTIRE AGREEMENT	40
18	GENERAL	41
Schedule 1
PART A	THE SELLERS AND THE SHARES	45
PART B	THE COMPANIES	46
Schedule 2	RESERVED MATTERS	50
Schedule 3	WARRANTIES	53
Schedule 4	LIMITATIONS ON LIABILITY	74
Schedule 5	PROPERTIES	78
Schedule 6	COMPLETION STATEMENT	79
Schedule 7	LOUDWATER PROPERTY	84
Schedule 8	DEFINITIONS	91
Schedule 9	Seller Group Brands	111

Agreed form documents

1.	Announcements
2.	Data Room index
3.	Director Resignation Letter
4.	Consideration Calculation Spreadsheet
5.	Economic Commitments Undertaking
6.	Loudwater Underlease
7.	Loudwater Facilities Services Agreement
8.	Tax Deed
9.	Transitional Services Agreement
10.	Voting Power of Attorney
11.	Termination Deed

THIS DEED is made on 8 July 2024 between the following parties:

(1)

ULTRA ELECTRONICS HOLDINGS LIMITED, a private limited company incorporated in England & Wales (registered number 02830397), whose registered office is at Scott House, Suite 1 The Concourse, Waterloo Station, London, England, SE1 7LY (the “Parent Seller”);

(2)

ESCO MARITIME SOLUTIONS LTD., a private limited company incorporated in England & Wales (registered number 15816457), whose registered office is at Third Floor One London Square, Cross Lanes, Guildford, Surrey, United Kingdom, GU1 1UN (the “UK Buyer”);

(3)

ESCO TECHNOLOGIES HOLDING LLC, a Delaware limited liability company (registered number 2189677), whose registered office is at 251 Little Falls Drive, Wilmington, Delaware 19808, United States  (the “US Buyer” and together with the UK Buyer, the “Buyers”, and “Buyer” shall be construed accordingly); and

(4)	ESCO TECHNOLOGIES INC., a Missouri corporation, whose business address is at 9900A Clayton Road, St. Louis, MO 63124 (the “Guarantor”).

WHEREAS

(A)

UEL UK is the owner of, and is entitled to transfer, the legal and beneficial title to the UK Shares. UEC US is the owner of, and is entitled to transfer, the legal and beneficial title to the Measurement Systems US Shares. UM US is the owner of, and is entitled to transfer, the legal and beneficial title to the EMS US Shares and the DNE US Shares.

(B)

The Sellers have agreed to sell and the Buyers have agreed to buy the Shares for the Closing Consideration as adjusted to the extent applicable pursuant to Clause 3.9 on the other terms and subject to the Conditions of this Deed.

(C)

The Parent Seller is an indirect shareholder of the Sellers. The Parent Seller shall procure that the Sellers undertake the actions of the Sellers contained herein for the sale of the Shares to the Buyers in accordance with the terms and subject to the Conditions of this Deed.

(D)

The Guarantor has agreed, in consideration of the Parent Seller agreeing to enter into this Deed, to enter into this Deed in its capacity as Guarantor of the Guaranteed Obligations as provided for in Clause 10 of this Deed.

IT IS AGREED as follows:

1	INTERPRETATION

In this Deed unless otherwise specified:

(a)	defined terms shall have the meanings set out in Schedule 8 (Definitions) to this Deed;
(b)	references to “subsidiary undertaking” and “parent undertaking” shall be construed in accordance with section 1162 of the Companies Act 2006;
(c)

references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

(d)	references to a “party” mean the parties to this Deed;
(e)	references to a document in the “agreed form” are to that document in the form agreed to by or on behalf of the Parent Seller and the Buyers;

(f)

any wording introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	references to: (i) “$” or “USD” are to US dollars, the lawful currency of the United States of America; and (ii) “£” or “GBP” are to pounds sterling, the lawful currency of the United Kingdom;
(h)	references to the singular include the plural and vice versa;
(i)	references to a Clause or Schedule are to a Clause or Schedule of this Deed, and references to this Deed include the Schedules;
(j)	the headings in this Deed do not affect its construction or interpretation;
(k)

references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted whether before or after the date of this Deed and include all subordinate legislation made under the relevant statute whether before or after the date of this Deed save where that amendment, re-enactment or subordinate legislation is made after the date of this Deed and would extend or increase the liability of any party under this Deed;

(l)	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties; and
(m)	the word “material” shall mean material in the context of the financial position of the Group as a whole.
2	SALE AND PURCHASE
2.1

On and subject to the terms and Conditions of this Deed, the Parent Seller shall procure that each Seller will sell all the Shares held by such Seller, with full title guarantee free from all Encumbrances, and the Buyers will purchase the Shares with all rights attaching to them as at Completion.

2.2

Notwithstanding anything to the contrary, neither the Buyers, the Parent Seller nor the Sellers shall be obliged to complete the sale or purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3	CONSIDERATION

Consideration

3.1

The total consideration payable by the Buyers to the Parent Seller (as paying agent for and on behalf of the relevant Sellers in accordance with Clause 18.1) for the purchase of the Shares is an amount equal to the Closing Consideration as adjusted to the extent applicable pursuant to Clause 3.9.

Consideration payable at Completion

3.2

Not less than five Business Days prior to Completion, the Parent Seller shall deliver to the Buyers (or the Sellers’ Solicitors shall deliver to the Buyers’ Solicitors) a notice stating the Estimated Net Working Capital Amount, the Estimated Cash Amount, the Estimated Debt Amount, the Estimated Intercompany Debt and the resulting Closing Consideration, in each case as determined in accordance with this Deed.

3.3	The Closing Consideration, less the amount of the Estimated Intercompany Debt (expressed for this purpose as a positive number) if the Estimated Intercompany Debt is a net receivable by the Group

Members, shall be satisfied in full on Completion by the transfer by the Buyers of such amount in cash in immediately available funds to the Parent Seller’s Account, and the Buyers shall not be concerned with the allocation of such amount as between the Sellers thereafter.

Consideration adjustments

3.4	After Completion, the parties shall comply with the provisions of Schedule 6 (Completion Statement).
3.5	After Completion, if:
(a)

the sum of the Actual Cash Amount, less the Actual Debt Amount, plus the Actual Net Working Capital Amount exceeds the sum of the Estimated Cash Amount, less the Estimated Debt Amount, plus the Estimated Net Working Capital Amount, Clause 3.7(a) shall apply; or

(b)

the sum of the Actual Cash Amount, less the Actual Debt Amount, plus the Actual Net Working Capital Amount is less than the sum of the Estimated Cash Amount, less the Estimated Debt Amount, plus the Estimated Net Working Capital Amount, Clause 3.7(c) shall apply.

For the avoidance of doubt, for purposes of Clauses 3.5(a) and 3.5(b), if the relevant amount of Net Working Capital is a negative amount then the absolute amount thereof shall be deducted from the sum of the relevant amount of Cash less the relevant amount of Debt.

Intercompany Balance True-Up

3.6	After Completion, if
(a)	the Actual Intercompany Debt exceeds the Estimated Intercompany Debt, Clause 3.7(b) shall apply; or
(b)	the Actual Intercompany Debt is less than the Estimated Intercompany Debt, Clause 3.7(d) shall apply.

True-up Payments

3.7	If:
(a)	Clause 3.5(a) applies, then the Buyers shall pay to the Parent Seller an amount equal to such difference;
(b)

Clause 3.6(a) applies, then the Buyers shall procure that the Group Members (taken together) shall pay to the Parent Seller an amount equal to such difference (such payment to be in full satisfaction of the relevant amount of Intercompany Debt and all balances comprised within it such that all Actual Intercompany Debt shall have been repaid in full under this Clause 3.7(b) and Clause 6.2(a)(ii));

(c)	Clause 3.5(b) applies, then the Parent Seller shall pay to the Buyers an amount equal to such difference; and/or
(d)

Clause 3.6(b) applies, then the Parent Seller shall procure that the relevant members of the Sellers’ Group pay to the Buyers (on behalf of the relevant Group Members) an amount equal to such difference (such payment to be in full satisfaction of the relevant amount of Intercompany Debt and all balances comprised within it such that all Actual Intercompany Debt shall have been repaid in full under this Clause 3.7(d) and Clause 6.2(a)(ii)).

3.8

Any payment required under Clause 3.7 shall be made in cash by wire transfer to either the Buyers’ Account or the Parent Seller’s Account (as the case may be), in each case within ten Business Days of the day immediately following the Completion Statement becoming final and binding in accordance with the provisions of Schedule 6 (Completion Statement). Where payments are to be paid or procured by both the Buyers and the Parent Seller under Clause 3.7, those payments shall be set-off against each other such that only the party liable to make or procure the larger payment shall make a payment (with the amount of such payment being equal to: (a) the amount that it is liable to pay or procure the payment of under Clause 3.7; less (b) the amount that the other party is liable to pay or procure the payment of under Clause 3.7).

3.9	Any amount paid by either:
(a)	the Buyers to the Parent Seller; or
(b)	the Parent Seller to the Buyers;

in each case pursuant to Clause 3.7(a) or 3.7(c) or any other provision of this Deed (but excluding Clause 3.7(b) or 3.7(d)) or in respect of a breach of this Deed shall, to the extent permitted by law, be deemed to adjust the consideration for purchase of the Shares.

Allocation of the Consideration

3.10	The Base Consideration and the Target Net Working Capital Amount will each be allocated among the Shares as set out in Part A of Schedule 1 (The Sellers and the Shares), and:
(a)	each item of Cash, Debt and Net Working Capital on the balance sheet of a Company shall be allocated to the Shares in that Company; and
(b)

intercompany balances outstanding between Group Members shall be allocated such that the value of the Shares in the direct or indirect creditor of the receivable shall be increased by the amount of the receivable (with a corresponding reduction in the value of the Shares in the direct or indirect debtor of the payable).

4	CONDITIONS AND TERMINATION

Conditions

4.1	Completion of the sale and purchase of the Shares is subject to and conditional on the following Conditions being fulfilled:
(a)	the waiting period applicable to the transaction contemplated by this Deed under the HSR Act shall have expired or been terminated; and
(b)	receipt of NSI Act Clearance,

(together, the “Conditions”).

Responsibility and conduct

4.2

The Buyers shall (and shall procure that each of its Affiliates shall), at their own cost, including the cost of any filing fees incurred thereby, procure that the Conditions are fulfilled as soon as possible after the date of this Deed and in any event before the Long Stop Date, including by:

(a)

to the extent not already made, making all filings in connection with the satisfaction of the Conditions, including as set forth in this Clause 4 (save that the Company, or any of its Affiliates as required, shall be responsible for making the Company HSR Filing), in consultation with the Parent Seller, and subject to the Parent Seller’s compliance with

Clause 4.4 as soon as possible (and, in any event, within 15 Business Days unless otherwise specified in this Clause 4) after the date of this Deed;

(b)

subject always to the provisions of Clause 4.2(c), offering (and not withdrawing), accepting, and/or giving any commitment or undertaking that is necessary to ensure fulfilment of the Conditions, including any divestitures, licences, hold separate or trust agreements or the imposition of any other conditions or restrictions with respect to the assets or operations of the Group and/or the Buyers and/or any of its Affiliates as required by any relevant authority for it to grant its consent or approval to, or to permit the expiration or termination of any waiting period that would otherwise have the effect of preventing, the change in shareholding of each Company;

(c)	in the event that any Governmental Entity requires the Buyers to accept any commitment or undertaking of the type described in Clause 4.2(b) then:
(i)

the Buyers agree that they will discuss such requirement further with the relevant Governmental Entity and the Parent Seller with a view to addressing the underlying issue such that the relevant commitment / undertaking is no longer required, such discussions to continue for no longer than such period as is reasonable in the circumstances;

(ii)

in the event that such commitment / undertaking is still required following the steps outlined at Clause 4.2(c)(i) above then, notwithstanding any other provision contained herein, it shall be at the Buyers’ sole discretion as to whether they are willing to accept either (a) a disposal of any business or asset with a value (being enterprise value in the case of a business) above $20 million; or (b) subject to Clause 4.2(c)(iii) below, the terms of any final order under section 26(1)(a) of the NSI Act;

(iii)	where the terms of a final order under section 26(1)(a) of the NSI Act impose obligations in respect of UK Target only and require the Buyers to put in place arrangements which are:
(A)	substantially similar to; and/or
(B)	not materially more onerous than,

any or all of the UK Undertakings, it shall be required to do so;

(d)	promptly supplying all information required by any relevant authority or under applicable laws and regulations;
(e)

not entering into any timing agreement, or any other agreement to delay closing of the transaction contemplated by this Deed, with any Governmental Entity without the Parent Seller’s prior written consent;

(f)

contesting, defending and appealing any threatened or pending litigation or preliminary or permanent injunction or other Order that would adversely affect the ability of any party hereto to consummate, or otherwise delay, the consummation of the Transaction; and

(g)	promptly notifying the Parent Seller, and providing copies, of any material communications from any Governmental Entity relating to the Conditions.
4.3

Without prejudice to the Buyers’ obligations in Clause 4.2, the Buyers shall not, and shall procure that each of its Affiliates shall not, take any actions that could reasonably be expected to delay, prejudice or prevent satisfaction of the Conditions, including amending, terminating, entering into, or announcing an intention to enter into or to evaluate or negotiate entering into, any agreement to acquire one or more companies, businesses or assets or relating to any joint venture, consortium, merger, other business combination or other transaction or arrangement (whether similar to any of the foregoing or otherwise), in each case which could reasonably be expected to delay, prejudice or prevent satisfaction of the Conditions.

4.4

To the extent reasonably requested by the Buyers, the Parent Seller shall (and shall procure that the Sellers shall) use their reasonable endeavours to ensure that all information necessary for making any notifications, filings and other communications in respect of the Conditions (or responding to any request for further information consequent upon such notifications, filings and communications) is supplied promptly to the Buyers who shall be responsible for preparing such notifications and filings (save that the Company, or any of its Affiliates as required, shall be responsible for making the Company HSR Filing), dealing with such notifications and filings, ensuring that they are made accurately and promptly and dealing with all appropriate Governmental Entities.

4.5	The Buyers shall provide to the Parent Seller (or the Sellers’ Solicitors (as applicable)):
(a)

draft copies of the notification in relation to the NSIA Act Clearance and draft copies of other material communications to be sent to any Governmental Entity in relation to the Conditions at such time as will allow the Parent Seller and its advisors a reasonable opportunity to provide comments (any such reasonable comments to be taken into account before the relevant notification, filing or communication is sent to the relevant Governmental Entity);

(b)

the opportunity to approve such notification and other communications before they are submitted or sent to the relevant Governmental Entity, such approval not to be unreasonably withheld or delayed; and

(c)	copies of such notification and other communications in the form submitted or sent and copies of all communications received from any Governmental Entity in relation to the Conditions,

provided however that the Buyers shall not be required under paragraph (a), (b) or (c) above to provide the Parent Seller with copies of any element of such notifications, filings and other communications which contains information of a commercially sensitive nature without first redacting that element, or providing it only to the Seller’s Solicitors on the basis that it will not be shown or otherwise communicated to the Parent Seller or the Sellers; and

(d)	access to advisors appointed by the Buyers to work with the Parent Seller, the Sellers and their advisors in connection with all matters relating to the satisfaction of the Conditions;
(e)	sufficient advance notice of any meetings with any Governmental Entity in connection with the Conditions; and
(f)

where permitted by the relevant Governmental Entity, the opportunity to have persons nominated by the Parent Seller attend all meetings with any Governmental Entity in connection with the Conditions and, where appropriate, to make oral submissions at such meetings provided however that the Buyers shall not be required to permit persons nominated by the Parent Seller to attend any part of such meetings during which information of a commercially sensitive nature is likely to be disclosed.

4.6	The Buyers shall notify the Parent Seller in writing immediately after:
(a)	the Conditions or any of them are fulfilled; or
(b)	the Conditions or any of them ceases to be capable of being fulfilled on or before 5 p.m. London time on the Long Stop Date or the Buyers have reasonable grounds to believe this to be the case.

4.7

If a Governmental Entity refuses to approve the transaction contemplated by this Deed, the Buyers shall pursue any and all appeal processes or remedial procedures available to it under applicable law as quickly as possible.

Termination

4.8	If the Conditions have not been fulfilled on or before 5 p.m. London time on the Long Stop Date, this Deed (other than the Surviving Provisions) shall automatically terminate in full immediately.
4.9

On any termination of this Deed, the Surviving Provisions will continue in full force and effect but all other continuing rights and obligations of the parties will cease immediately with effect from termination. Termination does not affect the parties’ accrued rights and obligations as at termination or their liability for any prior breach.

5	PRE-COMPLETION UNDERTAKINGS

Conduct of business

5.1	During the period between the date of this Deed and Completion (both dates inclusive), the Parent Seller undertakes to the Buyers to procure that each Seller:
(a)	does not transfer any interest in any of the Shares;
(b)	does not, create, grant or issue any Encumbrance over any of the Shares;
(c)	subject to Clause 5.2 and Clause 5.3, insofar as they are able to do so by exercising their rights as a shareholder, does not permit any Group Member to undertake any Reserved Matter; and
(d)	exercises its rights as a shareholder to ensure each Group Member operates in the ordinary course of its business,

in each case without the prior written consent of the Buyers (in the case of Clause 5.1(c), such consent not to be unreasonably withheld or delayed and to be deemed given if the Buyers do not object in writing to a written request for consent within five Business Days of receipt thereof).

5.2	Clause 5.1(c) and Clause 5.1(d) shall not restrict or prevent any act or omission by any person:
(a)	as a result of, to comply with, or to increase compliance with any applicable law and/or regulation or as a result of the directors’ fiduciary duties to any Group Member;
(b)	taken in response to any disaster or emergency situation (including any pandemic or similar occurrence) with the intention of mitigating the adverse impact thereof on the Group;
(c)

taken pursuant to the Factoring Agreement (provided such act or omission does not involve the factoring of any new receivables once the Parent Seller has obtained the necessary consent thereto from Crédit Agricole Leasing & Factoring, which the Parent Seller shall use commercially reasonable endeavours to obtain);

(d)	taken in connection with any or all of the following steps:
(i)	dividends and/or other distributions of cash by any of the Group Members;
(ii)	the UK Target making loans to UEL UK (any such loan being a “New UK Upstream Loan”);

(iii)	set-off of the UK Upstream Loan and/or any New UK Upstream Loan against the UK Loan Note;
(iv)	the UK Target undertaking a reduction of capital;
(v)

the UK Target declaring a dividend in an amount not to exceed the amount owed by UEL UK to the UK Target under the UK Upstream Loan and/or any New UK Upstream Loan (including all accrued but unpaid interest) at the time of declaration of such dividend, the amount of such dividend to be left outstanding as a payable owed by the UK Target to UEL UK (the “UK Dividend Payable”); and/or

(vi)	set-off of the UK Upstream Loan and/or any New UK Upstream Loan against the UK Dividend Payable;
(e)	taken in connection with the UK Target becoming a guarantor under the Seller Senior Facilities Agreement and/or the Seller SUNs Indenture and/or a debtor under the Seller Intercreditor Agreement;
(f)	pursuant to any matter expressly permitted by this Deed or any other Transaction Document; and/or
(g)	taken at the request or instruction of, or with the consent of, the Buyers,

provided always that (i) in relation to any matter undertaken pursuant to Clauses 5.2(a) to (c) and (e) to (f) above notice of such action is provided to the Buyers to the extent reasonably practicable (before such action is undertaken) and copies of the relevant underlying documents are provided as soon as practicable thereafter and (to the extent reasonably practicable) the Parent Seller will reasonably consider in good faith any comments that the Buyers and/or their advisors promptly provides on such documents; and (ii) with regards to any matter undertaken pursuant to Clause 5.2(d) above: notice of such action is provided to the Buyers before such action is undertaken together with copies of the relevant underlying documents; the Buyers shall be given a reasonable opportunity to review and provide comments on such documents; the Seller will take account of such comments in the documents unless (acting reasonably) it considers such changes are not in the best interests of the UK Target; in the event that any of the Buyers’ comments are not reflected in the relevant documents, the Seller will explain to the Buyers the reasons why; and the Seller will procure that such documents are executed in a form which is consistent with those shared with the Buyers (as amended to take account of any of the Buyers’ comments which are accepted in the manner described above).

5.3	The Parent Seller undertakes to the Buyers to:
(a)

procure that DNE US prepares and timely sends a notice to the applicable landlord, and take such steps as are within its control to duly pursue to completion, the renewal of the lease for another five years in respect of 50 Barnes Park North, Wallingford, Connecticut 06492 on or before 30 September 2024. In relation to such renewal process: (i) the Parent Seller and the Buyers acknowledge that notice served to exercise the option to renew the Lease is irrevocable and following service of such notice, renewal of the Lease (including negotiation and determination of the rent level thereunder) will take place in accordance with the Lease terms; and (ii) the Parent Seller shall consult with, and act in accordance with the reasonable instructions of, the Buyers in relation to the renewal of the Lease (including negotiation and determination of the rent level thereunder);

(b)	procure that the insurance policies for the Group are renewed in accordance with ordinary course past practices of the Group;
(c)	procure that EMS US, prior to Completion, send to the applicable landlord of the Property at 95 Horseblock Road, Yaphank, New York a notification in relation to the execution,

delivery and performance by the Parent Seller of this Agreement and the consummation by Parent Seller of the transactions contemplated hereby, pursuant to the terms of such Lease (together with such evidence as the applicable landlord may reasonably request in relation to such notification, under the terms of such Lease); provided that (i) EMS US and/or the Parent Seller shall only be required to provide to the applicable landlord such evidence as it has under its possession and control; and (ii) the Buyers shall provide reasonable assistance to the Parent Seller and/or EMS US in relation to any such landlord evidentiary request which relates to the Buyers or the Buyers’ Group;

(d)

procure that UK Target uses commercially reasonable endeavours to pursue obtaining from the applicable landlord all missing landlord consents in respect of all previously completed and in-progress material structural alterations improvements undertaken by the UK Target (or its Affiliates) at Towers Business Park, Wheelhouse Road, Rugeley in accordance with the Lease for such Property;

(e)

with respect to any customer contract of a Group Member which is a Material Contract, where required pursuant to the terms of such customer contract, use reasonably commercial endeavours to obtain the consent of, or provide notice to, such customer with respect to the Transaction;

(f)

use reasonably commercial endeavours to negotiate with Electric Boat Corporation to substitute the security interests granted under the terms of the purchase orders with Electric Boat Corporation for a parent guarantee from the Guarantor which is to take effect on and from Completion;

(g)

to the extent it is determined by the Buyers (acting reasonably) prior to Completion that the services provided by USS UK under the sub-contracts (and associated statements of work and purchase orders) between the UK Target and USS UK relating to support from USS UK to the UK Target in respect of three of the UK Target’s customer contracts (but excluding the cross-services agreement dated 31 October 2022 between UEL UK, the UK Target and USS UK which, for the avoidance of doubt, will be terminated and released on Completion) are insufficient for the UK Target to adequately service such customer contracts, procure that such sub-contracts are amended to include such additional services as the Buyers may require (acting reasonably), provided that such amended services are no greater in scope than the existing services being provided under the cross-services agreement referenced above and that any added services will be compensated in a manner consistent with that cross-services agreement;

(h)

use reasonably commercial endeavours to procure that the UK Target and Automatic Data Processing, Inc. (or an affiliate thereof) enters into an agreement for provision to the UK Target of payroll services from Automatic Data Processing, Inc. (or an affiliate thereof), such agreement to have a minimum term of one year and to be on terms reasonably acceptable to the Buyers; and

(i)	The minimum amount of Cash held by UK Target at Completion will be not less than $11,000,000.

Access

5.4	Prior to Completion and subject to Clause 5.5, the Parent Seller shall procure that each Group Member shall allow the Buyers and their agents, upon reasonable notice, reasonable access to:
(a)	the books, records and documents of or relating to the Group (and to take copies thereof at the Buyers’ cost); and
(b)	the directors and employees of the Group,

in each case if and to the extent reasonably required to facilitate: (i) the integration of the Group into the Buyers’ Group; and (ii) the raising of new indebtedness for the Buyers’ Group or the Group or the syndication of existing indebtedness or equity, provided that the above shall not give the Buyers or their agents any right to give instructions or otherwise interfere with the management and conduct of any Group Member.

5.5	The obligations of the Sellers under Clause 5.4 shall not extend to allowing access to information which is:
(a)	reasonably regarded as confidential to the activities of the Sellers’ Group; or
(b)	commercially sensitive information of the Group if such information cannot be shared with the Buyers prior to Completion in compliance with applicable law.

Release of security/guarantees

5.6	The Parent Seller undertakes to procure that duly executed copies of the following documents are delivered to the Buyers on or prior to Completion:
(a)

a guarantor resignation letter entered into between, among others, EMS US, the Seller Facility Agent and the Seller Security Agent pursuant to which EMS US resigns as a guarantor under the Seller Senior Facilities Agreement;

(b)

an officer’s certificate of the Seller SUNs Issuer addressed to the Seller SUNs Trustee pursuant to which the Seller SUNs Issuer confirms the automatic release of the note guarantee granted by EMS US under the Seller SUNs Indenture and authorises the SUNs Trustee to take any additional steps reasonably requested by the Seller SUNs Issuer in connection therewith;

(c)	a debtor resignation request entered into between, among others, EMS US and the Seller Security Agent pursuant to which EMS US resigns as a debtor under the Seller Intercreditor Agreement;
(d)

one or more lien release letter(s) entered into by the Seller Security Agent pursuant to which the security granted by EMS US and by UM US over the EMS US Shares pursuant to the Seller Acquisition Financing US Security Documents is irrevocably released; and

(e)

solely to the extent the UK Target becomes a guarantor under the Seller Senior Facilities Agreement and the Seller SUNs Indenture and a debtor under the Seller Intercreditor Agreement prior to Completion:

(i)

a guarantor resignation letter entered into between, among others, the UK Target, the Seller Facility Agent and the Seller Security Agent pursuant to which the UK Target resigns as a guarantor under the Seller Senior Facilities Agreement;

(ii)

an officer’s certificate of the Seller SUNs Issuer addressed to the Seller SUNs Trustee pursuant to which the Seller SUNs Issuer confirms the automatic release of the note guarantee granted by the UK Target under the Seller SUNs Indenture and authorises the SUNs Trustee to take any additional steps reasonably requested by the Seller SUNs Issuer in connection therewith;

(iii)

a debtor resignation request entered into between, among others, the UK Target and the Seller Security Agent pursuant to which the UK Target resigns as a debtor under the Seller Intercreditor Agreement; and

(iv)	a partial deed of release entered into by the UK Target, UEL UK and the Seller Security Agent pursuant to which the security granted by the UK Target and by

UEL UK over the UK Shares pursuant to the Seller Acquisition Financing UK Security Documents is irrevocably released; and

(f)

In the event that prior to or in the 12 months following Completion it transpires that further releases of security are required to procure a full and complete release of all obligations of the UK Target and the US Targets under each of the foregoing security agreements, financing arrangements and guarantees, including without limitation the Seller Senior Facilities Agreement, the Seller SUNs Indenture, the Seller Intercreditor Agreement, the Seller Acquisition Financing UK Security Documents, the Seller Acquisition Financial US Security Documents. the Parent Seller shall provide such co-operation as may be required to procure such releases.

Trade Controls

5.7	Each of the Parent Seller and the Buyers shall proceed diligently and use their reasonable efforts to cooperate in:
(a)

securing a registration with the U.S. Department of State’s Directorate of Defense Trade Controls under Part 122 of the ITAR to the extent required for the Company to engage in activities subject to the ITAR upon Completion or, as applicable, updating any such existing registration maintained by the US Buyer to include the Company on such registration; and

(b)	filing written notice of this Deed within five (5) days after the Completion Date, in accordance with Section 122.4(a) of the ITAR.

Transfer of employees

5.8

During the period between the date of this Deed and the Completion Date, the Parent Seller shall procure that all employees of the Sellers’ Group who work wholly or mainly for the Business are or become employed by the UK Target or the US Target (as applicable). The Parent Seller shall indemnify the Buyers and relevant Group Member against all liabilities arising out of or in connection with any claim by an employee of the UK Target or the US Target in respect of the failure to comply with any legal obligation of the Sellers’ Group in relation to the transfer of such employees of the Sellers’ Group into the UK Target or a US Target.

5.9

Any claim by the Buyers or the relevant Group Member (as the case may be) under Clause 5.8 must be notified to the Parent Seller in writing before or on the date falling twelve months after the date of Completion.

Non-Solicitation

5.10

Subject to Clause 15, prior to Completion, the Seller shall not, and shall procure that no member of the Sellers’ Group, nor any of its or their respective officers, employees, agents, advisers, and representatives engaged in connection with the Transaction shall, directly or indirectly:

(a)	solicit proposals from any person in relation to Restricted Transaction or respond to any approach by a person which might reasonably be anticipated to lead to a Restricted Transaction;
(b)	participate in, prepare or make arrangements for, discussions or negotiations with any third
(c)	be a party in relation to a Restricted Transaction;
(d)

provide or otherwise make available information to any third party for a purpose which includes enabling it to evaluate, or decide whether to make an offer in connection with or otherwise pursue, a Restricted Transaction; or

(e)	enter into, agree to enter into or make any arrangement relating to any Restricted Transaction,

other than with the Buyers, the Buyers’ Group, the Buyers’ Affiliates and respective advisers and representatives and the Seller shall promptly notify the Buyers in writing upon becoming aware of any approach in relation to a Restricted Transaction.

Financing

5.11

On or immediately prior to entry into this Deed, the Buyers shall provide a copy of the Debt Financing Documentation as in effect on such date to the Parent Seller, which shall be appropriately redacted for fees and other confidential information.

5.12

Between the date of this Deed and Completion, the Guarantor shall not agree to or permit any amendment, supplement or other modification of, or any termination of, the Debt Financing Documentation, in each case without the Parent Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed), if such amendment, supplement or modification would, or would reasonably be expected to:

(a)	reduce the aggregate amount of the Debt Financing below the amount needed for the Buyers to fulfil their payment obligations on Completion pursuant to this Deed;
(b)

impose new or additional conditions to the “Bridge Facility” or the “Backstop Facility” (as defined in the Debt Financing Documentation) described in the Debt Financing, or otherwise expand, amend or modify any of the conditions to the Bridge Facility or the Backstop Facility described in the Debt Financing in a manner that would be more onerous than those conditions to funding contained in the Debt Financing Documentation on the date of this Deed; or

(c)	prevent or delay the Completion,

provided, that the parties acknowledge and agree that (i) the “Amended Existing Facility” may replace the Bridge Facility and the Backstop Facility and (ii) the “Existing Facility”, if amended by the “Limited Existing Facility Amendment” (each of the foregoing terms in quotations, as defined in the Debt Financing Documentation), may replace the Backstop Facility, in each case, so long as the conditions to funding loans in order to consummate the Transaction under the Amended Existing Facility or the Existing Facility, as amended by the Limited Existing Facility Amendment, as applicable, at Completion are no more onerous than those conditions to funding with respect to the Amended Existing Facility or the Limited Existing Facility Amendment, respectively, contained in the Debt Financing Documentation on the date of this Deed.

5.13

The Parent Seller shall (to the extent not prohibited by the terms of the relevant Lease) use good faith commercially reasonable efforts for a period of thirty (30) days following the date of this Deed to deliver to the Buyers estoppel certificates, in a form satisfactory to the Buyers in their reasonable discretion, executed by the landlords, sublandlords and prime landlords under each Lease of the Properties located at (i) 95 Horseblock Road, Yaphank, New York and (ii) 50 Barnes Park North,Wallingford, Connecticut 06492.

5.14

If the Buyers amend, restate or replace the Debt Financing Documentation, the Buyers will deliver copies of all such amended, restated or replacement documents (appropriately redacted for fees and other confidential information) to the Parent Seller within one Business Day of such amendment, restatement or replacement (or, if earlier, at least three Business Days prior to Completion).

5.15

Subject to Clause 5.16, the Parent Seller shall and shall procure that the Group Members shall, use commercially reasonable efforts to provide to the Buyers and Guarantor, such customary cooperation reasonably requested by the Buyers or the Guarantor that is reasonably necessary in connection with (a) arranging, obtaining, and syndicating the financing contemplated by the Debt

Financing Documentation and (b) Buyers’ causing the conditions in the Debt Financing Documentation to be satisfied.

5.16	Notwithstanding anything in Clause 5.15 or this Deed to the contrary, the cooperation requested by Buyers and/or Guarantor pursuant to Clause 5.15 shall not
(a)	unreasonably interfere with the ongoing operations of the Parent Seller and/or any Group Member, or
(b)	require either of the Parent Seller and/or any Group Member to do the following (save that this Clause 5.16(b) shall not apply to any Group Member following Completion):
(i)	pay any commitment or other similar fee;
(ii)	have or incur any liability or obligation in connection with the Debt Financing Documentation or the financing contemplated thereunder;
(iii)	commit to taking any action (including entering into any agreement) that is not contingent upon Completion,
(iv)

take any action that would conflict with, violate or result in a breach of or default under any constitutional document of any Group Member or disclose information that the Parent Seller and/or any Group Member determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Parent Seller, any Group Member or any of their respective Affiliates,

(v)	cause any director or manager of any Group Member or any of its Affiliates to pass resolutions or consents to approve or authorize the execution of the Debt Financing Documentation,
(vi)	reimburse any expenses or provide any indemnities,
(vii)	make any representation, warranty or certification that, in the good faith determination of the Parent Seller and/or any Group Member, is not true,
(viii)	provide any cooperation or information that does not pertain to any Group Member, or
(ix)	prepare or deliver any financial statement or provide any financial information that is not readily available to the Group Members.

Exculpation of Debt Financing Sources

5.17	Notwithstanding anything herein to the contrary, the parties to this Deed hereby agree that:
(a)

no Debt Financing Source shall have any liability hereunder (whether in contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations or losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Deed or its negotiation, execution, performance or breach (provided that nothing in this Clause 5.17 shall limit the liability or obligations of the Debt Financing Sources under the Debt Financing Documentation or the definitive documents governing any Debt Financing provided by any such person to the Buyers or the Guarantor), and any such claims, causes of action, obligations or any related losses, costs or expenses are hereby waived, disclaimed and released in full;

(b)

only the Buyers and Guarantor (including their permitted successors and assigns under the Debt Financing Documentation) and the other parties to the Debt Financing Documentation at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Financing Documentation or the definitive documents governing any Debt Financing;

(c)

if, despite the foregoing Clauses (a) and (b), any claim, charge, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity (an “Action”) is brought against any of the Debt Financing Sources, such Action will be governed by the laws of the state of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), and each of the parties hereto agrees that it will not bring or support any Action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Deed or any of the transactions contemplated by this Deed, including any dispute arising out of or relating in any way to the Debt Financing Documentation or the definitive documents governing any Debt Financing, or the performance thereof, in any forum other than the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), or any appellate court thereof (and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum); and

(d)

such party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Deed or the transactions contemplated by this Deed, including but not limited to any dispute arising out of or relating to the Debt Financing Documentation or the definitive documents governing any Debt Financing or the performance thereof. No amendment, termination or waiver of this Clause 5.17 or the definitions of “Debt Financing,” “Debt Financing Documentation” Debt Financing Sources” (or of any other provision of this Deed which shall have the effect of modifying, terminating or waiving this Clause 5.17 or such definitions) in a manner that is adverse to any Debt Financing Source shall be effective without the prior written consent of the Debt Financing Sources party to the Debt Financing Documentation. The parties hereto expressly confirm their agreement that the Debt Financing Sources shall be entitled to rely on and enforce the provisions of this Clause and shall be express third-party beneficiaries with respect to each such clause or definition. This Clause 5.17 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Access to UK Material Contracts

5.18

Between the date of this Deed and Completion the Parent Seller shall, in consultation with the Buyers, use all reasonable endeavours (including through multiple and reasonably consistent rounds of correspondence with the Ministry of Defence) to obtain the consent of the Ministry of Defence for a reasonable number of Authorised Recipients to be given access via an appropriately secure data room to copies of the UK Material Contracts which are (to the extent permitted by the Ministry of Defence) unredacted.  The co-operation provisions set out at Clause 4.5 shall apply mutatis mutandis to the Parent Seller’s obligations in this Clause 5.18 (as amended to reflect the correct context of this Clause).

Transitional Service Agreement and Loudwater Facilities Service Agreement

5.19

During the period between the date of this Deed and Completion, the parties shall (and shall procure that the parties to the TSA and FSA shall) work together and cooperate in good faith in relation to: (i) identifying the relevant Supplier (as defined in the TSA and FSA) of Services (as defined in the

TSA and FSA) and the relevant Service Recipient (as defined in the TSA and FSA); and (ii) putting in place such invoicing arrangements between the relevant Supplier and the relevant Service Recipient as the parties reasonably consider necessary (acting reasonably and in good faith).

Exemption certificates

5.20

Between the date of this Deed and Completion the Parent Seller will use reasonable endeavours to secure exemption certificates for all the US based customers who purchased products of industrial application from the US Targets for the three years prior to Completion.

6	COMPLETION
6.1

Completion will take place virtually on the next Reporting Period End Date (or, if that is not a Business Day, the immediately following Business Day) after the Conditions are fulfilled, provided that if the Conditions are fulfilled less than ten Business Days prior thereto Completion shall instead take place on the immediately following Reporting Period End Date (or, if that is not a Business Day, the immediately following Business Day).

6.2	At Completion:
(a)	the Buyers shall:
(i)	pay the Closing Consideration, less

(A)the amount of the Estimated Intercompany Debt (expressed for this purpose as a positive number) if the Estimated Intercompany Debt is a net receivable by the Group Membersin cash and in full in accordance with Clause 3.3.

(ii)	either, if the Estimated Intercompany Debt is:
(A)

a net payable by the Group Members, procure that the Group Members pay the amount of the Estimated Intercompany Debt to the Sellers’ Group in cash and in full by wire transfer of immediately available funds to the Parent Seller’s Account; or

(B)

a net receivable by the Group Members, pay the amount of the Estimated Intercompany Debt which has been deducted from the Closing Consideration (pursuant to Clauses 3.3 and 6.2(a)(i)) to the relevant Group Members in cash and in full, in each case the relevant payment to be in full satisfaction of the relevant amount of Estimated Intercompany Debt and all balances comprised within it; and

(iii)

deliver to the Parent Seller or the Sellers’ Solicitors a copy of each of the Economic Commitments Undertaking, Supplemental Disclosure Letter and the Tax Deed, duly executed by the Buyers and the Transitional Services Agreement duly executed by ESCO Technologies Inc.; and

(b)	the Parent Seller shall deliver, or procure the delivery to the Buyers or the Buyers’ Solicitors of:
(i)

a stock transfer form duly executed by UEL UK transferring the UK Shares to the UK Buyer together with the share certificate(s) representing the UK Shares, provided that if the Parent Seller cannot procure the delivery of such original certificate(s), they shall instead procure the delivery to the UK Buyer of an indemnity with respect to such certificate(s) in customary form;

(ii)

a power of attorney duly executed and delivered by UEL UK in the agreed form authorising the UK Buyer to exercise the voting rights attaching to the UK Shares pending the UK Buyer being registered as the holder thereof;

(iii)	the Supplemental Disclosure Letter duly signed by the Sellers;
(iv)	the Termination Deed duly signed by UEL UK and the UK Target;
(v)

a copy of minutes or written resolutions of the board of directors of the UK Target authorising registration of the UK Buyer as the holder of the UK Shares, subject only to stamping by His Majesty’s Revenue and Customs;

(vi)

one or more certificate(s) representing the US Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, provided that if the Parent Seller cannot procure the delivery of such original certificate(s) they shall instead procure the delivery to the US Buyer of an affidavit of loss with respect to such certificate(s) in customary form;

(vii)	copies of sole member consents from UEC US and UM US approving the sale of the relevant US Shares to the US Buyer and related Transaction Documents, as applicable (each, a “US Member Consent”);
(viii)

a certificate from each US Target, duly executed by an officer of such US Target, certifying as to the true, correct and complete copies of and attaching thereto (i) bylaws (or similar operational agreement) and (ii) the applicable US Member Consent, as in full force and effect as of the Completion Date;

(ix)

resignation letters in the agreed form duly executed by each of Shonnel Malani, Nick Hine, Mark Sclater, Carlo Zaffanella and Marcus Onvani (each, a “Resigning Director”) resigning as directors of each Group Member of which they are a director at Completion and confirming they have no claims against the relevant Group Member, such resignations to take effect immediately following Completion;

(x)	a properly completed and duly executed IRS Form W-9 or IRS form W-8BEN-E from each Seller;
(xi)	an IRS Form 8023 with respect to each of the US Targets, duly executed by Ultra Electronics Inc;
(xii)	a copy of the Transitional Services Agreement duly executed by the parties thereto (other than ESCO Technologies Inc.);
(xiii)	a copy of the Tax Deed duly executed by Parent Seller;
(xiv)	a copy of the Loudwater Facilities Services Agreement duly executed by the parties thereto; and
(xv)	a copy of the statutory books (via email) of the UK Target written up to but not including Completion.
6.3

If the requirements of Clause 6.2(a) or 6.2(b) are not fully complied with at Completion, the Parent Seller (if the Buyers are in default) or the Buyers (if the Parent Seller is in default) may, without prejudice to any other rights or remedies they may have, by notice in writing to the other party:

(a)	defer Completion to the next Reporting End Date after Reporting End Date on which Completion should have occurred (in which case this Clause 6 will apply to Completion as so deferred);
(b)	proceed to Completion so far as is practicable; or
(c)

provided Completion has already been deferred in accordance with Clause 6.3(a), terminate this Deed, whereupon the Surviving Provisions will continue in full force and effect but all other continuing rights and obligations of the parties will cease immediately with effect from termination. Termination does not affect the parties’ accrued rights and obligations as at termination or liability for any prior breach.

6.4	The Sellers shall deliver to the Buyers on Completion:
(a)	the authentication code used by UK Target in making web-filings with the UK Registrar of Companies; and
(b)	the corporate record books of the US Targets.
7	POST-COMPLETION UNDERTAKINGS

Access

7.1

Following Completion, the Buyers undertake to procure (or, in the case of any working papers of the auditors of any Group Member, to use their reasonable endeavours to procure) that the Parent Seller, each Affiliate of the Parent Seller and their respective duly authorised agents (including auditors, accountants and other professional advisers) are afforded reasonable access (upon reasonable notice, during normal business hours and subject to appropriate confidentiality undertakings) to the books, accounts, working papers and records and other financial information of each Group Member as it or they may reasonably require:

(a)	to enable the relevant person to prepare their respective statutory or management accounts or to provide information requested by auditors and/or insurers; or
(b)

for any other accounting or Taxation purpose required by applicable law, regulation, Governmental Entity or the rules of any stock exchange to which they are subject or to the extent reasonably required for the purposes of their Tax affairs.

7.2

Following Completion, the Parent Seller undertakes to procure (or, in the case of any working papers of the auditors of any member of the Sellers’ Group, to use its reasonable endeavours to procure) that the Buyers, each Affiliate of the Buyers (including each Group Member) and their respective duly authorised agents (including auditors, accountants and other professional advisers) are afforded reasonable access (upon reasonable notice, during normal business hours and subject to appropriate confidentiality undertakings) to the books, accounts, working papers and records and other financial information of each member of the Sellers’ Group it or they may reasonably require:

(a)	to enable the relevant person to prepare their respective statutory or management accounts or to provide information requested by auditors and/or insurers; or
(b)

for any other accounting or Taxation purpose required by applicable law, regulation, Governmental Entity or the rules of any stock exchange to which they are subject or to the extent reasonably required for the purposes of their Tax affairs.

Non-Solicitation

7.3

The Parent Seller undertakes to the Buyers that they will not directly or indirectly and whether on its own behalf or otherwise, and will procure that no member of the Sellers’ Group will, for a period of 24 months from Completion:

(a)

seek to entice away from or attempt to solicit, any Senior Employee, with a view to inducing such person to leave their employment or engagement with any Group Member and to act for or be engaged or employed by another person in the same or a similar capacity in relation to the same field of work; or

(b)	direct, encourage or assist any person to do anything which it is prohibited from doing pursuant to this Clause 7.3.
7.4	Clause 7.3 shall not prohibit the Parent Seller or any member of the Sellers’ Group from employing or engaging any person who:
(a)

answers a generic public advertisement which is not targeted specifically at individuals who would the Parent Seller or any other Member of the Sellers’ Group would otherwise be prohibited from employing pursuant to Clause 7.3; or

(b)	is approached when no longer employed or engaged by a Group Member.

Non-Competition

7.5

The Parent Seller undertakes to the Buyers that it will not, and will procure that no member of the Sellers’ Group (excluding any Sponsor Entity) (the “Restricted Group”) will directly or indirectly and whether on its own behalf or otherwise, at any time during the period of 24 months from Completion:

(a)	carry on or engage in any business anywhere in the Territory which is carried on in competition with any part of the Business;
(b)	direct, encourage or assist any person to do anything which it is prohibited from doing pursuant to this Clause 7.5;
(c)

in relation to a business which is in competition with the Business solicit, interfere with or endeavour to entice away from that Group member a person who has during the period of two years before Completion been a client or customer of, supplier to, or otherwise in the habit of dealing with the Business or who was at Completion in the process of negotiating any dealings in relation to the Business; or

(d)

supply goods or services that are substantially the same as or in competition with any goods or services supplied by any Business of any member of the Group to a person who has during a period of two years before Completion been a client or customer of, or who was at Completion in the process of negotiating any dealings in relation to such goods or services with any member of the Group.

7.6	Nothing contained in Clause 7.5 shall prevent the Parent Seller or any other member of the Restricted Group from:
(a)

being the holder or beneficial owner, by way of bona fide investment, of any class of securities in any company whether or not such class of securities is listed, or dealt in, on a recognised investment exchange (within the meaning of Part XVIII of the Financial Services and Markets Act 2000) provided that a Seller or such member of the Restricted Group neither holds nor is beneficially interested in more than a total of 5% of any single class of the securities in that company; and / or

(b)

acquiring in a single transaction or series of related transaction any one or more companies and/or businesses (taken together, the “Acquired Business”) and carrying on or being engaged in the Acquired Business although its activities include a business that competes with the Business (the “Acquired Competing Business”), if the acquired Competing Business represents not more than 20% of the Acquired Business (measured in terms of turnover in its last accounting year).

7.7

The Parent Seller undertakes to the Buyers that it will not, and will procure that no member of the Sellers’ Group will directly or indirectly and whether on its own behalf or otherwise subject to Clause 7.8, disclose to another person (other than another member of the Sellers’ Group or its directors, officers and/or employees on a need to know basis), or itself use for any purpose, confidential information concerning the Business, or the transactions or affairs of the clients or customers of any Group Member.

7.8	The provisions of Clause 7.7 shall not apply to any information:
(a)	which at the time of disclosure is in the public domain (other than through breach by the Parent Seller or any member of the Sellers’ Group of its obligations of confidentiality); or
(b)

which the Parent Seller or a member of the Sellers’ Group is compelled to disclose by law or by the rules of any securities exchange or other market or regulatory body to which it is subject, provided that where any such disclosure is required the Parent Seller shall (to the extent permitted) notify the Buyers as soon as reasonably practicable.

7.9

Each of the restrictions and undertakings in Clauses 7.3, 7.5 and 7.7 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

7.10

Each of the restrictions and undertakings contained in Clauses 7.3, 7.5 and 7.7 is considered by the Parent Seller and the Buyers to be reasonable and necessary for the protection of the Buyers’ legitimate interests in the goodwill of the Group, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted or amended, such restriction or undertaking shall apply with the minimum modification as may be necessary to make it valid and enforceable.

Resigning Directors

7.11

Following Completion, the Buyers shall ensure that any indemnity and/or immunity provisions contained in the articles of association (or similar constitutional documents) of each Group Member of which a Resigning Director was a director immediately prior to Completion are not amended, repealed or modified in any manner that would adversely affect the rights of any Resigning Director and that the Resigning Directors retain the benefit of such indemnity and/or immunity provisions to the extent that the same are enforceable.

7.12

The Buyers undertake to the Parent Seller and each Resigning Director not to, and the Buyers shall ensure that each Group Member shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any event occurring on or before Completion against any Resigning Director, save in the case of fraud or wilful misconduct or criminal act (and, for the avoidance of doubt, provided always that this shall not limit any right or remedy that the Buyers may have against the Seller nor shall it be deemed to prejudice the rights of any insolvency practitioner).

Release

7.13

With effect on and from Completion, the Parent Seller hereby irrevocably and unconditionally and shall procure that each member of the Sellers’ Group irrevocably and unconditionally, waives releases and discharges any and all rights, actions, claims, counterclaims, demands, disputes, liabilities, obligations or remedies of any kind (other than any action arising pursuant to or under the Transitional Services Agreement) that the Parent Seller or any member of the Sellers’ Group may have against any Group Member, whatsoever and howsoever arising, including without limitation claims for negligence, and whether arising on, before or after the date of this Deed, and whether in relation to past, present or future circumstances (other than any action arising pursuant to or under the Transitional Services Agreement), and regardless of whether it presently knows or could know of the grounds or legal basis for any such claim or action (other than any action arising pursuant to or under the Transitional Services Agreement), in each case other than in respect of the surviving agreements, pursuant to Clause 11.27, in respect of which no rights, actions, claims, counterclaims, demands, disputes, liabilities, obligations or remedies of any kind shall be affected in any way.

Wallingford Transfer Act Matter

7.14

DNE leases a facility at 50 Barnes Industrial Park North in Wallingford, CT (the “Wallingford Site”), which, as at the date of this Deed, is the subject of several pending cases under the Connecticut Transfer Act, Connecticut General Statutes sections 22a-134 et seq. (“CTA”) and DNE is the certifying party (for purposes of the CTA) required to complete any required investigation and remediation of any suspect or known releases.  As the certifying party, DNE has retained WSP as the Licensed Environmental Professional (“LEP”) overseeing the case (hereinafter, the “Wallingford CTA Matter”).

7.15

Following Completion, the Parent Seller, at no cost to the Buyers or DNE, shall pay the reasonable costs incurred by DNE to cause the LEP to implement the current response plan and any additional work required by Connecticut Department of Energy and Environmental Protection (“DEEP”) to achieve “no further action” status with respect to the Wallingford CTA Matter; provided that, neither the Buyers nor any of its Affiliates (including, after Completion, DNE) may direct the LEP to conduct further investigation, remediation and/or monitoring that is not required by DEEP.

8	ASSURANCES OF THE BUYERS
8.1

The Buyers assure the Seller that the Buyers will take reasonable endeavours to ensure the existing contractual and statutory employment rights, including in respect of pensions, of the employees and management of the Group will be safeguarded in accordance with applicable law. The Buyers shall take reasonable endeavours to procure that each Group Member shall pay all employees of the Group bonuses for the financial year in which the Completion Date occurs in accordance with the employees’ legal and contractual entitlements as at the Completion Date.

8.2

As soon as administratively practicable following the Completion Date, the Buyers shall procure that a member of the Buyers’ Group shall take such steps as are necessary to continue the UK Continuing Employees’ participation in the UK GPP (or a broadly similar arrangement) from the Completion Date.

8.3

For a period of 12 months following the Completion Date, the Buyers shall procure that each US Continuing Employee shall be entitled to receive, while in the employ of the Buyers’ Group: (a) at least the same salary, base wages and cash incentive compensation opportunities, and employee benefits, that are no less favourable in the aggregate than such opportunities and employee benefits provided to such employees immediately prior to the Completion Date; and (b) severance benefits that are no less favourable than the severance benefits that would have been paid or provided to such employee upon a qualifying termination under the applicable severance plan in effect immediately prior to the Completion Date. The Buyers shall procure that all US Continuing Employees shall be credited for service with the applicable Group Member and their respective predecessors on and prior to the Completion Date under all employee benefit plans, policies, agreements or arrangements sponsored, maintained or contributed to by the Buyers’ Group (“Buyers Plans”) in which such employees become participants for all purposes, including eligibility, vesting or calculation of vacation, sick days, severance and similar benefits to the extent such service was credited under the corresponding plan of the Sellers and their Affiliates. The Buyers shall use its reasonable endeavours to cause the Buyers Plans to waive any waiting periods and pre-existing conditions limitation and provide credit for co-payments and deductibles paid by any US Continuing Employee prior to the Completion Date for purposes of out-of-pocket maximums and deductibles with respect to the calendar year in which the Completion Date occurs.

8.4	On or as soon as administratively feasible after the first Business Day following the Completion Date, a member of the Buyers’ Group shall:
(a)	permit all US Continuing Employees who participated in a Seller 401(k) Plan to be eligible to participate in a Buyers 401(k) Plan; and
(b)

permit all such US Continuing Employees, to elect to effect a “direct rollover” (as described in Section 401(a)(31) of the US Code) of their account balance (in cash, and including any outstanding loan promissory notes) from a Seller 401(k) Plan to a Buyers 401(k) Plan provided that the Seller shall continue to receive and process plan loan repayments through such rollover date.

9	WARRANTIES AND LIMITATIONS

Sellers’ warranties

9.1	The Parent Seller, upon the execution of this Deed, warrants to the Buyers that the Warranties set out in Schedule 3 (Warranties) are true and accurate as at the date of this Deed.
9.2

On Completion, the Parent Seller shall be deemed to repeat the Warranties set out Schedule 3 (Warranties), with reference to the facts, matters and circumstances then existing (and as if any express or implied reference in a Warranty to the date of this Agreement was replaced by a reference to the date of Completion).

9.3	Each Warranty, other than those Warranties contained in paragraphs 1 and 2 of Schedule 3 (Warranties), is given subject to the Disclosed Matters.
9.4	The Warranties shall continue in full force and effect notwithstanding Completion.
9.5	Each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty.
9.6

Each Warranty in Schedule 3 (Warranties), other than those Warranties contained in paragraphs 1 and 2 of Schedule 3 (Warranties), shall be deemed to be made by the Parent Seller subject to the awareness of the Parent Seller, which shall be interpreted to mean only the knowledge of those matters of which any of the following are actually aware as at the date of this Deed (or as at the date of Completion, as the case may be): Danielle Willard, Greg Kelble, Peter Crawford, Stuart Cairns, Brian Alderson, Nicola Melia, Mohamad Zahzah, Matthew Hill, Trevor Reeves, Jacob Schmitz and Bhudesh Aggarwal.

9.7

Each Warranty which is expressed to be given in relation to a Company shall also be deemed to be given in relation to each of the Group Members as if it had been repeated with respect to each such member naming it in place of the Company throughout and in respect of any warranty in relation to the UK Target or the business or operations of the UK Target or the Sellers’ Group, such warranty shall be deemed to be given in respect of the Business as operated by UEL UK immediately prior to the entry by UEL UK into the business transfer agreement dated 31 October 2022 with the UK Target.

9.8

In respect of each Warranty that is given in relation to a Material Contract, at any time that such Warranty is given (or deemed to be given in accordance with Clause 9.2), where UEL UK is a party to such Material Contract, any reference to a Company in such Warranty shall be deemed to be a reference to UEL UK. The foregoing part of this Clause 9.8 shall not prevent any such reference to a Company in such Warranty also applying to any Company that is also a party to such Material Contract (or, for the avoidance of doubt, applying to such Company’s Group Members, in accordance with Clause 9.7).

9.9

For the avoidance of doubt, no warranty, express or implied, is given in relation to any expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Disclosed Matters.

9.10

None of the information supplied or statements made by a Group Member, or its officers or employees to the Parent Seller or their representatives or advisers, in connection with any Transaction Document shall be deemed to include a representation to the Parent Seller as to its accuracy. The Parent Seller waives any right or claim it may have against any Group Member, or any of its officers or employees in respect of any error or omission in connection with any information supplied or statement made by them save in the event of fraud.

Buyers’ warranties

9.11	Each of the Buyers and the Guarantor, in respect of itself only, upon the execution of this Deed, severally warrants to the Parent Seller that:
(a)

it has the power and authority required, and has obtained or satisfied all corporate or regulatory approvals or other conditions necessary, to enter into this Deed and each of the Transaction Documents and, subject to satisfaction of the Conditions, to perform fully its obligations under this Deed and the Transaction Documents to which they are a party in accordance with their respective terms;

(b)

the entry into, and the implementation of the transactions contemplated by, this Deed and each of the Transaction Documents by the Buyers will not result in a violation or breach of any provision of the memorandum and articles of association or equivalent constitutional documents of the Buyers; or a breach of, or give rise to a default under, any contract or other instrument to which the Buyers are a party or by which they are bound;

(c)

this Deed and each of the Transaction Documents to be entered into by it constitute valid and legally binding obligations of the Buyers or the Guarantor (as the case may be) enforceable in accordance with their respective terms;

(d)	it is not a Sanctioned Person;
(e)	no Insolvency Event has occurred in relation to the Buyers or the Guarantor (as the case may be);
(f)

true and correct copies of the Debt Financing Documentation (which have been redacted for fees and other confidential information) have been provided to the Parent Seller prior to the date of this Deed, being a signed commitment letter (appending the relevant term sheets);

(g)	the Buyers have committed financing in the form of binding commitments evidenced by the Debt Financing Documentation which are (and as at Completion, will be) sufficient to consummate the Transaction;
(h)

the aggregate proceeds contemplated to be provided pursuant to the Debt Financing Documentation will be sufficient, for satisfaction by Buyers of all of their payment obligations under this Deed, including the payment of all amounts payable by it at Completion pursuant to Clause 6; and

(i)	neither Buyers nor the Guarantor is, and neither Buyers nor Guarantor will be, at or immediately following Completion, directly or indirectly owned or controlled by:

(i)	a “foreign person” for purposes of reviews conducted by CFIUS under Section 721 and as defined in regulations at 31 C.F.R. § 800.224; or
(ii)	a “foreign interest(s)” as defined in the NISPOM,

such that any “foreign interest(s),” directly or indirectly, owns or has beneficial ownership of five percent (5%) or more of the outstanding shares of any class of the equity securities of the Buyers or Guarantor or subscribes to five percent (5%) or more of the total capital commitment of the Buyers or Guarantor; or a “foreign interest(s)” as defined in the NISPOM, such that any “foreign interest(s),” directly or indirectly, has the power, whether or not exercised, through contractual arrangements or other means, to direct or decide matters affecting the management or operations of the Buyers or Guarantor.

Limitations on liability

9.12

The liability of the Parent Seller and the other members of the Sellers’ Group under the Transaction Documents is subject to the limitations and exclusions set out in Schedule 4 (Limitations on Liability), provided that nothing in this Deed or any other Transaction Document shall limit the liability of the Parent Seller or any other member of the Sellers’ Group for its own fraud.

10	GUARANTEE
10.1

In consideration of the Parent Seller entering into this Deed, the Guarantor, as primary obligor and not merely as surety, unconditionally and irrevocably guarantees to the Parent Seller the proper and punctual performance of the Buyers’ obligations under this Deed, including the due and punctual payment of any sum which the Buyers are liable to pay (the “Guaranteed Obligations”) without condition, set off or counterclaim. For the avoidance of doubt but subject to the remaining provisions of this Clause 10 the Guaranteed Obligations which are payment obligations shall never be wider than the sums which the Buyers are expressed as being required to pay to the Seller under this Deed.

10.2

The Guarantor, as primary obligor and as a separate and independent obligation and liability from its obligations and liabilities under Clause 10.1, agrees to indemnify and covenants to pay the Parent Seller and keep the Parent Seller indemnified in full and covenants to pay on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Parent Seller arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason or any failure of the Buyers to perform or discharge any of their obligations or liabilities in respect of the Guaranteed Obligations.

10.3

The Guarantor’s liability in respect of the Guaranteed Obligations will not be affected by any act or omission or other circumstances which but for this Clause 10 might operate to impair, release or discharge such obligations, including:

(a)	an extension of time for performance by the Buyers of their obligations under this Deed or other amendment, waiver or release;
(b)	a defect in the Guaranteed Obligations such as to make them void, voidable or unenforceable against the Guarantor;
(c)	a change in constitution or control of the Buyers;
(d)	the dissolution or the ceasing to exist (whether or not capable of reinstatement or reconstitution) of the Buyers;
(e)	the occurrence of an Insolvency Event in relation to the Buyers;
(f)	the discharge or release of any other guarantor or party to security under or in connection with this Deed; and

(g)	the release, variation or failure to perfect or enforce any security or guarantees held by the Buyers.
10.4

This guarantee and indemnity is a continuing guarantee and indemnity and will remain in full force and effect until all of the Guaranteed Obligations have been satisfied in full and, until the Guaranteed Obligations have been so satisfied, the Guarantor will have no rights of subrogation or indemnity and will not claim in competition with the Parent Seller against the Buyers.

11	SEPARATION

Financial reporting

11.1

Within 10 Business Days of Completion, the Buyers shall deliver (or procure that there is delivered) to the Parent Seller a financial submission relating to the financial position of the Group Members in relation to the period up to and including the Completion Date, as generated by the OneStream accounting system consistent with the reports provided in the Data Room with reference to document 1.10.5.4.1, to the Sellers’ Group’s financial consolidation system with such submission to be equivalent in detail to that provided for a typical financial year end and inclusive of all statutory schedules, provided that such submission shall only be required to the extent that it is consistent with past practice of the Group Member within the last 12 months.

11.2

The Buyers’ obligations at Clause 11.1 above are conditional upon the Parent Seller having ensured that the Sellers’ Group has provided all reasonable assistance required by the Buyers to enable them to prepare and deliver the report set out in Clause 11.1

11.3

Neither the Buyers nor any of its Affiliates accept any responsibility to the Parent Seller or any of its Affiliates for the content of either of the reports contained in Clause 11.1 which will be provided on a non-recourse basis only.

Cash Pooling Arrangements

11.4	Prior to Completion, the Parent Seller shall procure that:
(a)

the relevant Group Members shall cease to participate in the cash pooling arrangements within the Sellers’ Group (including for this purpose certain of the Group Members) (the “Cash Pooling Arrangements”); and

(b)

in connection with the Group Members ceasing to participate in the Cash Pooling Arrangements, any receivable owed to them by the Sellers’ Group, and any payable owed by them to the Sellers’ Group, in each case in connection with the Cash Pooling Arrangements shall be either: (i) settled in cash and in full; (ii) left outstanding as a receivable by the relevant Group Members and distributed to the relevant Seller; or (iii) included within Intercompany Debt.

Insurance

11.5	The Buyers acknowledge and agree that from Completion in respect of the Group:
(a)

no Group Member shall have or be entitled to the benefit of any of the Sellers’ Group’s insurance policies in respect of any event, act or omission that wholly takes place after Completion and it shall be the sole responsibility of the Buyers to ensure that adequate insurances are put in place for the relevant Group Members with effect from Completion; and

(b)	neither the Parent Seller nor any member of the Sellers’ Group shall be required to maintain any of the Sellers’ Group’s insurance policies for the benefit of any relevant Group

Member, provided that it shall not cancel with retrospective effect any ‘occurrence based’ insurance policy under which any relevant Group Member continues to be insured.

11.6

With respect to any claim made before Completion by or on behalf of any Group Member under any of the Sellers’ Group’s insurance policies, if and to the extent that the Group or the Buyers’ Group have not been indemnified prior to Completion in respect of the losses in respect of which the claim was made, the Parent Seller shall use reasonable endeavours after Completion to procure the recovery of all monies due from the relevant insurers and shall procure the payment of any monies received (after taking into account any deductible under the Sellers’ Group’s insurance policies and less any Taxation suffered on the proceeds (or which would have been suffered but for the availability of any Relief) and any reasonable and documented out of pocket expenses paid to third parties by the Parent Seller or any member of the Sellers’ Group in connection with the claim) to the Buyers or, at the Buyers’ written direction, the relevant Group Member as soon as practicable after receipt.

11.7

With respect to any event, act or omission relating to any Group Member that occurred or existed prior to Completion, that is covered by an “occurrence based” insurance policy held by the Sellers’ Group, the Parent Seller shall, at the direction of the Buyers or the relevant Group Member and subject to the provisos to Clause 11.8, procure that a claim is made under such insurance policy, provided that the Parent Seller shall not be obliged to make or procure that any such claim is made if and to the extent that such claim is actually and fully covered by an insurance policy held by the Buyers or a member of the Buyers’ Group and Buyers or a member of the Buyers’ Group can actually recover under such policy.

11.8

If a Group Member notifies a claim pursuant to Clause 11.7, the Parent Seller shall, at the Buyers’ cost, take all commercially reasonable efforts to allow Buyers to recover directly under such insurance policy and, at Buyers’ request, make all necessary notifications and claims under the relevant insurance policy and, at the Buyers’ sole discretion, the relevant Group Member or Buyers shall be entitled to be paid any proceeds actually received under the insurance policy (less any deductible or excess actually paid by the Parent Seller or any member of the Sellers’ Group and less any Taxation suffered (or which would have been suffered but for the availability of any Relief) on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Parent Seller or any member of the Sellers’ Group), whether those proceeds are first received by any Buyers, Group Member, Parent Seller or any member of the Sellers’ Group provided that:

(a)

the Parent Seller shall not be required, pursuant to any requests made by the Buyers or any Group Member, to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Buyers or such Group Member prior to incurring any such expenditure or liability;

(b)

neither the Buyers nor any Group Member shall be entitled to any proceeds received by the Sellers’ Group under any of the Sellers’ Group’s insurance policies except if and to the extent that such proceeds relate to a claim made pursuant to Clause 11.7 in respect of:

(i)	an event, act or omission connected with the carrying on of the business of the Group wholly or partly prior to Completion; or
(ii)	losses for which the relevant Group Member has not already been reimbursed, indemnified or otherwise compensated for under this Deed; and
(c)

the Buyers shall provide (and shall procure that the relevant Group Member also provides) all assistance, information and co-operation reasonably requested by the Parent Seller or the Sellers’ (including their respective insurers, appointed claims handlers or any lawyers instructed in relation to such claim).

Change of name and rebranding of Sellers’ Group IPR (as defined below)

11.9	The Buyers shall procure that:
(a)

as soon as reasonably practicable (and in any event within 6 months) following Completion, the name (or trading name) of any Group Member which consists of or incorporates the term or words “Ultra” or “UM” is changed to a name which does not include either of those terms or words or any of the terms or words set out in Schedule 9 or any name which is substantially or confusingly similar to those; and

(b)	subject to Clauses 11.10 to 11.14 (inclusive), the Group shall:
(i)	as soon as reasonably practicable (and in any event within 12 months) following Completion:
(A)

cease to use, display, market, advertise, promote or maintain any registration for, any trade or service name or mark, business name, logo, get-up, social media account or domain name owned, used or held by any member of the Sellers’ Group, which consists of or incorporates the term “Ultra”, “UM”, any of the terms or words set out in Schedule 9, or any mark, name, logo or get-up that, is substantially the same as or confusingly similar to any of those terms (together, “Sellers’ Group IPR”), and may only continue to use such Sellers’ Group IPR on materials (which includes, for the avoidance of doubt, all products and parts thereof, drawings, designs, collateral, stationery, and marketing materials, whether in the possession or control of the Group or its third party manufacturers or otherwise) that already exist as at the date of Completion for up to 12 months following Completion;

(B)	at the Buyers’ option, either:
(1)

destroy any materials (including but not limited to promotional materials, stationery, uniforms, documentation, design specifications, drawings and other consumables) existing at the date of Completion which incorporates or otherwise uses the Sellers’ Group IPR that are in the Group’s control or possession (“Sellers’ Group Branded Materials”), and certify in writing to the Parent Seller that this has been done; or

(2)	remove, replace or permanently cover up all Sellers’ Group IPR contained on any such Sellers’ Group Branded Materials or on any products or parts, to the Parent Seller’s reasonable satisfaction; and
(ii)	from Completion not hold themselves out as being part of, or otherwise connected or associated with, the Sellers’ Group.
11.10

The Buyers and the Group shall not be obliged to cease use of the Sellers’ Group IPR to the extent used: (i) in a neutral, non-trade mark manner to describe any past affiliation with the Sellers’ Group; (ii) on historical legal and business agreements and documents, provided that the same are not used in a marketing or promotional manner; (iii) as required by applicable law; or (iv) for internal purposes only, provided that the same are not used in a marketing or promotional manner.

11.11

The Group may continue in the ordinary course of its business to use or display the Sellers’ Group IPR on tangible products, parts and related documentation (including design specifications and/or drawings in relation thereto) in circumstances where the Sellers’ Group IPR is strictly required to be applied to such tangible products, parts and documentation and cannot be changed without the necessary consent or approval of a third party (such as a customer of the Group’s, or a Governmental Entity), and in these circumstances can continue to use or display the Sellers’ Group IPR until such consent or approval is obtained. The Buyers and the Group shall use all reasonable endeavours to obtain such consent or approval as soon as possible after Completion.

11.12	The Buyers shall procure that all Sellers’ Group Branded Materials that are disposed of or destroyed are disposed of or destroyed in compliance with applicable Environmental Laws.
11.13

The Group shall immediately cease using the Sellers’ Group IPR following receipt of written notice from the Parent Seller that a third party has claimed or brought proceedings or threatened to claim or bring proceedings against a member of the Sellers’ Group alleging that its or the Group’s use of the Sellers’ Group IPR infringes the third party’s Intellectual Property.

11.14

All rights in and to the Sellers’ Group IPR and to all the reputation and goodwill associated with the Sellers’ Group IPR throughout the world, including any reputation that may accrue as a result of the use of the Sellers’ Group IPR by the Group in accordance with this Clause 11, are reserved to and shall belong absolutely to the Sellers’ Group. For uses of Sellers’ Group IPR by Buyers that are expressly permitted by Clauses 11.9 to 11.11 (inclusive), Parent Seller or, as the case may be, each Seller hereby grants Buyers a royalty-free, non-assignable, non-sublicensable, worldwide, limited, temporary license to use such Sellers’ Group IPR solely in compliance with all of the terms and conditions set forth herein and in the case of Clause 11.11 for and until the third party approval has been obtained.

IP Compliance and Infringement

11.15

At any time during one (1) year after Completion, the Buyers shall procure that each relevant Group Member shall provide the Parent Seller or its agents (at the Parent Seller’s discretion) with all information reasonably necessary to demonstrate the relevant Group Member’s compliance with Clauses 11.9 to 11.12 (inclusive) within thirty (30) Business Days’ of a request for the same. If, in the opinion of the Parent Seller (acting in good faith), the relevant Group Member fails to comply with the preceding sentence, then the Parent Seller may make a further request to the Buyers to comply and if the Buyers fails to do comply after such notice period it shall immediately cease use of all of the Seller’s Group IPR save where Clause 11.10 and 11.11 applies, whereby it must immediately cease use when such third party consent is obtained under Clause 11.11.

11.16

If at any time during one (1) year following Completion the Buyers (or any Group Member) are aware that any passing-off, infringement or act of unfair competition in relation to the “Ultra” brand or Sellers’ Group IPR is occurring, threatened, or in the reasonable opinion of the Buyers is likely, then the Buyers shall promptly notify the Parent Seller, providing (where permitted under applicable law) the Parent Seller with such reasonable information as it has concerning the identity of the persons involved, the relevant acts of infringement, passing-off or unfair competition (as appropriate) and the information which alerted the Buyers or the relevant Group Member (as applicable) to such matter from the Parent Seller to the Buyers.

Shared Contracts and Transferred Contracts

11.17

Notwithstanding the provisions of Clause 5.2 but subject to Clauses 11.25 and 11.26, to the extent not already achieved by the Parent Seller or the Sellers’ prior to the Completion Date (each of whom shall be entitled to take and to require the Group Members to take any steps envisaged by Clauses 11.17 to 11.26 prior to Completion), on and from Completion until the applicable Cut-off Date:

(a)	the Parent Seller shall use reasonable endeavours to procure the separation of each Seller Shared Contract;
(b)	the Buyers shall use reasonable endeavours to procure the separation of each Target Shared Contract;
(c)	the Parent Seller and the Buyers shall each use reasonable endeavours to procure the separation of the Mutual Shared Contract; and

(d)	the Parent Seller and the Buyers shall each use reasonable endeavours to procure the novation of the Transferred Contracts to the Group,

in each case with the effect that, in respect of:

(e)

the Shared Contracts, the benefit and burden of the Relevant Part is severed from the relevant Shared Contract and an agreement or arrangement equivalent to that Shared Contract in relation to the Relevant Part is entered into between the counterparty and:

(i)

in the case of a Seller Shared Contract, a Group Member (with the Parent Seller or the relevant member of the Sellers’ Group retaining the benefit and burden of the Seller Shared Contract excluding the Relevant Part);

(ii)

in the case of a Target Shared Contract, a member of the Sellers’ Group (with the Buyers or the relevant member of the Group retaining the benefit and burden of the Target Shared Contract excluding the Relevant Part); or

(iii)

in the case of the Mutual Shared Contract, a Group Member and a member of the Sellers’ Group, it being acknowledged that the existing Factoring Agreement will continue for the benefit of the Sellers’ Group following Completion (excluding EMS US) and the Relevant Part in respect of the Sellers’ Group will not be terminated); and

(f)

the Transferred Contracts, each such Transferred Contract is novated by agreement between the existing parties thereto and a Group Member such that no member of the Sellers’ Group has the benefit or burden of such Transferred Contract.

11.18

Subject to Clauses 11.25 and 11.26, if any consent, approval, waiver or other permission (an “Authorisation”) is required from a counterparty to any Shared Contract to achieve the separation of that Shared Contract, or from a counterparty to any Transferred Contract to achieve the novation of that Transferred Contract, in each case as contemplated by Clause 11.17, the:

(a)	Parent Seller shall, in the case of any Seller Shared Contract;
(b)	Buyers shall, in the case of any Target Shared Contract; and
(c)	the Parent Seller and the Buyers shall, in the case of the Mutual Shared Contract or any Transferred Contract,

until the applicable Cut-off Date, use reasonable endeavours to obtain that Authorisation.

11.19	Subject to Clauses 11.20, 11.25 and 11.26, until the applicable Cut-off Date:
(a)	in respect of the Seller Shared Contracts or the Transferred Contracts, the Parent Seller shall, or shall procure that the relevant member of the Sellers’ Group shall;
(b)	in respect of the Target Shared Contracts, the Buyers shall, or shall procure that the relevant member of the Group shall; and
(c)	in respect of the Mutual Shared Contract, the Parent Seller and the Buyers each shall, or shall procure that the relevant member of the Sellers’ Group or the Group shall,

continue to operate each Shared Contract or Transferred Contract so that the benefit of the Relevant Part or the whole (as the case may be) can be enjoyed by the Group Members or a member of the Sellers’ Group (as the case may be).

11.20

Subject to Clauses 11.25 and 11.26, if any Authorisation is required from the counterparty to the Shared Contract or Transferred Contract for either the Parent Seller or the Buyers to comply with their obligations under Clause 11.19, until the applicable Cut-off Date:

(a)	the Parent Seller or the Buyers (as the case may be) shall use reasonable endeavours to obtain that Authorisation; and
(b)

until that Authorisation is obtained, the Parent Seller and the Buyers shall use reasonable endeavours to achieve an alternative solution by which the benefit (subject to the burden) of the Relevant Part of the Shared Contract or the whole of a Transferred Contract can be enjoyed by the Group Members or member of the Sellers’ Group (as the case may be), provided that the neither the Buyers nor any Group Member, in the case of a Target Shared Contract or the Mutual Shared Contract, nor the Parent Seller and the other members of the Sellers’ Group, in the case of a Seller Shared Contract, the Mutual Shared Contract or the Transferred Contracts shall be required to make any commitment, incur any liability or make any payment for that purpose.

11.21

The Buyers shall, and shall procure that the other members of the Buyers’ Group shall, provide any information and assistance requested by the Parent Seller, any other member of the Sellers’ Group or any counterparty to a Seller Shared Contract, the Mutual Shared Contract and the Transferred Contract in connection with the matters contemplated by Clauses 11.17 to 11.20 (inclusive), but only to the extent that such information is reasonably necessary and is in the possession of, or within the control of, or otherwise available to, the Buyers or any member of the Buyers’ Group.

11.22

The Parent Seller shall, and shall procure that the other members of the Sellers’ Group shall, provide any information and assistance requested by the Buyers, any other member of the Buyers’ Group or any counterparty to a Target Shared Contract and the Mutual Shared Contract in connection with the matters contemplated by Clauses 11.17 to 11.20 (inclusive), but only to the extent that such information is in the possession of, or within the control of, or otherwise available to, the Parent Seller or any member of the Sellers’ Group.

11.23	The Buyers shall:
(a)

with effect from Completion, procure the performance by the relevant Group Members of any obligations of: (i) the Parent Seller (or member of the Sellers’ Group, as applicable) under the Relevant Part of the Seller Shared Contracts or pursuant to any Transferred Contract; and (ii) the relevant Group Members under the Mutual Shared Contract; and

(b)

procure that the other members of the Buyers’ Group shall provide any information and assistance requested by the Parent Seller, any other member of the Sellers’ Group or any counterparty to a Seller Shared Contract, Transferred Contract or Mutual Shared Contract in connection with the matters contemplated by Clauses 11.17 to 11.22 (inclusive), but only to the extent that such information is in the possession of, or within the control of, or otherwise available to, the Buyers or any member of the Buyers’ Group.

11.24	The Parent Seller shall:
(a)

procure the performance by the relevant members of the Sellers’ Group of any obligations of: (i) each Group Member, as applicable, under the Relevant Part of the Target Shared Contracts; and (ii) the Sellers’ Group under the Mutual Shared Contract; and

(b)

procure that the other members of the Sellers’ Group shall provide any information and assistance requested by the Buyers, any other member of the Buyers’ Group or any counterparty to a Target Shared Contract or Mutual Shared Contract in connection with the matters contemplated by Clauses 11.17 to 11.22 (inclusive), but only to the extent that such information is in the possession of, or within the control of, or otherwise available to, the Parent Seller or any member of the Sellers’ Group.

Authorisations

11.25

The Parent Seller and the other members of the Sellers’ Group shall not be required to procure any Authorisation, or to comply with any of its or their obligations under Clauses 11.17 to 11.20 (inclusive), to the extent that this would require the Parent Seller or any other member of the Sellers’ Group to:

(a)

modify, amend or otherwise alter a Transferred Contract, Seller Shared Contract or the Mutual Shared Contract (or any other contract or arrangement to which a member of the Sellers’ Group is a party) in a manner that is, in the Parent Seller’s opinion, detrimental to any member of the Sellers’ Group;

(b)	renew or extend any Seller Shared Contract or a Transferred Contract;
(c)	incur or pay any fees, costs and/or expenses that are, in the Parent Seller’s opinion, excessive or unreasonable;
(d)

enter into any agreement, or provide any undertaking or other commitment, to secure an Authorisation if, in the Parent Seller’s opinion, the terms thereof are unreasonable or detrimental to any member of the Sellers’ Group; or

(e)	commence or pursue any legal action or proceedings against any person.
11.26

The Buyers and the other members of the Buyers’ Group shall not be required to procure any Authorisation, or to comply with any of its or their obligations under Clauses 11.17 to 11.20 (inclusive), to the extent that this would require the Buyers or any other member of the Buyers’ Group to:

(a)

modify, amend or otherwise alter a Target Shared Contract or the Mutual Shared Contract (or any other contract or arrangement to which a member of the Buyers’ Group is a party) in a manner that is, in the Buyers’ opinion, detrimental to any member of the Sellers’ Group;

(b)	renew or extend any Target Shared Contract;
(c)	incur or pay any fees, costs and/or expenses that are, in the Buyers’ opinion, excessive or unreasonable;
(d)

enter into any agreement, or provide any undertaking or other commitment, to secure an Authorisation if, in the Buyers’ opinion, the terms thereof are unreasonable or detrimental to any member of the Buyers’ Group; or

(e)	commence or pursue any legal action or proceedings against any person.

Termination of arrangements between the Sellers’ Group and the Group

11.27

The parties acknowledge and agree that on and from Completion, all rights, licences, obligations and liabilities between the Sellers’ Group and the Group (including the right to use and have access to any materials, Intellectual Property or software owned by or licensed to the Sellers’ Group and shared between the Sellers’ Group and the Group) shall automatically be terminated and released, except with respect to any rights, licences, obligations and liabilities arising under:

(a)	this Deed, the Transitional Services Agreement and the other Transaction Documents;
(b)

the following documents that are ancillary to the business transfer agreement which is the subject of the Termination Deed (for the avoidance of doubt, the provisions of that business transfer agreement which are expressed to survive pursuant to the Termination Deed shall not be terminated pursuant to this Clause):

(i)	the agreement dated 31 October 2022 for the transfer of intellectual property rights from UEL UK to the UK Target; and
(ii)	the transfer dated 31 October 2022 of Towers Business Park, Wheelhouse Road, Rugeley (title number SF549377) from UEL UK to the UK Target;
(c)

the sub-contracts (and associated statements of work and purchase orders) between the UK Target and USS UK relating to support from USS UK to the UK Target in respect of three of the UK Target’s customer contracts (but excluding the cross-services agreement dated 31 October 2022 between UEL UK, the UK Target and USS UK which, for the avoidance of doubt, will be terminated and released on Completion);

(d)	the rescission and release agreement dated 2 April 2024 (but effective as of 15 January 2024) between DNE US, UEC US, UM US and Sapphire Group I53 LLC;
(e)

subject to the obligations of the Sellers’ Group in Clause 5.1 and Schedule 2, the international factoring agreement dated 8 June 2023 between, amongst others, Crédit Agricole Leasing & Factoring and EMS US and all ancillary documents relating thereto (including any security documents) (the “Factoring Agreement”);

(f)	the Intercompany Debt which shall be dealt with in accordance with the relevant provisions of this Deed;
(g)

any ordinary course trading balances outstanding between any Group Member (on the one hand) and any member of the Sellers’ Group (on the other hand), which will continue to be settled post-Completion in the ordinary course of trading;

(h)	the Cash Pooling Arrangements, which shall be dealt with in accordance with Clause 11.4;
(i)	the Sellers’ Group’s insurance policies, which shall be dealt with in accordance with Clauses 11.5 to 11.8 (inclusive);
(j)	the matters governed by Clauses 11.9 to 11.12 (inclusive), which shall be dealt with in accordance with those Clauses;
(k)	Shared Contracts and Transferred Contracts, which shall be dealt with in accordance with Clauses 11.17 to 11.26 (inclusive);
(l)	the Tax matters governed by Clause 12, which shall be dealt with in accordance with that Clause;
(m)	the IFS Assignment Deed; and
(n)

Group Commitments given by any member of the Sellers’ Group in respect of any liability or obligation of any Group Member (or vice versa), each of which shall be dealt with in accordance with Clause 13.

TSA Exit Plans

11.28

Within 20 Business Days of the date of this Deed, the Buyers shall prepare and submit to the Separation Committee (as defined below) for its approval a plan setting out the steps the relevant members of the Sellers’ Group (as the suppliers) and the relevant Group Members (as the recipient or a beneficiary of the services, as applicable) propose to take to ensure the smooth and orderly transfer of the Services (as defined in the Transitional Services Agreement) to an alternative provider or to a Group Member prior to the expiry of each applicable Service Term (as defined in the Transitional Services Agreement) including any key milestones (the “TSA Exit Plan”). The TSA Exit Plan shall also include details of the costs (including irrecoverable VAT) which will be incurred by the relevant members of the Sellers’ Group (as suppliers) in relation to discharging their obligations under the same (the “TSA Exit Costs”). Except as expressly provided in the TSA, the TSA Exit Costs shall not include: (a) Sellers’ Group’s costs and expenses to provide cooperation and assistance as reasonably requested by the Buyers in connection with the TSA Exit Plan (but, for the avoidance of doubt, any out of pocket third party costs and expenses shall be included provided they are agreed by the Buyers in writing)and (b) any costs, expenses, fees or charges incurred by any of Sellers’ Group (including those payable to any Third Party Supplier pursuant to a Third Party Agreement (each as defined in the TSA)) which are payable on termination or expiration of the applicable Services (as defined in the TSA).

11.29	Once approved in writing by the Separation Committee:
(a)

the Parent Seller shall procure that the relevant members of the Sellers’ Group and (until Completion) the relevant Group Members carry out, and with effect from Completion the Buyers shall procure that the relevant Group Members carry out, their respective obligations under the TSA Exit Plan (as applicable); and

(b)

the Buyers shall pay (or procure the payment of) the TSA Exit Costs (including, if applicable, any VAT payable in respect of the TSA Exit Costs being consideration for a supply from a member of the Sellers’ Group to a Group Member, against a valid VAT invoice in respect of the same).

Separation Committee

11.30

Within 10 Business Days of the date of this Deed, the parties will establish a separation committee (the “Separation Committee”) comprising an equal number of representatives of the Sellers’ Group (taken together), the Group Members (taken together) and the Buyers, each of sufficient seniority and expertise regarding the matters within the remit of the Separation Committee. Each of the Sellers’ Group (taken together), the Group Members (taken together) and the Buyers, may appoint and remove any of its representatives by notice in writing to the other parties. The quorum for meetings of the Separation Committee shall be one (1) representative appointed for each of the Sellers’ Group (taken together), the Group Members (taken together) and the Buyers and all decision of the Separation Committee shall be made by a simple majority of those present. For the avoidance of doubt, the Separation Committee will be a consultative body, the decisions of which will not be binding on the parties unless and until documented in writing and signed by and on behalf of the parties.

11.31	The main purposes of the Separation Committee will be to:
(a)	within 10 Business Days of the relevant submission date, review and approve (with or without amendments agreed by the Separation Committee) the TSA Exit Plan and the TSA Exit Costs;
(b)	monitor the progress of key milestones as set out in the TSA Exit Plan; and
(c)	consult with regard to any further steps or activities that may be required to separate the Business from the Sellers’ Group.
11.32	The Separation Committee will meet (in person, by telephone or video conferencing) regularly from its establishment until the later of:
(a)	the expiry of the Transitional Services Agreement; and
(b)	the date on which the Separation Committee confirms that all material obligations set out in the TSA Exit Plan are satisfied.

Loudwater property

11.33	The provisions of Schedule 7 (Loudwater Property) shall apply.

Wrong pockets

11.34	If, within 24 months after Completion:
(a)

either any member of the Buyers’ Group or any member of the Sellers’ Group discovers that it possesses any right or other asset, or is liable for any liability that, in the case of the Buyers’ Group, relates wholly or primarily to a business operated by the Seller’s Group as at Completion, or in the case of the Sellers’ Group, relates wholly or primarily to a business operated by the Buyers’ Group as at Completion, the relevant party shall transfer or cause to be transferred such right, asset or liability to the relevant other party, and such party shall accept and assume any right, asset or liability, as applicable, for no additional consideration, provided however that the foregoing shall not apply in respect of any right or other asset, or liability, that is the subject of any other provision of this Deed or any other Transaction Document (including Transferred Contracts, Shared Contracts and any agreements underlying the services provided pursuant to the Transitional Services Agreement and/or the Loudwater Facilities Services Agreements), the licences assigned under the IFS Assignment Deed, or any Tax liability; or

(b)

any member of the Buyers’ Group receives any payments in respect of a business operated by the Sellers’ Group on and with effect from Completion or any member of the Sellers’ Group receives any payments in respect of a business operated by the Buyers’ Group on and with effect from Completion, then the relevant party shall (i) to the extent permitted by law, hold such payments on trust for the appropriate other party; and (ii) promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payments to the appropriate other party (being, (a) in respect of payments received relating to a business operated by the Buyers’ Group on and with effect from Completion, the relevant member of the Buyers’ Group on and with effect from Completion and (b) in respect of payments received relating to a business operated by the Sellers’ Group on and with effect from Completion, the relevant member of the Sellers’ Group) less any Tax suffered or incurred by the relevant member of (x) the Sellers’ Group (in respect of payments received by a member of the Seller’s Group relating to a business operated by the Buyers’ Group on and with effect from Completion) or (y) the Buyers’ Group (in respect of payments received by a member of the Buyers’ Group relating to a business operated by the Sellers’ Group on and with effect from Completion).

12	TAX MATTERS

Group Relief

12.1

Subject to Clauses 12.2 and 12.3, the Parent Seller shall not, and shall procure that no member of the Sellers’ Group shall, and the Buyers shall not, and shall procure that no member of the Buyers’ Group shall (save as required by law), change, amend, revise, withdraw, revoke, cancel, or alter any claim in respect of, or surrender of, Group Relief made either by:

(a)	any member of the Sellers’ Group to, or otherwise benefitting, any Group Member; or
(b)	any Group Member to, or otherwise benefitting, any member of the Sellers’ Group,

in each case in respect of any Event occurring (or deemed to have occurred) or any period ending (or deemed to have ended) on or prior to Completion (each, a “Group Relief Surrender”). Where a Group Relief Surrender has not been made as at Completion but has been taken into account in the Completion Statement, the parties shall, and shall procure that the relevant member of the Sellers’ Group, Group Member or Buyers’ Group (as applicable) shall, co-operate with the aim of ensuring that such Group Relief Surrender is validly made within applicable time limits and that the relevant company obtains the benefit of such Group Relief Surrender. The parties undertake to act, and procure that the relevant Group Member, relevant member of the Buyers’ Group or relevant member of the Sellers’ Group (as applicable) acts, in a manner consistent with the Group Relief Surrender (including preparing and filing all Tax computations and Tax Returns in a manner consistent with the Group Relief Surrender and not amending any Tax computation and Tax Returns in a manner that would be inconsistent with the Group Relief Surrender) and does not take any step (other than the earning or accrual of any profit or loss or the agreement with HMRC that such a profit or loss has arisen where validly the case ) which would undermine the validity or effectiveness of the Group Relief Surrender.

12.2

Prior to Completion, the Parent Seller shall procure, and after Completion the Buyers shall, if so requested by the Parent Seller, procure, that the UK Target shall, in respect of any time or period falling on or prior to Completion (which for the purposes of this Clause 12 shall include any part of a period) make, give or enter into such claims, elections, surrenders, determinations, notices, consents or other applicable filings (whether unconditional or conditional, whether or not forming part of any other return or other document, whether provisional or final, including amendments to or withdrawals of earlier claims, elections, surrenders, determinations, notices, consents or other filings, whether or not made before or after Completion) in connection with accepting the surrender of Group Relief (within paragraph (a) of the definition thereof) by any member of the Sellers’ Group to the UK Target with the consideration for such surrender being an amount equal to any amount of Tax which is actually saved by the UK Target as a result of the surrender, such amount to be paid five Business Days after the later of the date on which the applicable Tax computations and returns for the relevant Group Member have been submitted to the relevant Tax Authority, and the date on which the Parent Seller has completed, signed and delivered to the UK Target or the Buyers (as applicable) all documents, elections and consents necessary to give effect to the proposed surrender of Group Relief, and, to the extent that such documents, elections and consents are required to be submitted to HMRC in order to be effective, evidence of their submission. The Parent Seller shall, to the extent available and allowable by applicable law, use all reasonable endeavours to procure that those losses of the Sellers’ Group as referred to in cell D57 at the Tab “Summary tax computation” in Data Room Document 1.11.2.2.1.2 “SMAP UK- FY23 Tax Disclosures” are surrendered to the UK Target by way of Group Relief pursuant to this Clause 12.2. If and to the extent that the benefit of any Group Relief surrendered under this Clause 12 to the UK Target is not allowed or is reduced or cancelled by HMRC, the Parent Seller shall, or shall procure that a pro rata refund (on an after-Tax basis) is made to the UK Target of the payment made. The Parent Seller shall procure that the members of the Sellers’ Group act in a manner consistent with such Group Relief Surrender (including preparing and filing all Tax computations and Tax Returns in a manner consistent with the Group Relief Surrender and not (save as required by law) amending any Tax computation and Tax Returns in a manner that would be inconsistent with the Group Relief Surrender) and does not take any step (other than the earning or accrual of any profit or loss or the agreement with HMRC that such profit or loss has arisen where validly the case) which would undermine the validity or effectiveness of the Group Relief Surrender.

12.3

Where the Parent Seller elects to take, or to require the Buyers to take, any action pursuant to Clause 12.2, the Parent Seller(prior to Completion) or the Buyers (on and with effect from Completion) shall procure that:

(a)	information and documentation, and assistance reasonably requested by the Parent Seller is provided to the Parent Seller to determine what surrenders can be made pursuant to Clause 12.2;
(b)

any claims, elections, surrenders, determinations, notices, consents or other applicable filings required to be made under Clause 12.2 shall be duly made, given, or entered into by the UK Target promptly and, in any event, within any appropriate time limits; and

(c)

the UK Target: (i) does not take any step which would undermine the validity or effectiveness of the requested action (other than the earning or accrual of any profit or loss or the agreement with HMRC that such a profit or loss has arisen where validly the case); and (ii) acts in a manner consistent with the requested action, including preparing and filing all Tax computations and Tax Returns in a manner consistent with the requested action and not amending any Tax computation and Tax Returns in a manner that would be inconsistent with the requested action (except as required by its legal obligations in respect of such Tax computations and Tax Returns).

12.4

Without prejudice to Clause 12.2 above, the Buyers shall pay to the Parent Seller an amount equivalent to any R&D expenditure credit within the meaning of Chapter 6A of Part 3 of CTA 2009 that the Buyers actually receive the benefit of after Completion in respect of expenditure incurred in any period ending on or before Completion (less any reasonable expenses of the Buyers, if any in connection with the obtaining of the R&D expenditure credits) provided that the Buyers shall, and shall procure that each Group Member shall, from Completion, use all reasonable endeavours to obtain and utilise any such R&D expenditure credits to the maximum extent allowed by law. Such payment is to be made no later than 10 Business Days after (and to the extent that) the benefit of the relevant amount of the R&D expenditure credit is received by the Buyers by way of offset against Tax otherwise payable or by payment received from HMRC and such payment shall, so far as it is able, be treatment as additional consideration payable by the Buyers to UEL UK in respect of the sale of the UK Shares to the Buyers under this Agreement.

Pre-Completion Tax Periods

12.5

The Buyers shall not, and shall cause each of its Affiliates and each Group Member not to take any voluntary action that could reasonably be expected to increase and have a retroactive effect on the Taxes of any member of the Sellers’ Group in a Pre-Completion Tax Period , including by way of carry back of any Tax items from any Tax period (or portion thereof) ending after the date of Completion to any Tax Returns that are required to be filed by or with respect to any of the Group Members on an affiliated, consolidated, combined or unitary basis with, the Sellers or any Affiliates (other than any Group Member) for a Pre-Completion Tax Period.

Transfer pricing

12.6

To the extent that as a result of the application of the transfer pricing rules set out in Part 4 of the Taxation (International and Other Provisions) Act 2010 (“TIOPA”) an adjustment is required to be made in the corporation tax return of: (i) any Group Member or (ii) any member of the Sellers’ Group, in either case in respect of transactions, or series of transactions, between a Group Member and any member of the Sellers’ Group before Completion (a “Transfer Pricing Adjustment”) Clause 12.7 and 12.8 (as applicable) shall apply.

12.7

Where this Clause applies and a member of the Sellers’ Group is the “disadvantaged person” (a defined in section 174(1)(b) of TIOPA), the Parent Seller shall procure that the relevant member of the Sellers’ Group shall:

(a)	make a claim under section 174 TIOPA for a compensating adjustment in the fullest amount possible (a “Seller Compensating Adjustment”); and
(b)

make a balancing payment (as defined in section 195 TIOPA) to the relevant Group Member that is the “advantaged person” (as defined in section 174(1)(a) TIOPA) equal to the amount of corporation tax saved by the disadvantaged person as a result of any compensating adjustment under section 174 TIOPA as required by Clause 12.7(a) (a “Seller Balancing Payment”).

12.8	Where this Clause applies and a Group Member is the “disadvantaged person” (as defined in section 174(1)(b) of TIOPA), the Buyers shall, and shall procure that the relevant Group Member shall:
(a)	make a claim under section 174 TIOPA for a compensating adjustment in the fullest amount possible (a “Target Compensating Adjustment”); and

(b)

make a balancing payment (as defined in section 195 TIOPA) to the relevant member of the Sellers’ Group that is the “advantaged person” (as defined in section 174(1)(a) TIOPA) equal to the amount of corporation tax saved by the disadvantaged person as a result of any compensating adjustment under section 174 TIOPA as required by Clause 12.8(a)(a “Target Balancing Payment”).

12.9	The Buyers and the Parent Seller agree:
(a)

to consult fully with each other in relation to the matters detailed in Clauses 12.7 and 12.8, providing such information and assistance as they may respectively require for the purposes of giving effect to such Clauses; and

(b)

that, in respect of any Transfer Pricing Adjustment which could result in either a Seller Compensating Adjustment or a Target Compensating Adjustment, they each shall take, and shall procure that there are taken, such steps (including claims, elections, consents, or otherwise) as the other party may reasonably request to claim the benefit of the Seller Compensating Adjustment or Target Compensating Adjustment (as applicable), and shall keep the other party fully informed of the progress of such steps (including providing it with copies of all relevant correspondence and documentation (where it would be reasonable to do so)).

12.10

Payment of the sum determined in accordance with Clause 12.7 and 12.8, will be made to the relevant Group Member or member of the Sellers’ Group that is the advantaged person five Business Days before the date on which the corporation tax liability of the disadvantaged person falls due or, but for the adjustment, would fall due for payment.

US Tax elections and matters

12.11

The Buyers and Sellers covenant and agree to make a timely and valid election pursuant to Section 338(h)(10) of the US Code (and any comparable election under any applicable state law) in connection with the acquisition of each of the US Targets pursuant to this Deed (the “Section 338(h)(10) Elections”), to execute and file any and all documents in connection with the Section 338(h)(10) Elections (including without limitation IRS Forms 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases), and to take any action as is necessary to effectuate the Section 338(h)(10) Elections in accordance with this Clause 12.11. The Sellers shall include any income, gain, loss or other Tax items resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable law.

12.12

Within ninety (90) days after the Completion Statement is finalized, the Sellers shall provide the Buyers with a statement reflecting the allocation of the Consideration (and other relevant amounts for U.S. federal income Tax purposes) that is allocated to each of the US Targets pursuant to Clause 3.10 among the assets of the relevant US Target in accordance with Section 338 of the US Code and the US Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”) for the Buyers’ review and comment. For the purposes of the Section 338(h)(10) Elections, the parties agree that, subject to any required proportionate adjustments to the Closing Consideration following Completion to the extent applicable pursuant to Clause 3.8, $259,000,000 of the Closing Consideration shall be attributable to the UK Target and the balance shall be attributable to the US Targets. The Buyers shall have thirty (30) days to review the Purchase Price Allocation and provide written comments thereto, and the Buyers and the Sellers shall negotiate in good faith to resolve all such comments. If the Buyers do not provide any comments to the Purchase Price Allocation, or if all such comments are resolved  between the parties, the Purchase Price Allocation, (as revised pursuant to the foregoing sentence, if applicable), shall be final and binding on the Parties for all Tax purposes and (i) the Parties shall take no Tax position (whether in audits, Tax Returns or otherwise) contrary thereto or inconsistent therewith and (ii) any subsequent adjustments to the Consideration shall be reflected in amendments to the Purchase Price Allocation and in accordance therewith.    In the event that the Parties fail to mutually resolve any disputes regarding the Purchase Price Allocation following such good faith attempts, each Party shall be entitled to take its own reporting position with respect to the allocation of amounts among the assets of the US Targets, which, for the avoidance of doubt, shall not be binding on the other Party.

12.13	The parties agree that:
(a)	to the extent permitted or required under applicable law, to treat the Completion Date as the last day of the taxable period of the US Targets;
(b)

that the US Seller Combined Tax Return for the year of the Completion Date will include the income of the US Targets up to and including the Completion Date on a closing of the books basis pursuant to US Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1); and

(c)

any extraordinary transactions taken by the Buyers or any member of the Buyers’ Group or any of their respective Affiliates (including, for the avoidance of doubt, any Group Member) on the Completion Date after Completion and not contemplated by the terms of the Transaction Documents will be allocated pursuant to the “next day” rule under US Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) to the Tax Return for the Tax period beginning on the day after the date of Completion.

12.14

Notwithstanding anything to the contrary in this Deed or the Tax Deed, neither the Buyers nor any member of the Buyers’ Group shall be entitled to review, comment on, or to participate in, the preparation and filing of an US Seller Combined Tax Return or the defence of conduct of any Tax audit, claim or other proceeding with respect to any US Seller Combined Tax Return; provided that the Parent Seller shall ensure that no tax positions or elections are inconsistent with the calculation of any tax liability included in the Completion Statement or the Net Working Capital calculations to the extent that such tax position or elections would be reasonably likely to result in an additional or increased liability to Tax of the Buyer or any Group Member following Completion.

12.15

For a period of seven years following Completion, the Parent Seller and the Buyers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any Group Member as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Tax, the preparation for, or the prosecution or defense of, any audit or other proceeding related to Tax and all other Tax matters relating to such Group Member, provided, however, that notwithstanding anything to the contrary in this Deed, in no event shall (i) the Parent Seller be required to provide the Buyers or any Group Member with any US Seller Combined Tax Return or (ii) the Buyers be required to provide the Parent Seller with any Tax Return that includes any Buyers Group Company other than the Group Companies. The Buyers agree that they shall, for a period of seven years following Completion, preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Group Members relating to any Tax with respect to any Pre-Completion Tax Period and in the possession of the Buyers or their Affiliates.

12.16

Any tax-sharing agreement amongst the US Seller Group that includes a Group Member shall be terminated as of the Completion Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year) and no Group Member shall have any obligations thereunder following such termination.

12.17

If and to the extent that the filing deadline or, if earlier, the intended submission date for a Pre-Completion Return of the UK Target is due to occur before Completion, the Parent Seller shall (at the reasonable cost and expense of the UK Buyer) procure that the UK Buyer is provided with drafts of any such Pre-Completion Return (including, to the extent not already included, drafts of any claims, and related computations, for any R&D expenditure credit within the meaning of Chapter 6A of Part 3 of CTA 2009 and details of any proposed Group Relief Surrender to or from the UK Target) at least 20 Business Days before such filing deadline or intended submission date (as applicable), and the Parent Seller shall procure that such Pre-Completion Return is filed on or before the filing deadline or, if earlier, the intended submission date. The Parent Seller shall (at the reasonable cost and expense of the UK Buyer) procure that the UK Buyer is provided with such reasonable information and assistance as it may reasonably request in writing and which is necessary in order for the UK Buyer to review, within a reasonable time prior to the filing deadline or intended submission date (as applicable), any draft Pre-Completion Returns of the UK Target provided to it pursuant to this Clause 12.17.

13	NO RECOURSE AGAINST ADVENT RELATED PERSONS

Notwithstanding anything that may be expressed or implied in this Deed, the Buyers acknowledge and agree:

(a)

no recourse under this Deed or other Transaction Document may be had against any director, officer, agent or employee of the Parent Seller, any direct or indirect holder of any equity interests or securities of the Parent Seller (whether such holder is a limited or general partner, member, shareholder or otherwise), any Affiliate of the Parent Seller, any Sponsor Entity or any direct or indirect director, officer, employee, partner, Affiliate, member, agent, controlling person or representative of any of the foregoing (each such person or entity, an “Advent Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding (including, for the avoidance of doubt, through attempted piercing of the corporate, limited partnership or limited liability company veil or any insolvency proceeding), or by virtue of any statute, regulation or other applicable law; and

(b)

no liability whatsoever will attach to, be imposed on or otherwise be incurred by any Advent Related Person under this Deed or any other Transaction Document or with the transactions contemplated by this Deed or any other Transaction Document or for any claim based on, in respect of or by reason of such obligations or by their creation, notwithstanding that a Buyers may be a partnership, limited partnership or limited liability company, provided however that this Clause 13 shall not under any circumstances limit or impact any right(s) the Buyers have, or may have, under the Transaction Documents against the Parent Seller or any other member of the Sellers’ Group to the extent it is a party to any such Transaction Document.

14	GUARANTEES AND INDEMNITIES
14.1

The Parent Seller shall procure that on Completion each Group Member is released from all guarantees, letters of comfort, indemnities or any other obligation akin to the foregoing (together, “Group Commitments”) excluding those given under the Factoring Agreement, given by that Group Member in respect of any liability or obligation of any member of the Sellers’ Group, and, with effect from Completion, pending such release the Parent Seller shall indemnify that Group Member against all liabilities arising under all those Group Commitments (including those given under the Factoring Agreement).

14.2

The Buyers shall procure that on Completion the Parent Seller and each member of the Sellers’ Group is released from all Group Commitments excluding those given under the Factoring Agreement, given by the Parent Seller or any member of the Sellers’ Group in respect of any liability or obligation of any Group Member, and, with effect from Completion, pending such release, the Buyers shall indemnify the Parent Seller and the Sellers’ Group against all liabilities arising under all those Group Commitments (including those given under the Factoring Agreement).

14.3

To the extent that, following Completion, any Group Member has not been released from all Group Commitments given by that Group Member in respect of any liability or obligation of any member of the Sellers’ Group:

(a)

the Parent Seller shall procure that the relevant Group Member is released from all such Group Commitments other than those given under the Factoring Agreement as soon as reasonably practicable after Completion; and

(b)

until such release is effective and/or for so long as the Factoring Agreement is in place in respect of EMS US, the Parent Seller shall indemnify the relevant Group Member on an after-Tax basis against all liabilities arising under all those Group Commitments (including those given under the Factoring Agreement).

14.4

To the extent that, following Completion, the Parent Seller or any member of the Sellers’ Group (as applicable) has not been released from all Group Commitments given by the Parent Seller or any member of the Sellers’ Group (as applicable) in respect of any liability or obligation of any Group Member:

(a)

the Buyers shall procure that the Parent Seller or any member of the Sellers’ Group (as applicable) is released from all such Group Commitments other than the Factoring Agreement as soon as reasonably practicable after Completion; and

(b)

until such release is effective and/or for so long as the Factoring Agreement is in place in respect of EMS US, the Buyers shall indemnify the Parent Seller and the relevant member of the Sellers’ Group (as applicable) on an after-Tax basis against all liabilities arising under all those Group Commitments (including those given under the Factoring Agreement).

15	CONFIDENTIALITY AND ANNOUNCEMENTS
15.1

Subject to Clause 15.3, each party shall treat as strictly confidential and shall not disclose (whether by public announcement or otherwise) all or any information received or obtained as a result of entering into or performing this Deed or any other Transaction Document which relates to:

(a)	the subject matter, contents and provisions of this Deed or any other Transaction Document;
(b)	the negotiations relating to this Deed or any other Transaction Document; or
(c)	the other parties (or their Affiliates),

((a) to (c) together being “Confidential Information”) without the prior written consent of each other party.

15.2

Other than in the circumstances set out in Clause 15.3(d) or 15.3(f), the only public announcements about this Deed or the Transaction or the subject matter of, or any matter referred to in, this Deed or any other Transaction Document (including any consideration payable) shall be made pursuant to the Announcements.

15.3	Clause 15.1 does not apply to disclosure of Confidential Information:
(a)	made public by publication of the Announcements;
(b)	to a director, officer or employee of a party or an Affiliate of that party or of a Group Member whose function requires them to have the Confidential Information;
(c)	by the Parent Seller to each Seller and such Seller’s directors, officer or employees to the extent their function requires them to have the Confidential Information;
(d)

to the extent that it is required to be disclosed by applicable law, regulation, court order, Governmental Entity (including any agreement or undertaking entered into therewith) or the rules of any stock exchange to which a party or any of its Affiliates is subject, provided that the disclosure shall: (i) be made in accordance with the UK Undertakings (to the extent applicable); and (ii) so far as is practicable and lawful be made after consultation with the other parties;

(e)	to an adviser, agent or auditor provided that such disclosure is reasonably necessary in connection with their engagement and is subject to customary confidentiality obligations;
(f)

made on a confidential basis to lending banks or other funding parties or prospective funding (whether debt or equity) parties of the Buyers, or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, financing arrangements with the Buyers, or to any of their respective professional advisers, in each case provided that such funding is being provided a relation to the Transaction;

(g)	to any Tax Authority to the extent reasonably required for the purposes of the Tax affairs of the relevant party or any of its Affiliates; or
(h)	by the Parent Seller to the Sponsor Entity or the direct or indirect investors therein to the extent reasonably necessary.
15.4

The Buyers shall ensure that the redacted due diligence report relating to the UK Material Contracts referred to in paragraph 6(b) of Schedule 3 (Warranties) is not copied and is not disclosed by or on behalf of the Buyers to any person other than an Authorised Recipient.

16	ASSIGNMENT

No party may assign, transfer, charge, subcontract or otherwise deal with all or any of its rights, benefits or obligations under this Deed without the prior written consent of each other party, save that the Buyers may charge and/or assign the benefit of the whole or any part of this Deed to

(a)

any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyers of their obligations under this Deed; or

(b)	any member of the Buyers’ Group,

provided that in each case the Parent Sellers’ liability shall not be increased, and either (i) the Buyers shall not be relieved of their obligations as a result thereof or (ii) the guarantee provided for at Clause 10 has been extended to cover the obligations of the assignee pursuant to a deed executed and delivered by the Guarantor which is reasonably satisfactory to the Parent Seller in which case the Buyers shall be relieved of their obligations.

17	ENTIRE AGREEMENT
17.1

This Deed and the other Transaction Documents together constitute the entire agreement and understanding of the parties relating to their subject matter and supersede any previous agreement between the parties (whether written or oral) relating to such subject matter.

17.2

Each of the parties acknowledges and agrees that, in entering into this Deed and the other Transaction Documents, it does not rely on, nor has been induced to enter into this Deed and/or the other Transaction Documents, and will have no remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision (whether negligently or innocently made) of any person (whether a party or not) other than as expressly set out in this Deed or another Transaction Document.

17.3	Save as expressly set out in this Deed or another Transaction Document:
(a)

the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Deed or another Transaction Document shall be for breach of this Deed or that Transaction

Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) to the fullest extent possible;

(b)

the Buyers acknowledge and agree that neither the Buyers nor any member of the Buyers’ Group will have any right or remedy against the Parent Seller or any member of the Sellers’ Group in respect of any matter related to any Group Member or the Transaction other than (in each case) as expressly set out in this Deed or another Transaction Document, and hereby waives (and will procure that each Group Member waives) any rights, remedies, causes of action or recourse it may have or purport to have against the Parent Seller or any member of the Sellers’ Group under the law of any jurisdiction or otherwise;

(c)

in respect of any breach of this Deed or another Transaction Document, the only remedy shall be a claim for damages and/or specific performance and/or an injunction and/or any other form of equitable relief, in respect of such breach; and

(d)

save as expressly set out in this Deed or another Transaction Document, no party shall be entitled to rescind, repudiate or terminate this Deed or that Transaction Document in any circumstances whatsoever at any time and each party irrevocably and unconditionally waives any rights of rescission, repudiation or termination it may have.

17.4

Nothing in this Clause 17 shall exclude or limit the liability of a party to the extent that such liability arises or is increased as a direct result of that party’s own fraud or fraudulent misrepresentation.

18	GENERAL

Paying agent

18.1	All Closing Consideration (or an adjustment thereto) payable under this Deed to or by the Parent Seller shall be paid to or by it as paying agent for and on behalf of the relevant Seller.

Amounts payable by Parent Seller

18.2	In relation to any amounts payable under or in respect of this Deed by the Parent Seller, the Parent Seller may, at its sole discretion, procure that such amount is paid by the relevant Seller.

Illegality and severance

18.3

If a provision of this Deed is held to be illegal, invalid or unenforceable, in whole or in part, in any relevant jurisdiction, the legality, validity and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

Variation

18.4	Any variation or amendment of this Deed will be effective only if it is in writing and signed by or on behalf of each of the parties.

Waiver

18.5

A delay in exercising, or failure to exercise, any right or remedy under this Deed does not constitute a waiver of such or other rights or remedies nor will operate so as to bar the exercise or enforcement thereof nor will be treated as an affirmation of this Deed. No single or partial exercise of any right or remedy under this Deed will prevent further or other exercise of such or other rights or remedies.

Further assurance

18.6

For a period of twelve months after Completion, the Parent Seller agrees (at its own costs) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) any document that may be required by applicable law or as the Buyers may reasonably require to implement and give effect to this Deed or any of the Transaction Documents and in particular for the purpose of transferring the full legal and beneficial ownership of the Shares to the Buyers.

Costs

18.7

Subject to Clause 11.29, each party will pay its own fees, costs and expenses arising from the negotiation, preparation and implementation of this Deed, including the fees and disbursements of their respective legal, accountancy and other advisers.

18.8

Following Completion, the Buyers shall promptly pay all stamp and other documentary or transaction duties or other transfer Taxes and filing fees (including any interest or penalties thereon and including fulfilling any administrative or reporting obligation imposed by any relevant jurisdiction in connection with the payment of such duties or Taxes) arising as a result of or in connection with this Deed (including satisfying the Conditions) or its completion and the other Transaction Documents.

Rights of third parties

18.9	A person who is not a party has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Deed, provided that:
(a)	Clause 7.1 shall be enforceable by each Affiliate of the Parent Seller and their respective duly authorised agents (including auditors, accountants and other professional advisers);
(b)	Clause 7.12 shall be enforceable by each Resigning Director;
(c)	Clauses 14.1 and 14.3 shall be enforceable by each relevant Group Member;
(d)	Clauses 9.12, 14.2 and 14.4 shall be enforceable by each relevant member of the Sellers’ Group; and
(e)	Clause 13 shall be enforceable by each Advent Related Person,

in each case subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the Contracts (Rights of Third Parties) Act 1999, this Deed may be varied or amended without the consent or agreement of any person who is not a party to this Deed.

Effect of Completion

18.10	Except to the extent that they have been performed and except where the Deed provides otherwise, provisions of this Deed will remain in force after each Completion.

Counterparts

18.11

This Deed may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Deed, but all the counterparts will together constitute one and the same agreement. No counterpart will be effective until each party has executed at least one part or counterpart.

Notices

18.12

A notice or other communication given under this Deed will be in writing and signed by or on behalf of the person giving it and will be served by delivering it to the party due to receive it at the address or email address (provided that if it is sent by email it must also be copied to the address) set out in Clause 18.13 and will be deemed to have been delivered in accordance with Clause 18.14.

18.13	The parties’ addresses and email addresses for the purposes of this Deed are:

Parent Seller

Ultra Electronics Holdings Limited

Scott House
Suite 1 The Concourse
Waterloo Station
London SE1 7LY
Attn: Sven Lewis and Graham Kirk
Email: Sven.Lewis@ultra-electronics.com and Graham.Kirk@ultra-electronics.com with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London EC4A 1AY
Attn: Lewis Blakey

Email : Lewis.Blakey@weil.com

and

Buyers

c/o ESCO Technologies Inc.,

9900A Clayton Road

St. Louis,

MO 63124;

Attention: General Counsel

E-mail: legalnotices@escotechnologies.com

with a copy (which shall not constitute notice) to:

BCLP
Governors House,

5 Laurence Pountney Hill,

London

EC4R 0BR

Attn: Fred Bartelsmeyer and Andrew Hart

Email: fred.bartelsmeyer@bclplaw.com and to andrew.hart@bclplaw.com

Guarantor

ESCO Technologies Inc.,

9900A Clayton Road

St. Louis,

MO 63124;

Attention: General Counsel

E-mail: legalnotices@escotechnologies.com

with a copy (which shall not constitute notice) to:

BCLP

Governors House,

5 Laurence Pountney Hill,

London

EC4R 0BR

Attn: Fred Bartelsmeyer and Andrew Hart

Email: fred.bartelsmeyer@bclplaw.com and to andrew.hart@bclplaw.com or such other address or email address as the relevant party notifies to the other parties, which change of address will only take effect if delivered and received in accordance with Clauses 18.12 to 18.14 (inclusive).

18.14	A notice so addressed will be deemed to have been received:
(a)	if personally delivered, at the time delivery;
(b)	if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;
(c)	if sent by registered air-mail, five Business Days after the date of posting to the relevant address; and
(d)

if sent by email, on completion of sending of the email by the sender, save that if the sender receives an automated “undeliverable” response such notice will be deemed not to have been delivered and that if such notice of communication is received after the end of normal working hours (and “normal working hours” will be deemed to be 8.30 a.m. to 5.30 p.m. on any Business Day in the country of the recipient), such notice or communication will be deemed to have been received on the next Business Day.

Service of process

18.15

The US Buyer and the Guarantor agree that the process by which any proceedings are begun in England may be served on it by being delivered to ESCO Maritime Solutions Ltd at Third Floor One London Square, Cross Lanes, Guildford, Surrey, United Kingdom, GU1 1UN.

18.16

If the appointment of any person referred to in Clauses 18.15 as the process agent of a party ceases to be effective or such person ceases for any reason to act as process agent for the relevant party, that party will immediately appoint a replacement process agent and notify the other parties of the change in accordance with Clauses 18.12 to 18.14 (inclusive).

18.17	Clauses 18.15 to 18.16 (inclusive) do not affect any right to serve process in any other manner permitted by law.

Governing Law and Jurisdiction

18.18	This Deed and all matters (including any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, the laws of England.
18.19

Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in such courts on the ground of venue or that proceedings have brought in an inconvenient forum or on any other ground.

THIS DEED IS EXECUTED AND DELIVERED ON THE DATE SHOWN ON THE FRONT OF THIS DEED.

SCHEDULE 1

PART A

THE SELLERS AND THE SHARES

(1) Seller	(2) Shares	(3) Base Consideration Allocation[1]
Ultra Electronics Limited	1 Ordinary Share of £1.00 in the capital of the UK Target	$259,000,000
Ultra Electronics Connecticut LLC	1,000 of $0.01 each in the capital of Measurement Systems US	$291,000,000
Ultra Maritime LLC	100 of $1.00 each in the capital of EMS US
Ultra Maritime LLC	750 of $0.01 each in the capital of DNE US

[1]	Note: The Base Consideration Allocation split between the US Targets and the Net Working Capital split between the UK Target and each US Targets shall be determined between signing and completion.

PART B

THE COMPANIES

Ultra PMES Limited
1.	Registered number:	14362178
2.	Date of incorporation:	16 September 2022
3.	Place of incorporation:	England and Wales
4.	Registered office address:	Towers Business Park, Wheelhouse Road, Rugeley, Staffordshire, United Kingdom, WS15 1UZ
5.	Type of company:	Private limited company
6.	Issued share capital:	One ordinary share of £1
7.	Shareholder(s)	Ultra Electronics Limited
8.	Directors:	Nick Hine Brett Holtom Shonnel Malani Mark Sclater
9.	Secretary:	N/A
10.	Accounting reference date:	31 December

Measurement Systems, Inc.
1.	Registered number:	2644464
2.	Date of incorporation:	17 July 1996
3.	Place of incorporation:	State of Delaware
4.	Registered office address:	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801
5.	Type of company:	Corporation
6.	Issued share capital:	1,000
7.	Shareholder(s)	Ultra Electronics Connecticut LLC
8.	Directors:	Carlo Zaffanella Marcus Onvani
9.	Officers:	President: Peter Crawford Treasurer: Brian Alderson Secretary: Danielle Willard

EMS Development Corporation
1.	Registered number:	324983
2.	Date of incorporation:	6 March 1972
3.	Place of incorporation:	State of New York
4.	Registered office address:	28 Liberty Street, New York, NY 10005
5.	Type of company:	Corporation
6.	Issued share capital:	100
7.	Shareholder(s)	Ultra Maritime LLC
8.	Directors:	Carlo Zaffanella Marcus Onvani
9.	Officers:	President: Peter Crawford Treasurer: Brian Alderson Secretary: Danielle Willard

DNE Technologies, Inc.
1.	Registered number:	704727
2.	Date of incorporation:	5 March 1969
3.	Place of incorporation:	State of Delaware
4.	Registered office address:	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801
5.	Type of company:	Corporation
6.	Issued share capital:	750
7.	Shareholder(s)	Ultra Maritime LLC
8.	Directors:	Carlo Zaffanella Marcus Onvani
9.	Officers:	President: Peter Crawford Treasurer: Brian Alderson Secretary: Danielle Willard

SCHEDULE 2

RESERVED MATTERS

1	Alter in a material way any of its constitutional documents.
2	Pass a shareholders’ resolution otherwise than as required by the terms of this Deed.
3	Allot, issue, acquire, reduce, repay or redeem any shares or other securities or grant to any person any option or right to call for the issue of any shares or other securities.
4	Other than as permitted in the Transaction Documents, recommend, declare, make or pay a dividend or other distribution to the Sellers.
5	Capitalise any reserves, or reduce any amount standing to the credit of the share premium account or capital redemption or other reserve.
6

Other than (i) as provided for in the Business Plan, (ii) in the ordinary course of the Group’s business, or (iii) in respect of intra-Group transactions, not acquire or dispose of, or agree to acquire or dispose of, an asset with a value in excess of $500,000 or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) in an amount in excess of $500,000, in each case exclusive of VAT.

7	Other than as provided for in the Business Plan, enter into any agreement or incur any commitment involving capital expenditure (other than ordinary course maintenance capital expenditure):

(a)in excess of $500,000 for each individual commitment; and

(b)	which, together with all other capital commitments entered into between the date of this Deed and Completion, exceeds $1,000,000,

in each case exclusive of VAT.

8

Other than in the ordinary course of business, make a loan or advance (other than a deposit of money with an authorized institution under the Banking Act 1987 (or equivalent), or normal trade credit) or give a guarantee or indemnity to secure another person’s (but excluding a Group Member’s) obligations, to a person (including any loan or advance to a person connected with that person).

9

Other than in the ordinary course of business, borrow any money or obtain credit (other than normal trade credit) exceeding $500,000 or grant any new Encumbrance over the assets of any Group Company (save as directly contemplated under this Agreement or otherwise in the ordinary course of business).

10	Make any material change to the debt collection or creditor payment policies of the Group.
11	Make any material change to the nature or geographical area of its Business.
12	Dispose of all or a substantial part of its assets and/or business.
13	Enter into any contract, agreement or undertaking with the Parent Seller, the Sellers or an Affiliate of the Sellers other than at fair market value.
14	Commence or settle any litigation or arbitration proceedings where financial exposure of the Group is in excess of $500,000.

15

Reduce or terminate such insurance policies as are normally maintained by the Group, other than specifically in connection with any annual or scheduled renewal of a policy or where terminating or reducing such policy is consistent with the ordinary course past practice followed by the Group.

16	Make any change to its method of accounting or any audit practices or change its accounting date, other than any change required by law or IFRS.
17

Make, change or revoke any Tax election, enter into a settlement or compromise with any Tax Authority with respect to any Tax liability, enter into or amend any agreement relating to Group Relief (except as otherwise permitted under Clauses 12.1 to 12.3 (inclusive)), or amend any Tax Return or file a Tax Return that is not prepared in accordance with past practice (and, in the case of any Pre-Completion Return of the UK Target in respect of which the filing deadline is due to occur before Completion, file such Pre-Completion Return that is not prepared broadly in accordance with the Data Room Document 1.11.2.2.1.2 “SMAP UK- FY23 Tax Disclosures”).

18

Make any variation in the terms of engagement (including remuneration) of any Senior Employee otherwise than in the ordinary course and consistent with past practice or as reflected in the Business Plan.

19	Terminate the employment (other than any termination in circumstances entitling the relevant Group Member to lawfully and summarily dismiss or dismiss without cause or notice) of any Senior Employee.
20	Engage any person whose base salary would be $150,000 or higher, or $250,000 or higher other than to replace a departed or departing employee.
21

Dispose of any interest or grant any right or any Lease in respect of the Properties or acquire any interest in real estate; create, grant or issue any Encumbrance over any of the Properties; or vary the terms on which it holds any of the Properties; or negotiate, agree or settle any review of rent in respect of any Lease, in each case except in the ordinary course of business (other than as contemplated in the Transaction Documents);

22

Recognize any trade union or other labour organization as the bargaining representative of any employees in the United States, or enter into any Contract with a trade union or other labour organization in the United States, except upon thirty (30) days’ written notice to the Buyers.

23	Enter into any joint venture or partnership with any person.
24	In respect of services obtained outside of the Sellers’ Group, receive any such service otherwise than at market value.
25	Acquire or dispose of any shares or any other interest in any Group Member or any other body corporate.
26

Incur any material capital expenditure which is not contemplated under the Business Plan in excess of: (i) $500,000; or (ii) which, together with all the other unbudgeted capital commitments entered into between the date of this Deed and Completion exceeds $1,000,000 in aggregate.

27

Do any act or enter into any arrangement that may result in any Group Member being either resident for tax purposes in a jurisdiction other than its country of incorporation or subject to tax in such a jurisdiction.

28

Modify or amend, voluntarily terminate (other than expirations in accordance with its terms) or cancel, or accelerate or grant any waiver or release or assign any rights or claims under, any Material Contract, except in each case in the ordinary course of business.

29

Enter into or renew (other than renewals at the option of the counterparty thereto) any contract that if in effect on the date hereof would be a Material Contract, except in the ordinary course of business or as contemplated under the Business Plan, provided that doing so does not or may not result in any material detrimental change in the nature or scope of the operations of any Group Member.

30

Materially fail to pay any trade payables and other short-term liabilities in the ordinary course of business, except: (i) to the extent the validity or amount of any such payables and other liabilities is disputed in good faith; or (ii) fail to attempt to collect receivables in the ordinary course of business.

31	Enter into any contract, agreement or arrangement with a third party who:
(a)	is a party who is sanctioned in accordance with:
(A)	the comprehensive economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control;
(B)

applicable sanctions list maintained by the United States Treasury Department’s Office of Foreign Assets Control (including the list of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications List);

(C)	applicable sanctions list maintained by the European Union, including the Consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the Commission; or
(D)	applicable sanctions list maintained by the United Kingdom, including the Consolidated List Of Financial Sanctions Targets maintained by HM Treasury’s Office for Financial Sanctions Implementation; or
(b)

operates or provides services within prohibited countries or territories targeted by economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control.

32	Make any proposal for the voluntary winding up or voluntary liquidation of any Group Member.
33	Agree, conditionally or otherwise to do any of the matters set out above in this Schedule 2.

SCHEDULE 3

WARRANTIES

1	CAPACITY AND AUTHORITY
(a)

The Parent Seller and the Sellers have the power and authority required, and have obtained or satisfied all corporate or regulatory approvals or other conditions necessary, to enter into this Deed and each of the Transaction Documents to which they are party and, subject to satisfaction of the Conditions, to perform fully their obligations under this Deed and the Transaction Documents to which they are party in accordance with their respective terms.

(b)

The entry into, and the implementation of the transactions contemplated by, this Deed and each of the Transaction Documents by the Parent Seller or the Sellers will not result in a violation or breach of any provision of the memorandum and articles of association or equivalent constitutional documents or the limited liability company agreement (or similar operating agreement) of the Parent Seller or the Sellers; or a material breach of, or give rise to a material default under, any contract or other instrument to which the Parent Seller or the Sellers are a party or by which they are bound.

(c)

This Deed and each of the Transaction Documents to be entered into by Parent Seller or a Seller constitutes valid and legally binding obligations of the Parent Seller or such Seller (as the case may be) enforceable in accordance with their respective terms.

(d)	No Insolvency Event has occurred in relation to the Parent Seller or the Sellers.
2	SHARES AND SHARE CAPITAL
(a)

UEL UK is the sole legal and beneficial owner of the UK Shares as set out in Part A of Schedule 1 (The Sellers and the Shares) free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) and such shares constitute the whole of UEL UK’s interest in the issued and allotted share capital in the capital of the UK Target and UEL UK is entitled to sell and transfer (or procure the sale and transfer of) the full legal and beneficial ownership of such UK Shares free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) to the Buyers on the terms and subject to the conditions of this Deed without the consent of any other third party.

(b)

UEC US is the sole legal and beneficial owner of the Measurement Systems US Shares as set out in Part A of Schedule 1 (The Sellers and the Shares) free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) and such shares constitute the whole of UEC US’s interest in the issued and allotted share capital in the capital of the Measurement Systems US and UEC US is entitled to sell and transfer (or procure the sale and transfer of) the full legal and beneficial ownerships of such Measurement Systems US Shares free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) to the Buyers on the terms and subject to the conditions of this Deed without the consent of any other third party.

(c)

UM US is the sole legal and beneficial owner of the EMS US Shares as set out opposite its name in Part A of Schedule 1 (The Sellers and the Shares) free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) and such shares constitute the whole of UM US’s interest in the issued and allotted share capital in the capital of EMS US and UM US is entitled to sell and transfer (or procure the sale and transfer of) the full legal and beneficial ownerships of such EMS US Shares free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) to the Buyers on the terms and subject to the conditions of this Deed without the consent of any other third party.

(d)	UM US is the sole legal and beneficial owner of the DNE US Shares as set out opposite its name in Part A of Schedule 1 (The Sellers and the Shares) free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) and such shares constitute the whole of UM US’s interest in the issued and allotted share capital in the capital of DNE US and UM US is entitled to sell and transfer (or procure the sale and transfer of) the full legal and beneficial ownerships of such DNE US Shares free from any and all Encumbrances (other than those that will be released at or prior to Completion in accordance with Clause 5.6) to the Buyers on the terms and subject to the conditions of this Deed without the consent of any other third party.

(e)

The Shares constitute all the entire, fully diluted issued allotted shares in the capital of the UK Target and the US Targets and no other shares or other loan or share capital of the UK Target or the US Targets exist.

(f)	All the Shares have been properly issued and allotted and are fully paid or credited as fully paid and there is no obligation to pay up any sum on them.
(g)

There has been no agreement or arrangement entered into which requires the present or future creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Company, or grants or requires the grant to any person of the right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital of the Company.

(h)	No person has claimed any right to call for the creation, allotment, issue, sale, transfer, redemption or repayment of any share or loan capital in the Company.
(i)	The Particulars of the Group Members set out in Part B of Schedule 1 (The Sellers and the Shares) are true and complete in all material respects.
(j)	Each Group Member validly exists under the laws of the country and the other jurisdiction in which it is incorporated.
3	CORPORATION MATTERS
(a)	No Company owns, or has agreed to acquire or subscribe for, any securities or other interests in any company or other undertaking.
(b)

The statutory books or stock ledger (or equivalent, if any) of each Group Member have been properly kept, are in its possession or control, up-to-date and contain materially complete and accurate details of all matters required by applicable laws to be entered in them.

(c)	No notice or allegation has been received in the six (6) years prior to the date of this Deed that the statutory books of a Group Member are incorrect or should be rectified.
(d)

All returns, particulars, resolutions and documents that a Group Member has been required by law to file or deliver to the registrar of companies in the jurisdiction of its incorporation in the six (6) years prior to the date of this Deed in accordance with its obligations under the Companies Act 2006 have been correctly made up in all material respects and duly filed or delivered.

(e)

No Group Member has received notice that any form or document required by the laws of the jurisdiction of its incorporation to be filed in respect of such Group Member has not been duly filed and is still outstanding.

(f)	No one is entitled to receive from a Group Member a finder’s fee, management fee, brokerage or other commission in connection with the Transaction.
4	ACCOUNTS

The Accounts:

(i)	have been properly prepared in accordance with the Accounting Policies; and

(ii)

do not materially misstate the assets and liabilities of the Group and the financial position and trading performance and cash flows of the Group, having regard to the purpose for which they were prepared.

5	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

(a)	the business of the Company has been conducted in the ordinary course so as to maintain the same as a going concern;
(b)

the Company has not, other than in the ordinary course of its business, acquired or disposed of or agreed to acquire or dispose of any business, shares in any corporate, or any asset which was material to the Group as a whole;

(c)

other than in respect of ordinary course maintenance capital expenditure, the Company has not made or agreed to make any material capital expenditure in excess of the amounts shown in the Business Plan;

(d)	the Company has not, other than in the ordinary course of its business, borrowed or raised any money or taken any financial facility;
(e)	no dividend or other distribution of capital or income has been declared, made or paid by the Company;
(f)	the Company has not created, allotted, issued, acquired, repaid or redeemed loan or share capital or made an agreement to do any of those things;
(g)

the Company has not repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital; or

(h)	the Company has not made, or resolved or agreed to make, any issue of shares or other securities by way of capitalisation of profits or reserves;
(i)

there has been no material adverse change in the financial or trading position of the Company and no matter has occurred that is likely to give rise to any such change, in each case save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses, and there has been no material damage, destruction or loss (whether or not covered by insurance) affecting the same;

(j)	the Company has paid all their creditors within any agreed time for payment, and no amounts are owed by the Company that are overdue for payment by more than 90 days;
(k)	no unusual trade discounts or other special terms have been incorporated into any contract entered into by the Company;
(l)

other than pursuant to the Factoring Agreement, the Company has not cancelled, waived, released, compromised, assigned or discontinued any rights, debts (other than such debts owed by another Group Company);

(m)	no credit notes have been issued to customers except in the ordinary course of business and in the interests of the goodwill of the Company;

(n)

other than in the ordinary course of business, the Company has not made (or agreed to make) any changes in emoluments or other terms of employment of the Senior Employees generally nor has it paid or agreed to pay any bonus or special remuneration to the Senior Employees generally;

(o)	the Company has not employed, agreed to employ or made an offer of employment to any new employee at an annual base salary in excess of $150,000; and
(p)	the Company has not been affected to a material extent by the loss of any source of supply or by the cancellation or loss of any material contract.
6	CONTRACTS AND COMMITMENTS
(a)	The Company is duly qualified to carry on business in all jurisdictions in which it now carries on business.
(b)

The Data Room contains copies of all of the Material Contracts to which the Company is a party at the date of this Deed, except the UK Material Contracts (for which a redacted due diligence report was made available to Authorised Recipients in an appropriately secure online data room (the “Burges Salmon Factbook”)).

(c)	The Company is not under any obligation, nor party to any agreement or arrangement pursuant to which the Company has continuing obligations and which:
(i)	restricts its freedom in any jurisdiction to carry on its business as it is currently being carried on or as it thinks fit;
(ii)	was entered into other than by way of a bargain at arm’s length;
(iii)	is of an unusual nature or outside the normal course of its trading business;
(iv)	is likely to result in a loss to it on completion of performance; or
(v)	may involve, payment by it of amounts determined by reference to fluctuations in the index of retail prices, or another index, or in the rate of exchange for a currency.
(d)	The Company has not received written notice of any claim for material breach of any Material Contract, and the Company is not in material breach of any Material Contract to which it is party.
(e)

The Material Contracts to which the Company is a party are in full force and effect and contain binding obligations of the Company and the terms thereof have been complied with in all material respects by the Company.

(f)

The Company is not, nor has it agreed to become a member of any joint venture, consortium, partnership or other unincorporated association, which, in each case, is not a trade, industry or other analogous representative body.

(g)	The Company is not, nor has it within the last three (3) years been party to any contract, arrangement or understanding with:
(i)	another Group Member or any connected persons of another Group Member; or
(ii)	any employee or director of the Company or any other Group Member, or any person connected with any of such persons,

Other than in the ordinary and usual course of business, nor is the Company party to any such contract, arrangement or understanding in which any such person is interested (whether directly or indirectly) other than in the ordinary and usual course of business.

(h)

During the (3) years prior to the date of this Deed the Company has not been party to any agreements or arrangements between the Company and the Seller’s Group that have not been on terms that are arm’s length and that will have surviving or continuing obligations on the Company after Completion.

(i)	No material offer, tender or the like is outstanding which may be converted into an obligation of the Company by acceptance by, or other act of, another person.
(j)

The Company has not knowingly manufactured, sold or supplied products that are or were faulty or defective, or which do not comply in a material respect with warranties expressly made by it, or applicable laws, regulations and standards.

(k)

In the period of 12 months ending on the date of this Deed no counterparty to a Material Contract or any customer that is material to any Company has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company.

(l)

As far as the Parent Seller is aware, the documents contained at 1.5.1.1, 1.5.1.2 , 1.10.2.1, 1.10.2.3 and 1.14.1 of the Data Room and the Burges Salmon Factbook provide information about customer contracts which are Material Contracts of the UK Target which is true, accurate and complete.

7	LICENCES

All Licences required for the carrying on of the businesses of the Company in the manner and the place in which they are now carried on are valid and subsisting at the date of this Deed and in the one (1) year prior to the date of this Deed and the Company has not received written notice alleging material breach of any such Licences or advising that such Licences will not be renewed, in the one (1) year prior to the date of this Deed. The Company has complied with all material requirements and conditions of such Licenses and has not received written notice that the Licenses will be cancelled, terminated or otherwise withdrawn in the one (1) year prior to the date of this Deed.

8	DATA PROTECTION

For the purposes of this paragraph 8 of Schedule 3 (Warranties):

“data subject” has the meaning given to it or any related term in the Data Protection Legislation and, for the avoidance of doubt, refers to an individual that has privacy rights under Data Protection Legislation; “supervisory authority” has the meaning given to it in GDPR; and “privacy requirements” means all applicable Data Protection Legislation and all of the Company’s material policies, notices and contractual obligations relating to the processing of any Personal Data.

(a)

The Company has (i) implemented and maintained reasonable and appropriate administrative, technical and organizational safeguards designed to protect the information systems owned, operated, licensed, or otherwise used by the Company and all Personal Data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps that seek to ensure that any third party with access to any Personal Data collected by or on behalf of the Company has implemented and maintains the same.

(b)

In the five (5) years prior to the date of this Deed, the Company has been in material compliance with all Privacy Requirements. In the two (2) years prior to the date of this Deed, the Company has not received any written claim by a data subject or supervisory authority or other privacy regulator regarding any actual or alleged violation by the Company of any Data Protection Legislation and resulting in the payment of compensation or fines. Additionally, there are no facts or circumstances that could form the basis of any such claim, charge, investigation, or regulatory inquiry.

(c)

In the two (2) years prior to the date of this Deed, the Company has not suffered any material unauthorized access to, use, or disclosure of, or other adverse events or incidents related to, (i) any Personal Data in the Company’s possession or under its control or (ii) the confidential or proprietary data maintained or stored on any IT systems and material to the Company’s conduct of its business (a “Security Breach”).

(d)

In the two (2) years prior to the date of this Deed, the Company has not provided or been required to provide and there are no facts or circumstances that would require the Company to provide, notice to any customers or other person or governmental entity of any actual or alleged Security Breach under applicable law.

9	IT SYSTEMS
(a)	Details of the IT Systems are set out in Section 1.14.4 of the Data Room.
(b)

In respect of each part of the IT Systems, the Company is the legal and beneficial owner of such part, or such part is licensed or leased to the Company and, in all cases, such part is free of any Encumbrances and restrictions which adversely affect the Company’s ability to use such part for its ongoing business.

(c)

All material contracts, licences or arrangements to which the Company is a party under which the IT Systems are owned by, licensed to or leased to the Company as well as those for the support and maintenance of the IT Systems are provided in folder 1.12 of the Data Room and all such contracts, licences and arrangements:

(i)	are in full force and effect;
(ii)	are not subject to termination or variation and will not be affected as a result of the acquisition of the Shares or by the performance of this Deed;
(iii)

there is nothing by which a right or benefit of the Company may be prematurely terminated or by which the terms benefitting the Company may be worsened as a result of the acquisition of the Shares or by the performance of this Deed; and

(iv)	have been fully complied with by the Company and each counterparty.
(d)	The Company does not own any Owned Software in relation to the IT Systems.
(e)	The Third-party Software is licensed to the Company pursuant to a valid and enforceable licence.
(f)	To the extent the IT Systems comprise Open Source Software:
(i)

details of such Open Source Software, its use in the Business and the licence under which such Open Source Software is licensed to the Company are provided in section 4.16 of Part III of the Weil Legal Factbook in folder 1.5.1 of the Data Room; and

(ii)	the Company has been and is in compliance with the terms of the licence under which Open Source Software is licensed to the Company.
(g)	The IT Systems:
(i)

have not been affected by any material defects or other material faults that have caused any material interruption to the Business and which have not been substantially resolved at any time during the 12 months before the date of this Deed;

(ii)	are fully functional and comprise all information and communication technologies necessary for the Company to continue conducting its business consistent with the Business

Plan in a proper and efficient manner over the next 12 months and do not require any material modification, replacement or enhancement to achieve such purposes;

(iii)	are not shared by or comingled with any third party; and
(iv)	are not outsourced to or otherwise administered or controlled by any third party.
(h)

In the five (5) years prior to the date of this Deed, no actions, claims, counterclaims, or allegations contesting the Company’s ownership of and/or right to any part of the IT Systems (including any Owned Software, Third-party Software and Open Source Software) have been brought or made or, so far as the Company is aware, are pending or anticipated and, so far as the Company is aware, there are and have been no facts, matters or circumstances which could give rise to such an action, claim, counterclaim, application or allegation.

10	INSURANCE
(a)

A true, correct and complete copy of each of the material insurance policies maintained by, on behalf of or for the benefit of the Sellers’ Group for the benefit of the Group is contained in the Data Room. (such insurance policies together with all such insurance policies maintained in the past three (3) years, the “Insurance Policies”).

(b)	No material claims have been made under any such insurance policies in the past three (3) years and no such claim is outstanding.
(c)	In respect of the Insurance Policies:
(i)	all premiums and any related insurance premium taxes have been duly paid to date and the Company has complied in all material respects with its obligations under each Insurance Policy;
(ii)	all Insurance Policies are in full force and effect, none are void or voidable and no claims are outstanding;
(iii)

no circumstances have arisen and nothing has been done or omitted which would render any of the Insurance Policies void or unenforceable for illegality or otherwise at the instigation of the relevant insurer or underwriter, and

(iv)

the Insurance Policies are in amounts and provide coverages as required by applicable Governmental Entity, applicable laws and any Contract to which any Group Member is a party or by which any of their assets or properties is bound, and are of the type and in amounts customarily carried by Persons conducting businesses similar to the business of the Group Members, as currently conducted.

(d)

For the last three (3) years, no Group Member has (i) had an insurance claim rejected or payment with respect thereto denied or disputed by its insurance provider for such claim, (ii) had an insurance claim in which there is an outstanding reservation of rights or (iii) had the policy limit under any insurance policy exhausted or materially reduced.

(e)

No Group Member has or participates in any self-insurance, captive insurance, or co-insurance programs. No Insurance Policy contains any collateralization or other securitization requirements nor does any Insurance Policy contain any retrospective rating or similar premium adjustment mechanism. No Insurance Policy is the subject of any premium financing agreement or similar arrangement.

11	ASSETS
(a)

Each of the material assets (other than any of the Properties and the Intellectual Property) included in the Accounts (save for assets disposed of since the Accounts Date) or acquired by the Company since the Accounts Date (other than assets disposed of in the ordinary course of business or acquired in the ordinary course of business subject to reservation of title or similar arrangements) is legally and beneficially owned by the Company, free from any Encumbrance (save for those arising in the ordinary course of business and/or pursuant to applicable law) and is in the possession or under the control of the Company.

(b)	No Group Member has agreed or is obligated to dispose of a right or an interest in any material asset.
(c)	Each Group Member owns or has the right to use all material assets reasonably necessary for the continuation of the Business as now carried on.
12	PRODUCT RANGE
(a)

All material contracts or material arrangements relating to the provision, use and/or exploitation of the Product Range are described in the Weil Legal Factbook in folder 1.5.1 of the Data Room, sections 1, 2 and 3 and Appendix 1 of the Covington Supplement Legal Factbook in folder 1.5.1 of the Data Room, and the Burges Salmon Factbook. All such contracts or arrangements:

(i)	do not contain any restrictive, unusual or onerous terms and conditions;
(ii)	are in full force and effect;
(iii)	are not subject to termination, variation or will not otherwise be affected as a result of the acquisition of the Shares or by the performance of this Deed; and
(iv)	have been fully complied with by the Company and each counterparty.
(b)

To the extent that the Product Range incorporates Third-party Software, Open Source Software and/or any third party products which are material to the design, development, operation or sale of the Product Range, the terms of the licences, contracts or arrangements under which the Company licenses, acquires, uses and/or exploits such software and items are described in the sections 3 and 4 and Appendix I of Part III the Weil Legal Factbook in folder 1.5.1 of the Data Room, sections 1, 2 and 3 and Appendix 1 of the Covington Supplement Legal Factbook in folder 1.5.1 of the Data Room, and the Burges Salmon Factbook. All such licences, contracts and arrangements:

(i)	do not contain any unusual or onerous terms and conditions;
(ii)	do not contain any terms which restrict or will restrict the Company from using the Product Range as now used for its business or as intended to be used after Completion;
(iii)	are in full force and effect;
(iv)	are not subject to termination, variation or will not otherwise be affected as a result of the acquisition of the Shares or by the performance of this Deed; and
(v)	have been fully complied with by the Company and each the counterparty.
(c)

The Company has not assigned or otherwise transferred all or any part of the Intellectual Property owned by the Company incorporated into and material to the Product Range to any third party other than to customers in the ordinary course of business. The Company has in its possession copies of the current source materials relating to the Product Range (including but not limited to source code, scripts, database schemas and software tools) as are necessary for  the Company to maintain, enhance, amend and otherwise modify the Product Range.

(d)

The Company is not required to make available, disclose, contribute, distribute or license to any person the source code (or related materials) of any Owned Software (or component thereof) that forms part of the Product Range, other than any Open Source Software incorporated into the Product Range.

(e)

No person has been granted access to the source code of any part of the Product Range in connection with or as a result of the Company’s use of Open Source Software. All Open Source Software (including software licensed to the Company under the terms of any version of the GNU General Public License) has been incorporated into the Product Range either:

(i)	dynamically linking the Open Source Software to the Product Range; or
(ii)	using the Open Source Software as a separate executable file.
(f)	There is no Owned Software, Third-party Software or Open Source Software that either:
(i)	forms part of the Product Range; or
(ii)	is used in the development or maintenance of the Product Range,

and which was acquired by the Company on terms which restrict or will restrict any Group Member from using the Product Range as now used for its Business.

(g)

The use, possession and/or commercial exploitation of the Product Range by the Company (including the provision of the Product Range and any related services to third parties) have not infringed, do not currently infringe and, so far as the Company is aware, are not likely to infringe the Intellectual Property of any third party.

(h)

The Company has not received written notice of any claim or assertion or is otherwise aware that the Company’s ownership, possession and/or commercial exploitation of the Product Range, as conducted by the Company, infringes the Intellectual Property of any third party.

(i)

In the five (5) years prior to the date of this Deed, there have been no actions, claims, counterclaims, applications or allegations by the Company in writing against any third party alleging infringement of any Intellectual Property in the Product Range.

13	INTELLECTUAL PROPERTY
(a)	Folders 1.3.1 and 1.4 of the Data Room lists details of all Registered IPR and other Intellectual Property Rights which are material to the Company.
(b)

The Company is the sole legal and beneficial owner of all Intellectual Property Rights (except for Intellectual Property used under Inward IPR Licences that are described in section 1.4 of the Data Room and other non-material licences relating to Intellectual Property granted to the Company) and Owned Software in the Product Range.

(c)

Other than Intellectual Property under Inward IPR Licences in the section 1.4 of the Data Room  and other non-material third party licences relating to Intellectual Property, the Intellectual Property Rights are not subject to any Encumbrances or other provisions affecting any Group Member’s ability to use, exploit and/or deal with such Intellectual Property Rights.

(d)	In the five (5) years prior to the date of this Deed, all moral rights associated with Intellectual Property Rights owned and/or commissioned by the Company have been waived by the relevant party.

(e)

Save in respect of the Intellectual Property to be licensed under the Transaction Documents, the Trade Mark Agreements and the Company’s rights to use the Domain Names (the latter two of which are both due to terminate on Completion), the Intellectual Property Rights comprise all Intellectual Property required to enable the Company to carry on its business in the same manner and to the same extent as it carried out the Business in the 12 months before Completion and to develop its ongoing business in accordance with current business plans.

(f)

Save in respect of the Trade Mark Agreements and the Company’s rights to use the Domain Names, the Intellectual Property Rights will not be adversely affected by the acquisition of the Shares or the performance of this Deed.

(g)	All Intellectual Property Rights are valid, subsisting and enforceable.
(h)

In the five (5) years prior to the date of this Deed, no actions, claims, counterclaims, applications or allegations contesting the validity or enforceability of any Intellectual Property Rights or their ownership by the Company have been brought or made or, so far as the Company is aware, are pending or anticipated and, so far as the Company is aware, there are and have been no facts, matters or circumstances which could give rise to such an action, claim, counterclaim, application or allegation.

(i)

In the five (5) years prior to the date of this Deed, the operations of the Company and the use of Intellectual Property Rights by licensees under Outward IPR Licences have not infringed, do not currently infringe and, so far as the Company is aware, are not likely to infringe any third party’s Intellectual Property.

(j)

In the five (5) years prior to the date of this Deed, there have been no actions, claims, counterclaims or allegations in writing by the Company against any third party alleging infringement of any Intellectual Property Rights.

(k)	Complete and accurate copies of all Inward IPR Licences and Outward IPR Licences are set out in folder 1.4 of the Data Room.
(l)	All Inward IPR Licences and Outward IPR Licences are in writing.
(m)	In respect of each Inward IPR Licence and each Outward IPR Licence:
(i)	the licence is in full force and effect; and
(ii)

no party to it is or has been in breach of any terms of the licence and, so far as the Company is aware, there are no facts, matters or circumstances that could give rise to a termination of the licence during its term.

(n)

The Company has not permitted or acquiesced to the use of any of Intellectual Property Rights by any third party other than under an Outward IPR Licence or under an agreement to provide an item from the Product Range.

(o)

In relation to the Registered IPR (other than the Domain Names and any Intellectual Property Rights licensed to the Company under a Trade Mark Agreement and non-material Registered IPR which has been allowed to lapse by the Company in the ordinary course of business):

(i)	such Registered IPR is registered in the name of the Company;
(ii)	all fees have been paid when due and all deadlines have been met in connection with all applications for registration, and registrations and renewals of such Registered IPR; and
(iii)	no opposition to any applications has been filed.

(p)

In the five (5) years prior to the date of this Deed, the Company has not disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to a person other than the Buyers any of their know-how, technical information, trade secrets, databases of prices, customers or suppliers, or of any other confidential information other than pursuant to contractual terms of confidentiality or to a person with a duty of confidentiality to the Company or Sellers’ Group.

14	PROPERTIES
(a)	No Company owns, or has ever owned, any freehold/fee interest in any land, premises or real property and the Company has never owned or occupied any leasehold properties other than the Leases.
(b)

The Properties comprise all of the land and premises leased, subleased, licensed owned, occupied or otherwise used by the relevant Group Members and the Company for the purpose of its Business and the details in Schedule 5 (Properties) are complete and accurate. Each relevant Group Member, USS UK and the UK Target (as applicable) is legally and beneficially entitled to each of the Properties and is in possession and actual occupation of the whole of each of the Properties on an exclusive basis and no other person is in (or is actually or conditionally entitled to or claims to be so entitled to) possession, occupation, use or control of any of the Properties in whole or part.

(c)	The relevant Group Members and the Company have no actual or contingent liability in relation to any freehold or leasehold property, other than in respect of the Properties.
(d)

There are no title defects, Encumbrances, claims, or other matters affecting title to the Properties that are of a nature that would mean that the relevant Group Members, USS UK and UK Target (as applicable) do not have good and marketable title to each of the Properties.

(e)

Pursuant to each Lease, each relevant Group Member, USS UK and the UK Target (as applicable) has a valid and binding leasehold interest in and to the Property subject of the Lease, free and clear of all Encumbrances, nor is there any agreement or commitment to create any Encumbrances in relation to any of the Properties.

(f)

There are no outstanding or threatened claims, disputes, orders or notices (whether served by a landlord, any local authority, any local planning authority or other body or person) affecting the Properties or any portion thereof or interest therein which could have a material adverse effect on the businesses of the Company (including, for example and not limited to, pending or threatened compulsory purchase, condemnation, expropriation or other proceeding in eminent domain) and there are no circumstances which are likely to result in any claims, disputes, orders or notices.

(g)	No enforcement action is being taken in relation to any of the Properties on the grounds of the absence of a permission or a failure to comply with any permissions relating to the Properties.
(h)	With respect to the Leases under which the Properties are held:
(i)

the Parent Seller has made available to the Buyers before the date of this Deed true, correct and complete copies of each Lease, including all amendments, modifications, extensions, renewals, guarantees, subordination agreements and other agreements with respect thereto, and no changes have been made to any Lease since the date of delivery;

(ii)

the relevant Group Member, USS UK and the UK Target (as applicable) has paid the rent and all other sums payable, and neither any relevant Group Member, USS UK or the UK Target (as applicable) nor any other party thereto, is in breach or default in any material respect under any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Lease;

(iii)	the occupation or use by the relevant Group Member, USS UK and the UK Target (as applicable) of the Properties is permitted under the terms of the Leases;
(iv)	there are no rent reviews in progress;
(v)

the licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed; and

(vi)	no material landlord obligations under the Leases are outstanding and/or have been expressly waived by the relevant Group Member, USS UK or the UK Target (as applicable).
(i)

As far as the Parent Seller is aware, each of the Properties has the benefit of all material rights and easements necessary for their existing use and enjoyment and such rights and easements are held for the same estate and interest as the estate or interest of the relevant Group Members, USS UK and the UK Target (as applicable) in each of the Properties and are enjoyed without interruption and no third party has claimed or enforced (or has attempted to claim or enforce) any right to restrict or otherwise interfere with the exercise of such rights and easements.

(j)

The Properties and all improvements, plant, equipment and machinery thereon are in good and substantial condition and repair, subject to ordinary wear and tear, and, to the knowledge of Parent Seller, there are no facts or conditions affecting same which would, individually or in the aggregate, adversely interfere in material respect with the use, occupancy or operation thereof as currently used, occupied or operated.

(k)

None of the buildings or structures on the Properties is currently affected by structural damage or electrical defects or by timber infestation or disease or contain in its fabric high alumina cement, blue asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering or other deleterious material, in each case in a way that is adversely interfering in a material respect with the use, occupancy or operation of the Properties by the relevant Group Members, USS UK and the UK Target (as applicable) as currently used, occupied or operated.

(l)

None of the water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Properties is currently affected by any matter (including, without limitation, as to capacity or legal access) that that is adversely interfering in a material respect with the continued operation of the Properties by each of the relevant Group Members, USS UK and the UK Target (as applicable) as currently operated.

(m)

The actual use of the Properties is permitted or lawful under all relevant laws or legal requirements, including all planning and highways laws and all applicable planning permissions for the operation of the Business from the Properties have been obtained by the relevant Group Members, USS UK and the UK Target (as applicable)  and no enforcement action is being taken in relation to any of the Properties on the grounds of the absence of a permission or a failure to comply with any permissions, planning laws, orders, regulations or consents relating to the Properties.

(n)	There are no insurance policies relating to any title defect in relation to the Properties.
(o)

The principal means of access to the Properties is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to the Properties is shared with another person or subject to rights of determination by another person. All Properties have sufficient legal access to public roads.

15	ENVIRONMENTAL, HEALTH & SAFETY
(a)

All material internally or externally prepared reports, assessments, reviews, records of accidents and illnesses, insurance policies relating to EHS, any correspondence between the Company and any Competent Authority relating to any EHS Matters or investigations (including any material testing, sampling or monitoring results), in the possession or control of the Company relating to EHS Matters at or emanating from any of the Properties produced within the last five (5) years have been disclosed to the Buyers.

(b)

Except as would not result in the Company incurring material liabilities, the Company is, and has been for the past five (5) years, in compliance with Environmental Laws and there are no conditions relating to the Company or its Business which would reasonably be expected to result in the Company incurring any material liability, obligation or duty or material expenditure in order to comply with Environmental Laws.

(c)

All material Environmental Consents have been obtained and are currently complied with in all material respects and are in full force and effect and there are no conditions, facts or circumstances (including the signing of this Deed or Completion) which could lead any material Environmental Consent to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with or the transfer of any Environmental Consent. A true, accurate, and complete list of all Environmental Consents is set forth in folder 1.6.2 of the Data Room, and the Seller has provided the Buyers with copies of all Environmental Consents are disclosed in folder 1.6.2 of the Data Room.

(d)	All such Environmental Consents are in the name of the Company.
(e)

There is no pollution or contamination of the Environment on, in, at, under or migrating from the Properties, or to the Properties, to the Knowledge of Parent Seller, which may reasonably be expected to give rise to any material liability or obligation or duty (whether actual or contingent) under Environmental Laws. There is no pollution or contamination of the Environment on, in, at, under or migrating to or from any real property formerly owned, operated, or leased by the Company, which has given or may reasonably be expected to result in the Company incurring any material liability or obligation or duty (whether actual or contingent) under Environmental Laws. There is no Hazardous Substance present at the Properties in material violation of any Environmental Law.

(f)

There are no claims, proceedings, actions, enforcement, prosecution, or any other notice, regulatory action or any other proceedings or investigations pending or threatened against the Company, or any of its respective directors, officers or employees or in relation to their business, operations or the Properties, with respect to material non-compliance with or material liability (whether actual or prospective), obligation or duty under Environmental Laws.

(g)

No claims, complaints, demands, prosecutions, enforcement, prohibition, remediation or improvement or any other notice (in writing) or any other regulatory action have been received by the Sellers or the Company from any Competent Authority within the five years before Completion specifying any material breach of or material liability under any Environmental Laws or Environmental Consents, or that any investigation, remediation, or removal actions are required at the Properties. Neither the Sellers nor Company has received any written requests for information under any Environmental Law, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, and any state or local analogs.

(h)

The Company has not expressly retained or assumed, by contract, any liability or responsibility or obligation of another person for any environmental claims or conditions, including, but not limited to, in connection with a disposal, release, investigation, removal or remediation of or liability associated with any Hazardous Substance.

16	EMPLOYEES
(a)

There are no employees of any Group Member employed under contracts which cannot be terminated on three months’ notice or less without payment of compensation (other than the statutory rights to payments of compensation).

(b)

The Data Room contains complete and accurate details of the salary or hourly rate (as applicable) and other benefits (including accrued but untaken vacation), any profit sharing, commission, annual incentive or discretionary bonus arrangements, period of continuous employment, notice period, date of birth, location, grade (as applicable), job title/role, status as exempt or nonexempt under the Fair Labor Standards Act or analogous state law (if applicable) and commencement date of the employees of the Group.

(c)

The Data Room contains complete and correct copies of the standard form contracts of employment or offer letters applicable to newly hired employees of the Group as at the date of this Deed are contained in the Data Room.

(d)

The Data Room contains complete and correct copies of (i) all of the contracts of employment or offer letters, or where no such contract or letter exists, an overview of their remuneration package, between the Group and the Key Employees and (ii) all of the contracts of employment or offer letters with any employee of any Group Member in the United States that (A) cannot be terminated by the employer at will at any time without prior notice or payment of severance or other penalty, (B) provide for annualized cash compensation in excess of $250,000, or (C) provide for any retention bonus or change-of-control payment.

(e)

No Group Member is engaged or involved in any current dispute or litigation or arbitration proceedings arising out of, affected by or otherwise relating to the provisions of any employment legislation or other labor or employment law.

(f)

No disciplinary or grievance issue has been raised by or against any employee of the Group and no allegation of discrimination, harassment or bullying has been made by any employee of the Group within the last 12 months.

(g)

There has not during the two years prior to the date of this Deed been any actual or threatened strike, work stoppage, picketing, work to rule, lock out or overtime ban by the employees of any Group Member which has materially disrupted the Group’s businesses, nor has there been any union organizing activity involving employees of any US Target and no such action is pending or threatened in writing.

(h)

No Senior Employee has given or received notice of termination of employment and no Senior Employee of the Group is entitled to do so as a consequence of this Deed except for those individuals who are employed at-will. No Senior Employee of the Group has limited leave to remain in the United Kingdom or is subject to any other form of immigration control.

(i)	No person who has accepted an offer of employment who would be a Senior Employee at the commencement of their employment who has yet to commence employment.
(j)	There are no self-employed contractors or consultants with an annualised compensation of $250,000 engaged by the Group.
(k)	The Group has taken all reasonable steps to properly classify any self-employed contractors or consultants.
(l)

Outside of pay reviews in the ordinary course of business, there are no negotiations for any increase in the remuneration or benefits of an officer or employee of the Group which have been finalised since the Accounts Date and which are to take effect after the date of this Deed or which are current or pending.

(m)

In the 12 month period ending with the date of this Deed, the Group has not given notice of any redundancies to the Secretary of State or started consultations with any appropriate representatives under the provisions of part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has the Group failed to comply with any obligation under that statute.

(n)

To the extent not contained in the Disclosed Matters, no Group Member has agreed to make any payment or agreed to provide any benefit to any employee, or any of their dependents, that has not yet been paid in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any such employee.

(o)	The Disclosed Matters contain details of:
(i)

all works councils, labour organizations and other employee representative bodies which, by law or any collective bargaining agreement or any other agreements or arrangements, have the right to be informed and consulted on matters which affect the employees;

(ii)

all union recognition agreements, collective agreements and works council agreements (other than national collective bargaining agreements or industry wide collective agreements) between the Company and trade unions or representative bodies relevant to the Company’s employees, in the United Kingdom; and

(iii)	all collective bargaining agreements or other contracts of any kind with any trade union or other labour organization in the United States,

and no request or application for the recognition or certification of any labour organization as the bargaining representative of any employees, or recognition or establishment of any trade union, works council or other employee representative bodies, has been received by the Group or is threatened or pending in relation to the Group. Except as reflected in the Disclosed Matters, no US Target is now, or ever has been, a party to or bound by any contract, or any duty to bargain, with any trade union or other labour organization in the United States.

(p)

Except with respect to the Transaction Bonus, the consummation of the transaction contemplated by this agreement, other than by reason of actions taken by Buyers following the Completion, will not (i) entitle any current or former US Target employee to severance pay or any other termination payment from the US Target, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former US Target employee, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(q)

At all times in the past five (5) years, (i) each Group Member has complied in all material respects with all applicable laws regarding labour, employment matters, codes of conduct and practice and customs and practices, and (ii) each US Target has properly classified each service provider as a non-exempt employee, an exempt employee or a non-employee for purposes of all applicable laws. Each US Target has on file a complete and current Form I-9 for all current and former employees to the extent required by applicable law.

17	PENSIONS
(a)

Save for the Pension Plans, the Company does not have any current contingent or actual liability to contribute to any legally binding agreement, arrangement or scheme, for the provision of any payments on retirement to or in respect of an employee or director or a former employee or director.

(b)

No employee or former employee of the Company has any rights in connection with an occupational pension scheme (as defined by section 1 of the Pension Schemes Act 1993) which have become obligations or liabilities of the Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

(c)

The current rate at which the Sellers’ Group is obliged to contribute in respect of each of its employees who are members of the UK GPP, and the conditions of employee eligibility for the UK GPP, are included in the Disclosed Matters.

(d)

All contributions due to, or premiums due in respect of, the Pension Plans and Seller Welfare Plans that are payable by the Company have been paid as at the date of this Deed, other than as would not result in material liability to the Company.

(e)

No person has made or threatened any claim (other than a routine claim for benefits under the UK GPP) or complaint against the Company in connection with the UK GPP, any Seller 401(k) Plan or any Seller Welfare Plan.

(f)

The Company has not at any time been the principal employer or a participating employer in an occupational pension scheme (as defined by section 1 of the Pension Schemes Act 1993) other than such a scheme that provides exclusively money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) or fully-insured life assurance benefits.

(g)	The Company is in material compliance with Part 1 of the Pensions Act 2008.
(h)

Each Seller 401(k) Plan in which US Continuing Employees participate has received a favorable determination letter from the US Internal Revenue Service and no circumstances exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the US Code.

(i)

With respect to each Seller 401(k) Plan and Seller Welfare Plan in which US Continuing Employees participate: (i) such plan has been sponsored, maintained and administered in accordance with its terms and in compliance with all applicable laws in all material respects; and (ii) no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the US Code) and no violations of Section 407 of ERISA for which an applicable statutory or administrative exemption does not exist have occurred, other than as would not result in material liability to the Company.

(j)

No Group Member nor any entity which is considered one employer with a Group Member under Section 4001 of ERISA or Section 414 of the US Code has in the past six (6) years sponsored, maintained, contributed to or been required to contribute to an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the US Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA).

(k)

To the extent applicable with respect to each Seller 401(k) Plan and Seller Welfare Plan in which US Continuing Employees participate, the Data Room contains true, correct and complete copies of the most recent documents described below: (i) IRS determination letter and any outstanding request for a determination letter; (ii) Form 5500 for the most recent plan year, including without limitation all schedules thereto and all financial statements with attached opinions of independent accountants; (iii) all plan documents and amendments and any material written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of material modifications; and (v) administrative service agreements, trust agreements, annuity contracts and other funding instruments.

(l)

The Company has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees of any US Target, other than under Section 4980B of the US Code, Part 6 of Title I of ERISA, or any applicable state law (whether or not subsidized).

18	LITIGATION AND COMPLIANCE
(a)

Save as claimant in proceedings for the collection of debts arising in the ordinary course of its business, no Group Member is engaged in any material litigation or arbitration proceedings. There are no material litigation or arbitration proceedings pending or threatened by or against any Group Member and no Group Member has given any undertaking to any court arising out of any legal proceedings.

(b)	The Company has in the last five (5) years conducted its businesses in all material respects in accordance with all applicable laws and regulations of each part of the Territory and there is no order, decree or judgment of any Court or any governmental agency of any part of the Territory outstanding against any Group member which may have a material adverse effect upon the businesses of the Group.

(c)

None of the Company, its officers, managers, directors, agents, employees, or any other Persons authorized to act on its or their behalf is or has in the last five (5) years engaged in any activity or conduct which would constitute an offence under the Bribery Act 2010 or the US Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended or supplemented from time to time) or similar applicable legislation relating to the prevention or prohibition of corruption or bribery in the Territory (“Anti-Corruption Laws”).

(d)

None of the Company, its officers, managers, directors, agents, employees or any other Persons authorized to act on its or their behalf is a Sanctioned Person, or has engaged in the last five (5) years in any activity, practice or conduct which would be in breach of Sanctions.

(e)

The Company does not and has not in the last five (5) years: (i) engaged directly or indirectly in any sales, exports, reexports, transfers or provision of any services, commodities, software, or technology involving Sanctioned Persons or countries which are the subject to country or territory-wide comprehensive Sanctions; (ii) engaged in any investments, payments or other financial or non-financial transactions involving Sanctioned Persons or countries which are the subject to country or territory-wide comprehensive Sanctions; (iii) operated in or had a presence in countries which are the subject to country or territory-wide comprehensive Sanctions; (iv) have any currently valid contracts or agreements involving Sanctioned Persons or countries which are the subject to country or territory-wide comprehensive Sanctions, including distribution agreements that include countries which are the subject to country or territory-wide comprehensive Sanctions in their authorized territories; or (v) otherwise facilitate any transactions with or involving Sanctioned Persons or countries which are the subject to country or territory-wide comprehensive Sanctions.

(f)

The Company is not, and has not in the last five (5) years, been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence, alleged offence or other breach of any laws, and the Company has not in the last three (3) years received any written notification that any such investigation, inquiry or proceedings are or have been threatened or are pending.

(g)	The Company has in the last six (6) years conducted its businesses in all material respects in compliance with applicable Export Controls.
(h)

The Company has in the last five (5) years conducted its business in compliance with applicable laws and regulations related to customs and imports, including Laws administered by the U.S. Department of Homeland Security’s Customs and Border Protection (“Import Requirements”) and related to Import Requirements and anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury (“Anti-Boycott Requirements”).

(i)

The Company has in the last five (5) years had in place controls and systems reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Export Controls, Sanctions, Import Requirements, and Anti-Boycott Requirements, and as far as the Company is aware no event, fact or circumstance has occurred or exists that is reasonably likely to result in a finding of noncompliance with any such Laws. There are no currently pending or threatened legal, regulatory, or judicial or other Orders that could be reasonably expected to have a material impact on the ability of the Company to engage in its business as currently conducted.

(j)	The Parent Seller and its Affiliates (including each Company) have complied in all respects with:
(i)	the undertakings given by Cobham Ultra Limited and Ultra Electronics Holdings PLC to the Secretary of State for Business, Energy & Industrial Strategy under the Enterprise Act 2002 on 5 July 2022; and

(ii)

the Deed of Covenant and Undertaking entered into by Cobham Ultra Acquisitions Limited and Cobham Ultra Limited in favour of the Secretary of State for Business, Energy & Industrial Strategy on 5 July 2022.

(k)	In respect of EMS US:
(i)

it is the only Group Member subject to Cost Accounting Standards (CAS), as set forth in 48 C.F.R. Chapter 99, and it has submitted certified or cost pricing data as required under the Truthful Cost or Pricing Data statute, as set forth in 41 U.S.C. Chapter 35;

(ii)	it is compliant in all material respects with all CAS requirements and obligations; and
(iii)

in the past five (5) years, it has not received notice from any Governmental Entity or customer of any claim for any price or cost reduction or disallowance based on changes to, or failure to comply with CAS requirements or obligations.

19	BANK ACCOUNTS, BORROWINGS AND LIABILITIES
(a)

Summary details of all overdraft, loan and other financial facilities available to the Company and of the amounts outstanding under such facilities are contained in the Data Room and the Company has not done anything whereby the continuance of any of those facilities might be affected or prejudiced.

(b)	The Company does not have:
(i)	any loan capital outstanding;
(ii)	incurred or agreed to incur any borrowing or indebtedness which it has not repaid or satisfied;
(iii)	lent or agreed to lend any money which has not been repaid to it; or
(iv)	acquired or owns the benefit of any debt, present or future (other than debts due to it in the ordinary course of trading).
(c)	The Company is not in material breach of any financial facility available to the Company.
(d)	Except as Disclosed, there is no outstanding registered security over the assets or undertaking of the Company.
(e)	Except as Disclosed, the Company has not received notice of an event of default, and no event has occurred which:
(i)	gives rise to an obligation to repay any borrowing or indebtedness (including an acceleration of repayment) in the nature of borrowing; or
(ii)	causes any security for any borrowing or indebtedness in the nature of borrowing to be enforceable.
20	INSOLVENCY AND WINDING UP

No Insolvency Event has occurred in relation to the Company.

21	TAXATION
(a)

Within the Tax Lookback Period, all Taxation of any nature for which the Company is liable has been duly paid or withheld (insofar as such Taxation ought to have been paid or withheld) in the amount due, and within any applicable time limits, and no penalty, fine, surcharge or interest has been incurred in connection with any Taxation. For purposes of this section 21 of Schedule 3

(Warranties), “Tax Lookback Period” shall mean: (i) with respect to UK Target, the three (3) years prior to the date of this Deed and (ii) with respect to the US Targets, the seven (7) years prior to the date of this Deed.

(b)

Within the Tax Lookback Period, all Tax Returns which were legally required to have been made or given by the Company have been made or given and, where applicable, submitted by the Company to the relevant Tax Authorities within the applicable time limits and such Tax Returns were, and remain, complete and accurate in all material respects and are not, nor so far as the Parent Seller or Sellers are aware, likely to become the subject matter of any enquiry, investigation, audit, review or dispute by any Tax Authority. The statements in this paragraph 21(b) of Schedule 3 (Warranties) are made solely in respect of the Companies.

(c)	The Company has, within the Tax Lookback Period, maintained all records, invoices and other information in relation to Tax that it is required by law to maintain.
(d)

Within the Tax Lookback Period, the Company has not been involved in a dispute in relation to Taxation and the Company has not been subject to any assessment, enquiry or non-routine audit by any Taxation Authority, nor has any Taxation Authority indicated in writing that it may audit the Taxation affairs of the Company.

(e)

Within the Tax Lookback Period, no Taxation Authority has agreed formally or informally to any concession or arrangement in relation to the Tax position of the Company which did not reflect the relevant legislation, published practice or any published concession from time to time.

(f)

Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty group relief, transfer or registration tax relief, or group relief from Tax granted on or before Completion which will affect the Company or affect any other charge to Tax arising to the Company.

(g)

The Company is, and always has been resident only in its jurisdiction of incorporation for Taxation purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(h)

The Company has not entered into any arrangement or transaction (or series of arrangements or transactions) which required disclosure under Part 7 of the Finance Act 2004 or under Schedule 11A Value Added Tax Act 1994 (“VATA”) or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the United Kingdom.

(i)

UK Target is duly registered and is a separate taxable person for the purposes of VAT and no direction has been or could be given by HMRC under schedule 9A VATA (Anti-avoidance provisions: Groups) as a result of which the Company would be treated for the purposes of section 43 VATA as a member of a group (a “VAT Group”) and the Company has not applied for treatment as a member of a VAT Group.

(j)

Within the three (3) years prior to the date of this Deed, UK Target has complied in all respects with the statutory requirements, orders, provisions, directions and conditions and also has maintained complete, correct and up to date records relating to VAT in all respects.

(k)	No Property held by UK Target, nor any part of it, is a capital item for the purposes of Part XV of the Value Added Tax Regulations 1995.
(l)

Within the three (3) years prior to the date of this Deed, UK Target has made, where relevant, a valid option to tax (within the meaning of Schedule 10 of VATA) in respect of any Property not occupied by UK Target for its own business purposes and such option to tax has been validly notified to HM Revenue & Customs and such option to tax has not been, and will not be, revoked or withdrawn on or before Completion nor will it be rendered ineffective entirely or in relation to any part of the Property on or prior to Completion.

(m)

There is no instrument or transaction to which the Company is a party, or instrument which is necessary to establish the Company’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve tax or stamp duty land tax (or any similar duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped (if required) or in respect of which the relevant duty or tax together with any related interest and penalties (as applicable) has not been paid. The Company has filed all land transaction returns in respect of stamp duty land tax which it is obliged to file by the due date and no enquiries have been made into such land transaction returns.

(n)

Within the Tax Lookback Period, the Company has complied fully in all respects with its legal obligations relating to the assessment, collection and payment of Taxation in respect of employment income and other earnings, including under the PAYE system.

(o)

The Company has not engaged in or been a party to a scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of Tax (but the claiming or obtaining of any Relief or any beneficial regime for Tax where consistent with the legislative purposes of such Relief or regime shall not be regarded as constituting such an arrangement or transaction for this purpose).

(p)

Within the three (3) years prior to the date of this Deed, each Group Company has complied with applicable transfer pricing laws and all transactions and arrangements made by each Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have been fully documented.

(q)

Within the Tax Lookback Period, all financing costs, including interest, discounts and premiums, deducted by the Company in computing its profits, gain, or losses for Tax purposes were properly allowed. Within the three (3) years prior to the date of this Deed, no claims or elections have been made by the UK Target in respect of any intangible fixed assets, goodwill and intellectual property (including but not limited to any claim or election made under chapter 7 of part 8 of the Corporation Tax Act 2009 (“CTA 2009”)).

(r)

All allowances which UK Target has claimed within the three (3) years prior to the date of this Deed under part 2 of the Capital Allowances Act 2001 (“CAA”) (Plant and Machinery Allowances) have been validly claimed and all such claims for such allowances have been allowed.

(s)

The Disclosure Letter sets out details of all claims for research and development (“R&D”) tax relief or R&D expenditure credit (within the meaning of Chapter 6A of Part 3 or Part 13 of CTA 2009) made by the UK Target in the last two (2) years.

(t)

UK Target has in place (and has had in place during the periods which it is required to) such prevention procedures (as defined in sections 45(3) and 46(4) of the Criminal Finances Act 2017 (“CFA 2017”)) as, in the Sellers’ reasonable opinion, are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the CFA 2017.

(u)

Neither UK Target, nor any person acting in the capacity of a person associated with UK Target, is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under part 3 of the CFA 2017, and so far as the Parent Seller or Sellers are aware no such investigation, inquiry or enforcement proceedings have been threatened, are pending or are likely to arise.

(v)

Neither the US Targets, nor any member of the Buyer Group with respect to the US Targets, will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any (i) change in method of accounting made prior to the Completion or improper use of an accounting method for a taxable period ending on or prior to the Completion Date, (ii) “closing agreement,” as described in Section 7121 of the US Code (or any corresponding provision of state, local or foreign Law) executed prior to the Completion, (iii) instalment sale or open transaction disposition made prior to the Completion Date and outside of the ordinary course of business, (iv) prepaid amount, deferred revenue or advance payment received or accrued prior to the Completion, or (v) use or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring prior to the Completion.

(w)

Within the Tax Lookback Period, the Company has (i) collected all material amounts of sales, use, goods and services, and similar Taxes required by law to be collected, (ii) received and retained any Tax exemption certificates and other required documentation for any sales or other transactions exempt from such Taxes (in each case, as required by law), and (iii) timely remitted all material amounts of sales, use, goods and services, and similar Taxes required by law to be collected to the appropriate Tax Authority in accordance with applicable laws.

(x)

Within the Tax Lookback Period, the Company has never been a member of an affiliated consolidated, combined, unitary or similar group for Tax purposes (other than a group, the parent of which is a member of the Seller Group).

(y)	Within the Tax Lookback Period, the Company has not been involved in any transaction purported or intended to qualify for treatment under Section 355 of the US Code.
(z)	No material assets of the Company are, or are likely to become, escheatable to any Governmental Entity under any applicable escheatment or unclaimed property laws.
(aa)

Within the Tax Lookback Period, the Company has not (i) claimed any Tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) (or any successor provision thereto, or any similar provision of state, local or non-U.S. Law) or (ii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

(bb)

Neither US Target owns, or has (within the Tax Lookback Period) owned, any shares of a “controlled foreign corporation” as defined in Section 957 of the US Code or a “passive foreign investment company” as defined in Section 1297 of the US Code.

(cc)

A valid election was made, effective as of 16 September 2022, to treat UK Target as an entity disregarded as separate from its owner for US federal income Tax purposes under US Treasury Regulation 301.7701-3, and UK Target is and has been properly treated as an entity disregarded as separate from its owner since such date.

SCHEDULE 4

LIMITATIONS ON LIABILITY

1	SOLE REMEDY
1.1

Notwithstanding any other term of this Deed or any other Transaction Document, the sole remedy of the Buyers for any breach of this Deed or any other Transaction Document will be an action for damages and the Buyers will not be entitled to rescind or repudiate this Deed or any other Transaction Document or to recover damages in tort or for misrepresentation (except in the case of fraud, fraudulent misrepresentation or fraudulent and wilful concealment).

1.2

Subject only to Clause 3.7, the Buyers hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Buyers might otherwise have in respect of any claim under or in relation to this Deed or any other Transaction Document or out of any payments which the Buyers may be obliged to make (or procure to be made) to the Parent Seller or any other member of the Sellers’ Group pursuant to this Deed or another Transaction Document.

2	FINANCIAL AND TIME LIMITATIONS
2.1	Notwithstanding any other provision of this Deed, the maximum aggregate liability of the Sellers and the Sellers’ Group (including interest, costs and expenses):
(a)	for all Warranty Claims and Tax Claims (excluding Fundamental Warranty Claims) will not exceed $1.00; and
(b)	for all Claims (including Fundamental Warranty Claims) under the Transaction Documents will not exceed the Closing Consideration as adjusted to the extent applicable pursuant to Clause 3.9.
2.2	The Sellers and the Sellers’ Group will not be liable for any:
(a)

Warranty Claim (other than a Fundamental Warranty Claim), unless the amount of any such individual Warranty Claim, following application of the other provisions of this Schedule 4 (Limitations on Liability), exceeds $100,000. For the avoidance of doubt, amounts for which the Parent Seller has no liability as a consequence of the operation of this paragraph 2.2(a), will not be capable of constituting a Claim or increasing the amount of such claim for the purpose of this Schedule 4 (Limitations on Liability) generally;

(b)

Warranty Claim (other than a Fundamental Warranty Claim), unless the aggregate amount of all such Warranty Claims exceeds $1,375,000 (in which case the Parent Seller will, subject to the other provisions of this Schedule 4 (Limitations on Liability), be liable (excluding, for the avoidance of doubt, any liability in respect of any Claim in respect of which liability is excluded pursuant to paragraph 2.2(a)) only in respect of the excess of the aggregate of such amounts over $1,375,000;

(c)	Claim, unless a Buyer notifies the Parent Seller of the claim in accordance with paragraph 3.1 of this Schedule 4 (Limitations on Liability) in any event on or before the expiry of:
(i)	six years after the Completion Date in the case of a breach for breach of any of the Warranties set out in paragraphs 1 and 2 of Schedule 3 (Warranties); and
(ii)	two years after the Completion Date in respect of all other Warranty Claims; and
(iii)	three years after the Completion Date in respect of any other Claim.

(d)

Claim (other than a Tax Claim) which is not satisfied, settled or withdrawn within six months of the date of notification of such Claim under paragraph 3.1 unless proceedings in respect of it have been commenced by being both issued and served on the Parent Seller, and which the relevant Buyer undertakes to pursue as soon as reasonably practicable upon giving notice pursuant to paragraph 3.1 of this Schedule 4 (Limitations on Liability).

3	NOTICE OF CLAIMS
3.1

If a Buyer becomes aware of any fact, matter or circumstance which gives rise or could give rise to a Claim (other than a Tax Claim) for breach of a Warranty, the relevant shall, as soon as reasonably practicable on becoming aware of such fact, matter or circumstance, give notice to the Parent Seller of that fact, matter or circumstance (including reasonable details of such fact, matter or circumstance, the due date for any payment and so far as practicable the amount in respect of which a claim may be made). Provided always that the notice requirements under this paragraph shall not be a pre-condition to the Parent Seller’s liability in relation to the underlying fact, matter or circumstance.

3.2

A breach of Warranty (other than a Tax Warranty Claim) which is capable of remedy will not entitle the Buyers to compensation unless such breach is not remedied to the Buyers’ reasonable satisfaction as soon as practicable, but no later than 60 days, after the date on which notice is served on the Parent Seller pursuant to paragraph 3.1 of this Schedule 4 (Limitations on Liability).

4	RECOVERY FROM A THIRD PARTY OR INSURER
4.1

Without prejudice to paragraph 4.2, the Parent Seller and each other member of the Sellers’ Group will not be liable in respect of any Claim for breach of a Warranty to the extent that the amount of such Claim:

(a)	is covered by any policy of insurance in force prior to or after the date of this Deed, including the W&I Policy; or
(b)

would have been covered by any policy of insurance if the policies of insurance effected by or for the benefit of the Group had been maintained after Completion on no less favourable terms than those existing at Completion.

4.2

If the Buyers and/or any Group Member are at any time entitled (whether by reason of a right to take legal action, an insurance or payment discount or otherwise) to recover from some other person any sum in respect of any matter giving rise to a Claim for breach of a Warranty (other than a Fundamental Warranty Claim) (whether before or after the Parent Seller or any member of the Sellers’ Group has made a payment in respect thereof), the Buyers will:

(a)

promptly notify the Parent Seller and provide such information as the Parent Seller may reasonably require relating to such right of recovery and the steps taken or to be taken by the Buyers or the relevant Group Member in connection with it;

(b)

if so required by the Parent Seller and before being entitled to recover any amount from the Parent Seller or any member of the Sellers’ Group, first take, or procure that the Buyers or the Group Member takes, all steps (whether by way of a claim against its insurers or otherwise and including legal proceedings) as the Parent Seller may reasonably require to enforce such recovery; and

(c)	keep the Parent Seller reasonably informed of the progress of any action taken,

and thereafter any Claim for breach of Warranty (other than a Fundamental Warranty Claim) against the Parent Seller or the relevant member of the Sellers’ Group will be limited (in addition to the other limitations in this Schedule 4 (Limitations of Liability)) to the amount by which the loss or damage suffered by the Buyers as a result of the matter giving rise to the Claim for breach of Warranty (other than or a Fundamental Warranty Claim) exceeds the amount so recovered.

5	WARRANTY AND INDEMNITY INSURANCE

The Buyers undertake to the Parent Seller, during the term of the W&I Policy:

(a)	to maintain the W&I Policy in full force and effect;
(b)	not to vary or amend the W&I Policy in a way which may be detrimental to the Parent Seller; and
(c)

to procure that at all times the W&I Policy contains terms that, except in the case of fraud, fraudulent misrepresentation or wilful concealment on the part of the Parent Seller, the insurer irrevocably waives its rights to take subrogated action or to claim in contribution or to exercise any rights assigned to it against the Parent Seller.

6	OTHER LIMITATIONS
6.1

The Parent Seller and each other member of the Sellers’ Group’s liability in relation to a Claim for breach of a Warranty (other than a Tax Warranty Claim or a Fundamental Warranty Claim) shall be reduced or extinguished to the extent that to:

(a)

an allowance, provision or reserve has been made for any amount related to the subject matter of such Claim in the Accounts, the Completion Statement or in any of the Transaction Documents (including any amount by which the valuation of any asset has been reduced in the Accounts or the Completion Statement to take account of the subject matter of such Claim) or to the extent that payment or discharge of the relevant matter has been taken into account therein; or

(b)	any amount has been recovered under any other claim in respect of the same matter, fact or circumstance.
6.2

The Parent Seller and each other member of the Sellers’ Group will not be liable in respect of any Claim for breach of a Warranty (other than a Tax Warranty Claim) to the extent that such Claim is attributable to, arises as a result of, or is increased by (in which case such liability shall be reduced by the amount so increased but shall not otherwise be extinguished):

(a)

any voluntary act or transaction carried out after the date of this Deed by or at the request of or with the consent of the Buyers, any member of the Buyers’ Group, or in each case its directors, employees, agents or successors in title.

(b)	anything expressly required to be done or omitted to be done pursuant to this Deed; or
(c)

the winding-up of any Group Member or any winding-up or cessation after Completion of any trade or business carried on by any Group Member or effecting a major change after Completion in the nature or conduct of any trade or business carried on by any Group Member.

6.3

The Parent Seller and each other member of the Sellers’ Group shall not be liable in respect of any Claim for breach of a Warranty to the extent that the Buyers were aware on or before the date of this Deed of the matters giving rise to the Claim (and for the purposes of this paragraph 6.3, the awareness of the Buyers shall mean the actual acknowledge of Mark Dunger, Dave Schatz, Chris Tucker, Steve Savis and Kelly Kennedy and such persons shall be deemed to have knowledge of the Disclosed Matters and the contents of any due diligence reports provided by the advisors to the Buyers and/or any other member of the Buyers’ Group or their respective advisors on their behalf).

6.4

Nothing in this Deed will in any way restrict or limit the general obligation at law of the Buyers and the Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Parent Seller of this Deed or any fact, matter or circumstance giving rise to a Claim (other than a Tax Deed Claim).

6.5

If any Claim (other than a Tax Deed Claim) will arise by reason of some liability which at the time that the Claim is notified to the Parent Seller is contingent only or otherwise not capable of being quantified, the Parent Seller and each other member of the Sellers’ Group will not be under any obligation to make any payment to the Buyers in respect of such Claim until the contingent liability becomes actual and is due and payable. This paragraph 6.5 of this Schedule 4 (Limitations on Liability) is without prejudice to the obligation of the Buyers to notify the Parent Seller of the Claim and to issue and serve proceedings in respect thereof in accordance with paragraphs 2.2(c), 2.2(d) and 3.1 of this Schedule 4 (Limitations on Liability) provided always that the time period pursuant to which the Buyers must issue and serve proceedings in respect thereof shall not begin until the Claim has ceased to be contingent or becomes capable of being quantified.

6.6

The Buyers acknowledge and agree that the only Warranties given in relation to Taxation or any related claims, liabilities or other matters (“Tax Matters”) are those set out in paragraph 21 (Taxation) of Schedule 3 (Warranties) and no other warranty is given in relation to Tax Matters.

7	RETENTION AND PROVISION OF INFORMATION

To the extent reasonably practicable and consistent with its document retention policies, the Buyers shall, and shall ensure that each Group Member will, retain all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim.

8	OBLIGATIONS OF THE BUYERS

Where an obligation is imposed on the “Buyers” under the terms of this Deed or any other Transaction Document which is capable of being fulfilled by one or either of them, such obligation shall be deemed to have been satisfied in full once either Buyer has fully discharged the relevant obligation.

SCHEDULE 5

PROPERTIES

Location	Freehold or Leasehold	Registered Title Number (if applicable)	Lease Term	Tenant / Owner
Land at Towers Business Park, Wheelhouse Road, Rugeley (WS15 1UZ)	Leasehold	SF549377	5 January 2009 to 4 January 3008 (999 year lease)	Ultra PMES Limited
50 Barnes Park North, Wallingford, Connecticut 06492	Leasehold	N/A	1 March 2019 to 30 June 2025	DNE Technologies, Inc.
95 Horseblock Road, Yaphank, New York	Leasehold	N/A	1 July 2023 to 31 August 2028	EMS Development Corporation
Unit C1 Knaves Beech Business Centre, Loudwater, High Wycombe Unit C2 Knaves Beech Business Centre, Loudwater, High Wycombe Unit C3 Knaves Beech Business Centre, Loudwater, High Wycombe	Leasehold	BM370637 BM370638 BM370640	15 December 2011 to 14 December 2026	Ultra Sonar Systems Limited

SCHEDULE 6

COMPLETION STATEMENT

1	COMPLETION STATEMENT
(a)

The Parent Seller shall, as soon as reasonably practicable after Completion, and (subject to the Buyers complying with Clause 11.1 and paragraph 1(f) below) in any event within 90 Business Days of the Completion Date, deliver to the Buyers a draft of the Completion Statement (the “Draft Completion Statement”) setting out the Actual Net Working Capital Amount, the Actual Cash Amount, the Actual Debt Amount and the Actual Intercompany Debt and prepared in accordance with the provisions of paragraph 2 below.

(b)

The Buyers shall notify the Parent Seller whether or not the Buyers accept the Draft Completion Statement for the purposes of this Deed, and, if it does not accept it, shall notify the Parent Seller of the specific items in the Draft Completion Statement which it disputes and the basis upon which it disputes such items, the adjustments proposed and the reasons therefor (the “Dispute Notice”), in each case as soon as reasonably practicable but in any event within 45 Business Days of receiving it. Any item not disputed in the Dispute Notice shall be deemed to be agreed by the Buyers and to be final and binding on the parties.

(c)

Where the Buyers notify the Parent Seller within the period specified in paragraph 1(a) above that it does not accept the Draft Completion Statement, the Parent Seller and the Buyers shall attempt in good faith to reach agreement in respect of the Draft Completion Statement and, if they are unable to do so within 15 Business Days following receipt by the Parent Seller of the Dispute Notice referred to in paragraph 1(b) above, the disputed item(s) may be referred to the Reporting Accountants by either the Parent Seller or the Buyers. The Parties shall use all reasonable endeavours in good faith to reach agreement regarding the identity of the Reporting Accountants and to agree terms of appointment with the Reporting Accountants. Neither Party shall unreasonably withhold its agreement to the terms of appointment proposed by the Reporting Accountants or the other Party. If the Buyers and the Parent Seller do not agree on the identity of the Reporting Accountants within 10 Business Days of one of them proposing the identity of the Reporting Accountants to the other, the Parties agree they shall promptly, at the request of either Party, make a joint application to the President for the time being of the Institute of Chartered Accountants in England and Wales for a designated Reporting Accountant, with the costs of the President being split equally between the Buyers and the Parent Seller).

(d)

Where the Buyers are satisfied with the Draft Completion Statement (either as originally submitted by the Parent Seller or after adjustments agreed between the Parent Seller and the Buyers) or where the Buyers fails to:

(i)	notify the Parent Seller of the Buyers’ non-acceptance of the Draft Completion Statement; and
(ii)	deliver a Dispute Notice to the Parent Seller,

in each case within the time period and complying with the requirements referred to in paragraph 1(b) above, then the Draft Completion Statement (incorporating any adjustments previously agreed between the Buyers and the Parent Seller) shall constitute the “Completion Statement” for the purposes of this Deed and shall be final and binding on the parties.

(e)

Where a dispute is referred to the Reporting Accountants under paragraph 1(c) above, such Reporting Accountants shall be engaged by the Buyers and the Parent Seller on the terms set out in paragraph 1(g) and otherwise on such terms as shall be agreed between the Seller, the Buyers and the Reporting Accountants.

(f)

The Parent Seller, its accountants and, if appointed, the Reporting Accountants shall be granted (and the Buyers shall procure the granting of) access, at reasonable times and on reasonable notice, to the books and records (including in electronic format) of each Group Member and any other information of each Group Member which may reasonably be required to enable them to prepare, assess and/or negotiate the Draft Completion Statement. The Parent Seller, its accountants and, if appointed, the Reporting Accountants shall have the right to take copies of any documents, or be provided with such documents in electronic format that they reasonably require and shall have at reasonable times and on reasonable notice (and the Buyers shall provide) access to the relevant employees and personnel of any Group Member (using reasonable endeavours to ensure that such employees and other personnel cooperate with any reasonable request of the Parent Seller or the Reporting Accountants (as the case may be)), and give all assistance requested, as may in each case be reasonably required to enable them to evaluate, determine and/or agree the Completion Statement. The Parent Seller shall also comply with any reasonable request for information made by the Reporting Accountants, if appointed, to it.

(g)	The Reporting Accountants shall determine their own procedure, subject to the following:
(i)

the Buyers and the Parent Seller and/or their respective accountants shall each promptly (and in any event within 20 Business Days, or such other period as the Buyers and the Parent Seller may agree, of a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants. Promptly after receipt of both parties’ submissions (and in any event promptly following the deadline for receipt of submissions), the Reporting Accountants shall promptly and simultaneously provide each party with a copy of the other party’s submission;

(ii)

following delivery of their respective submissions, the Buyers and the Parent Seller shall have the opportunity to comment once only (provided that nothing in this sub-paragraph shall prevent the parties from responding to any requests from the Reporting Accountants under paragraph 1(g) above) on another party’s submissions by written comment delivered to the Reporting Accountants not later than 20 Business Days (or such other date as the Buyers and the Parent Seller may agree) (the “Last Comments Date”) after the written statement was first submitted to the Reporting Accountants pursuant to paragraph 1(g)(i) above. Promptly after receipt of both parties’ comments (and in any event promptly following the Last Comments Date), the Reporting Accountants shall promptly and simultaneously provide each party with a copy of the other party’s comments;

(iii)	apart from procedural matters and/or as otherwise set out in this Deed, the Reporting Accountants shall determine only:
(A)	whether any of the arguments for an alteration to the Draft Completion Statement put forward in the Dispute Notice is correct in whole or in part; or
(B)

if so, what alterations should be made to the Draft Completion Statement in order to: (x) comply with the requirements of this Schedule 6 (Completion Statement) to correct the relevant inaccuracy in it (for the avoidance of doubt the maximum adjustment to each individual disputed item which can be made by the Reporting Accountants to the Draft Completion Statement will be the amount specified by the Buyers in the Dispute Notice); and (y) correct any other items in the Completion Statement impacted as a direct consequence of the agreement or determination of a disputed item;

(iv)

the Reporting Accountants shall make their determination pursuant to paragraph 1(g)(iii) above within 20 Business Days of the Last Comments Date or as soon thereafter as is reasonably possible and such determination shall be in writing in the form of a Completion

Statement and shall be provided to each of the Parent Seller and the Buyers and shall (unless otherwise agreed by the Parent Seller and the Buyers) include reasons for each relevant determination;

(v)

the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by the Parent Seller or the Buyers for correction as soon as reasonably practicable); and

(vi)

the charges and expenses (including Tax) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination pursuant to paragraph 1(g)(iii) above or, failing such direction, equally between the Buyers on the one hand and the Parent Seller on the other.

(h)

Any determination of the Reporting Accountants under paragraph 1(g)(iii) above shall (subject to paragraph 1(g)(v) above) be deemed to be incorporated into the Draft Completion Statement which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall then become the Completion Statement and be final and binding on the parties.

(i)

Nothing in this paragraph 1 shall entitle a party or the Reporting Accountants to access any information or document which is protected by legal privilege, or which has been prepared by another party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this paragraph 1(i) to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

(j)

Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this paragraph 1 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Completion Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Deed or in defending any claim or argument or alleged claim or argument relating to this Deed or its subject matter.

2	FORM OF COMPLETION STATEMENT
(a)	The Completion Statement shall be drawn up substantially in the form of the Consideration Calculation Spreadsheet.
(b)

The Completion Statement shall set out the aggregate amount of each of the Net Working Capital, Debt and Cash of the Group, and the amount of Intercompany Debt, in each case as at immediately prior to Completion (the “Effective Time”).

(c)	The Completion Statement shall be drawn up in accordance with:
(i)	the specific accounting principles, policies, procedures, categorisations, definitions, methods, practices and techniques set out in paragraph 3 below;
(ii)

except as otherwise specified in sub-paragraph 2(c)(i) above, applying the same accounting practices, principles, conventions, bases, procedures, rules, methods, treatments, policies and categorisations in respect of the assets and liabilities as were used in the preparation of the Accounts, as therein applied, including in relation to the exercise of accounting discretion and judgement; and

(iii)	except as otherwise specified in sub-paragraphs 2(c)(i) and 2(c)(ii) above, IFRS at the Accounts Date.

For the avoidance of doubt, paragraph 2(c)(i) shall take precedence over paragraphs 2(c)(ii) and 2(c)(iii), and paragraph 2(c)(ii) shall take precedence over paragraph 2(c)(iii).

(d)

In the event of any conflict between the Consideration Calculation Spreadsheet and this Schedule 6 (Completion Statement) or the definitions set out in Schedule 8 (Definitions), the terms of this Schedule 6 (Completion Statement) and such definitions shall prevail.

3	SPECIFIC ACCOUNTING PRINCIPLES
(a)

Time and basis of preparation: The Completion Statement shall be prepared on an aggregated basis as at the Effective Time, with the balance sheets of the Group Members aggregated with the intracompany balances owed between the Group Members reconciled and any unreconciled amounts shall be written off.

(b)

Events after the Completion Date: The Completion Statement shall reflect events occurring after the Effective Time but before the date on which the Draft Completion Statement is delivered to the Buyers to the extent that these provide additional evidence of conditions that existed at the Effective Time. The post-Completion actions, intentions or obligations of the Buyers in relation to the Company shall not be taken into account in the Completion Statement. No charge, provision, reserve or write-off in respect of any costs, liabilities or charges, arising from the change in ownership of the Company shall be reflected in the Completion Statement.

(c)

No double counting: The provisions of this Schedule 6 (Completion Statement) shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Statement and no minimum materiality limits and thresholds shall be applied in calculating any amounts included in the Completion Statement.

(d)

Foreign exchange: The Completion Statement shall be expressed in USD. Any amounts which are expressed in a currency other than USD shall be converted into USD at the exchange rate as at close of business on the Completion Date published by Bloomberg.com

(e)

Full Year End Close: The Completion Statement shall be prepared on the basis that the aggregation of those balance sheets represents a financial period end and that a hard close of the accounting records shall be performed including detailed analysis of prepayments and accruals, cut-off procedures, provisions and other year-end adjustments.

(f)

Classification: Except as explicitly required by the specific accounting policies set out in this Schedule 6 (Completion Statement), the Completion Statement will be prepared using the classification of items and balances on a basis consistent with that adopted in the Consideration Calculation Spreadsheet. Items or balances at the Effective Time of a similar nature to items or balances included in the Consideration Calculation Spreadsheet will be included in the Completion Statement in the same line as such similar items were included in the Consideration Calculation Spreadsheet, in order to preserve a strict principle of balance sheet classification continuity.

(g)

UK Loan Note: the UK Loan Note shall be recognised as Debt in the Completion Statement to the extent that such UK Loan Note remains outstanding (including following any set-off contemplated by Clause 5.2(d)(iii)) as at the Effective Time.

(h)	Stamp Duty Land Tax clawback: The stamp duty land tax group relief claimed by the UK Target of £307,793 will be recognized as Debt in the Completion Statement.
(i)

R&D expenditure credits: No value shall be attributed to any entitlement (contingent or otherwise) to the benefit of any R&D expenditure credit (within the meaning of Part 3 or Part 13 CTA 2009) that has not been actually received prior to Completion.

(j)	Corporation tax liability: A corporate income tax provision shall be included as Debt in the Completion Statement in respects of all periods up to and including and the Effective Time as if this were a normal financial accounting period. If the corporation tax payments on account are greater than the corporation tax accrued, the difference will be included as Cash in the Completion Statement.

(k)

It shall be assumed that no benefit or credit shall accrue in respect of the UK Target for Group Relief surrenders potentially able to be made it from a Sellers’ Group Member, and no account shall be taken of any such potential Group Relief surrenders potentially able to be made to the UK Target from a Sellers’ Group Member (provided that, for the avoidance of doubt, Group Relief surrenders actually made on or prior to Completion shall be taken into account in the Completion Statement).

(l)

Except as required elsewhere in this paragraph 3 of Schedule 6 or in relation to sales and payroll taxes arising in the ordinary course of business, no other amount shall be included in the Completion Statement in respect of Tax on income, profits or gains (whether as a creditor, provision, debtor or otherwise).

(m)	Transaction Bonus Amount: the Transaction Bonus Amount will be recognised as Debt in the Completion Statement if and only to the extent that it will be settled by the Company after the Effective Time.
(n)

Transaction Expense Amount: the Transaction Expense Amount will be recognised as Debt in the Completion Statement if and only to the extent that it will be settled by the Company after the Effective Time.

(o)

Lease liabilities: The Completion Statement will not include any liabilities relating to Leases (including any liabilities relating to the Loudwater Property) within Debt and will be allocated to the column headed “Other” in the Consideration Calculation Spreadsheet.

(p)

Royalty accruals: A liability will be recognised in Debt in the Completion Statement in respect of the unpaid royalty payable to the Sellers’ Group, calculated as 3% of the Company’s external revenue up to the Effective Time (the “Royalty Payable”).

(q)

The Deferred Income Cost Allocation will be recognized as Debt in the Completion Statement and calculated as the sum of all the Estimated Cost to Service amounts of all Group Member contracts having deferred income liabilities at Completion (for clarity, this includes not only Material Contracts, but all such customer contracts, regardless of size and whether the Group Member is a prime or sub-contractor, hereinafter defined as “Deferred Income Contracts”, and with each individual contract having a deferred income at Completion being a “Deferred Income Contract”) , consistent with the calculation included in the Updated Firm Proposal.

(r)	No asset or liability in respect of deferred tax shall be taken into account in the Completion Statement.

SCHEDULE 7

LOUDWATER PROPERTY

In this Schedule 7 the following terms have the following meanings:

“Competent Authority”

means any local, national, multinational, governmental or non-governmental authority, statutory undertaking, agency or public or regulatory body (whether present or future) which has jurisdiction over the Business or any decision, consent or licence which is required to carry out the Business;

“Loudwater Headleases”	means the three leases of each unit of the Loudwater Property each made between CIP Property (AIPT) Limited as landlord and UEL UK as tenant and each dated 27 April 2012;

“Loudwater Existing Licence”	means the licence to occupy relating to part ground floor, Unit C1 Knaves Beech Business Centre, Loudwater, High Wycombe made between UEL UK and UK Target and dated 31 October 2022;

“Loudwater Landlord”	means the person entitled to the immediate reversion to the Loudwater Headleases;

“Loudwater Underlease Consent”	means the written consent of the Loudwater Landlord to the grant of the Loudwater Underlease; in accordance with the terms of the Loudwater Headleases;

“Loudwater Underlease”

means a sub-underlease (or where requested by the Loudwater Landlord, separate sub-underleases for each unit) of the whole of each unit of the Loudwater Property to be entered into between USS UK and the UK Target in the agreed form; annexed at the Appendix subject to any reasonable amendments requested by the Loudwater Landlord;

“LPA 1994”	means the Law of Property (Miscellaneous Provisions) Act 1994; and

“Property Conditions”	means the Standard Commercial Property Conditions (Third Edition - 2018 Revision).

1	THE CONDITIONS
1.1

This Schedule 7 incorporates Part 1 of the Property Conditions, so far as they are applicable to the grant of a lease and except to the extent that they are varied or disapplied by or are inconsistent with the terms set out in this Schedule 7. Part 2 of the Property Conditions are not incorporated in this Schedule 7.

1.2	The definition of “conveyancer” in Property Condition 1.1.1 shall be construed as referring to the ’Buyers’ Solicitors and/or the Sellers’ Solicitors, as the context requires.
1.3	The definition of “completion date” in Property Condition 1.1.1 shall be construed as a reference to the Completion Date.
1.4	Property Condition 9.8.1 is varied by the addition of the following at the end: “under this condition but not otherwise”.
1.5

The opening wording to Property Condition 10.1 shall read “If any plan or statement in the contract, or in written replies which the seller's conveyancer has given to any written enquiry raised by the ’Buyers’ conveyancer before the date of the contract, is or was misleading or inaccurate due to any error or omission, the remedies available are as follows”.

1.6	Property Conditions 10.5.2(b) and 10.6.2(b) are both varied by the addition of the words: “and any other materials” after the words: “return any documents”.
1.7

Property Conditions 1.2, 1.3, 2, 3, 4.1, 7.1, 7.2, 7.3, 7.4.2, 7.6.2, 7.6.3, 8.1, 8.2.1, 8.2.2, 8.2.3, 8.2.4(b), 8.2.5(b), 8.2.7, 9.3.7, 9.3.8, 11.2.4, 11.3.2(a)(i), 11.3.5, 11.3.6, 11.3.7, 11.3.8 and 12 do not apply to this Schedule 7.

2	TITLE

Subject to paragraph 4.2, the Parent Seller has made available to the Buyers before the date of this Deed copies of the entries subsisting on the registers of the Loudwater Property as at the dates of such copies and copies of any title plans as provided in the Data Room and copies or abstracts of any documents noted on those titles including the Loudwater Headleases and the Buyers shall procure that the UK Target shall accept USS UK’s title to the Loudwater Property as shown by the Parent Seller without further enquiry, objection or requisition.

3	TITLE GUARANTEES
3.1	The Loudwater Underlease shall, subject to this Schedule 7, be granted with full title guarantee .
4	MATTERS AFFECTING THE BUSINESS PROPERTIES
4.1	The Loudwater Underlease shall, subject to this Schedule 7, be granted free from encumbrances other than:
(a)

the matters, other than financial charges, contained or referred to registers of title for the Loudwater Headleases by the Land Registry at the date and time referred to in the relevant official copies contained in the Data Room;

(b)	all matters contained or referred to in the Loudwater Underlease;
(c)	all matters disclosed in the Data Room as at 5 p.m. on the last Business Day before the date of this Deed;
(d)	all matters discoverable by inspection of the Loudwater Property before the date of this Deed;
(e)	all matters relating to the Loudwater Property which the Parent Seller (or USS UK) does not know about and could not reasonably know about;
(f)	entries in any public register (whether made before or after the date of this Deed);
(g)	public requirements;
(h)

any interests which are (or would be) unregistered interests which override first registration under schedule 1 to the Land Registration Act 2002 or which fall within any of the paragraphs of schedule 3 of the Land Registration Act 2002 (when read together with paragraphs 7 to 13 of schedule 12 of that Act); and

(i)	all matters disclosed
(i)	by the Buyers’ conveyancing undertaking searches (if any); or
(ii)

as a result of the replies to enquiries by the Parent Seller or any member of the Sellers’ Group (formal or informal, and whether made in person, in writing by email or orally) made by or on behalf of the Buyers.

4.2

The Buyers will, and will procure that the UK Target will, be deemed to take the Loudwater Property with full knowledge of the matters subject to which it is underlet, and shall not make any requisition or claim in respect of any of those matters other than on any matter registered at the Land Registry after the date of the relevant copies as provided in the Data Room or revealed by the ’Buyers’ solicitors’ pre-completion searches.

5	LOUDWATER UNDERLEASE CONSENT
5.1

This paragraph 5 and paragraph 6 below apply to the Loudwater Property in relation to which the Loudwater Underlease Consent is required. If the Loudwater Underlease Consent has not been obtained as at the Completion Date, this paragraph shall continue to apply until the Loudwater Underlease Consent has been obtained or until this Schedule 7 ceases to apply to the Loudwater Property in accordance with the terms of this Schedule 7.

5.2	The Parent Seller shall:
(a)	use reasonable endeavours (at its own costs) to obtain the Loudwater Underlease Consent ; and
(b)	promptly execute all documents required in connection with the grant of the Loudwater Underlease Consent.
5.3	The Buyers shall provide to the Loudwater Landlord:
(a)	a direct covenant with the Loudwater Landlord by the UK Target to comply with the tenant covenants in the Loudwater Underlease; and
(b)

all references and other evidence and information reasonably required by the Loudwater Landlord, having regard to the information in the Buyers’ possession or otherwise available to it and any other third party in order to obtain the Loudwater Underlease Consent.

5.4	Neither party shall object to any Loudwater Underlease Consent being subject to any condition lawfully and reasonably imposed by the Loudwater Landlord.
5.5

If the Loudwater Underlease Consent has not been obtained by 11 December 2026 the parties shall cease to pursue the Loudwater Underlease Consent and the provisions of this Schedule 7 will terminate with immediate effect.

5.6

If at any time the Loudwater Underlease Consent is refused by the Loudwater Landlord (whether or not such refusal was reasonable) the provisions of this Schedule 7 will terminate with immediate effect (except the provisions of paragraphs 6.3, 6.4 and 6.5, which shall continue as though the Loudwater Underlease Consent remained pending, until terminated in accordance with the terms of paragraph 6.5).

6	DELAYED LEGAL COMPLETION
6.1

If the Loudwater Underlease Consent has not been obtained by Completion, then the parties shall proceed with Completion in accordance with Clause 6 (Completion) (including execution of the Loudwater Facilities Services Agreement) notwithstanding the absence of such Loudwater Underlease Consent. The date for the grant of the Loudwater Underlease shall (unless an earlier date is agreed by the Parent Seller and the Buyers) be postponed to the tenth Business Day after the earlier of:

(a)	the date on which the Loudwater Underlease Consent is obtained; or
(b)	the Buyers (if it so elects) giving notice that it wishes to complete the Loudwater Underlease notwithstanding the fact that the parties have not received the Loudwater Underlease

Consent (in which case the Loudwater Underlease will contain an indemnity in favour of the Parent Seller and USS UK, on an after-Tax basis, in respect of any loss to the Parent Seller or USS UK as a direct consequence of the Loudwater Underlease being granted without the Loudwater Underlease Consent).

6.2	At the Completion Date:
(a)	the Loudwater Existing Licence will be terminated with immediate effect (without affecting any right or remedy any party may have in respect of any historic breach of it); and
(b)

the Parent Seller and the Buyers shall procure that the Loudwater Facilities Services Agreement is executed by the parties thereto (which agreement shall, for the avoidance of doubt, apply throughout the period of USS UK’s occupation of the Loudwater Property (whether such occupation is pursuant to the terms of this Schedule 7 paragraph 6 or pursuant to the Loudwater Underlease) until terminated in accordance with its terms).

6.3	Pending grant of the Loudwater Underlease and with effect from the Completion Date:
(a)

the Parent Seller will procure that the UK Target is permitted (together with all persons authorised by it) to have the unrestricted use and occupation of the whole of the Loudwater Property as bare licensee only on a non-exclusive basis on the same commercial terms (including as to rents, service charges and other sums or payments due by the UK Target) as those set out in the Loudwater Underlease (the “Loudwater Commercial Terms”); and

(b)

subject to being put in funds by the Buyers or the UK Target as applicable (which the Buyers undertakes to procure) in accordance with the Loudwater Commercial Terms, the Parent Seller (or the relevant member of the Sellers’ Group) shall pay the rents, service charges and other sums or payments reserved by the Loudwater Headleases or otherwise payable by the tenant pursuant to the Loudwater Headleases.

6.4	Pending grant of the Loudwater Underlease the Buyers will, and/or will procure that the UK Target as applicable will:
(a)

to the extent consistent with the Loudwater Commercial Terms, within five (5) working days of written demand accompanied by reasonable evidence of such charges, put the Parent Seller in funds so as to enable the Parent Seller (or the relevant member of the Sellers’ Group) to pay all rents, service charges and other sums or payments payable by the Parent Seller (or the relevant member of the Sellers’ Group) in respect of the Loudwater Property;

(b)

observe and perform the covenants and conditions contained in the title deeds and documents relating to the Loudwater Property, including the Loudwater Headleases (other than payment of rents under the lease);

(c)	not infringe any statutory requirement relating to the Loudwater Property; and
(d)

indemnify the Parent Seller and the Sellers’ Group on an after-Tax basis in respect of all direct, reasonable and proper losses, liabilities and costs incurred by the Parent Seller or the relevant member of the Sellers’ Group as a result of any act, neglect, default or omission on the part of the Buyers and/or the UK Target (and their employees, servants, agents, licensees and invitees) in relation their obligations to perform or comply with such covenants and conditions(and the Parent Seller and the Sellers’ Group shall use reasonable endeavours to mitigate any such losses incurred).

6.5	The UK Target shall be permitted to occupy the Loudwater Property on the basis outlined in paragraph 6.3 from and including the Completion Date to and including the earlier of:
(a)	11 December 2026; and

(b)	the date of grant of the Loudwater Underleases with the relevant landlord consent obtained pursuant to this Schedule 7; and
(c)

the date on which the Loudwater Landlord serves any notice or sends any formal correspondence in respect of the actual, pending or threatened forfeiture of the Loudwater Headleases (or any one of them) (whether legal proceedings are issued or not); and

(d)	(where the Loudwater Underlease Consent has been refused by the Loudwater Landlord) the expiry of one month’s notice given by either party to the other; and
(e)

the expiry of 30 days’ written notice in the case of a material breach by the Buyers or the UK Target of the provisions of paragraphs 6.3 and 6.4 (provided that such material breach remains unremedied following the expiry of the notice).

7	THE UNDERLEASE
7.1

In accordance with paragraph 6.1 above the Parent Seller shall procure that USS UK as landlord shall grant, and the Buyers shall procure that UK Target as tenant shall accept, the Loudwater Underlease on the terms set out in this Schedule 7, and the Parent Seller (or the Buyers as applicable) shall procure the delivery to the Buyers or the Buyers’ Solicitors (or the Parent Seller or the Sellers’ Solicitors as applicable) a copy or original and counterpart of the Loudwater Underlease duly executed by the parties thereto.

7.2	The tenant of the Loudwater Underlease shall be the UK Target and USS UK shall not be required to grant the Loudwater Underlease to any other person.
7.3	No purchase price, premium or deposit is payable.
7.4	Following the grant of the Loudwater Underlease, the Parent Seller shall, or shall procure that USS UK (or UEL UK):
(a)	fully complies with the tenant covenants in the Loudwater Headleases; and
(b)

covenants to pay to the Buyers on an after-Tax basis an amount equal to all direct, reasonable and proper losses, liabilities and costs incurred by the UK Target arising out of any failure of USS UK to perform or discharge any of its obligations or liabilities pursuant to paragraph 7.4(a) (and the UK Target shall use reasonable endeavours to mitigate any such losses incurred).

8	REGISTRATION
8.1

The UK Target may note this Deed by way of a unilateral notice against the registered titles to the Loudwater Headleases. It is not permitted to note this Deed against the registered titles to the Loudwater Headleases by way of an agreed notice, or send this Deed or a copy of it to HM Land Registry.

8.2	On the earlier of the completion of the Underlease or termination of this Schedule 7, the Buyers shall procure that the UK Target shall:
(a)	Promptly apply to the Land Registry to cancel all entries relating to this Deed noted registered against the registered titles to the Loudwater Headleases; and
(b)	promptly notify Parent Seller when such application has been completed by the Land Registry.

9	STATE AND CONDITION OF THE LOUDWATER PROPERTY
9.1

The Buyers acknowledges that it has had the opportunity (and the Sellers’ Group permission) to inspect the Loudwater Property and undertake its own investigations and surveys into the state and condition of it, and has satisfied itself as to the state and condition of the Loudwater Property and has formed its own view as to the suitability of the Loudwater Property in respect of the grant of the Loudwater Underlease.

9.2

The parties agree that subject to paragraph 9.4 and paragraph 9.5 the Parent Seller and USS UK shall not, under any circumstances, be liable for the state and condition of the Loudwater Property; or any loss or damage or injury of any kind whatsoever arising from the state and condition of the Loudwater Property, any defect in the Loudwater Property, or the presence of any substances or materials in, on or under the Loudwater Property or the escape from the Loudwater Property at any time of any substances or materials.

9.3

Subject to paragraph 9.4 and paragraph 9.5 the parties agree that all warranties, conditions and stipulations whatsoever on the part of the Parent Seller or USS UK as to the state and condition of the Loudwater Property are excluded and the Buyers does accept and shall procure that the UK Target accepts full responsibility for their state and condition.

9.4

The Buyers acknowledges that the Loudwater Property may have been contaminated by the former uses of the Loudwater Property prior to the Completion Date, and the Parent Seller has given the Buyers access to the Loudwater Property to carry out its own surveys and assessments of the state and condition of the Loudwater Property.

9.5	The Parent Seller and the Buyers agree that:
(a)

the apportionment by a Competent Authority of any liabilities that may arise under the contaminated land regime under Part 2A of the Environmental Protection Act 1990 (as amended) (the “Regime”) as between the Parent Seller (and/or USS UK) and the Buyers (and/or the UK Target) in respect of hazardous substances present in the soil and groundwater at the Loudwater Property shall be undertaken on the basis that the Buyers (and/or the UK Target) shall have full responsibility for any and all such liabilities arising during the term of the Loudwater Underlease;

(b)	it is acknowledged and intended this paragraph is an agreement on liabilities for the purposes of the Regime;
(c)

in the event of a notification being served on any of them which indicates that the Loudwater Property is or is likely to be determined “contaminated land” under the Regime to notify the other party as soon as is reasonably practicable;

(d)

the parties undertake to furnish the Competent Authority with a copy of this contract as soon as is reasonably practicable after receiving a notice from the authority or a notification under paragraph 9.5(c) and to individually agree to the application of paragraph 9.5(a) and to confirm such individual agreement in writing to the Competent Authority following receipt of such notice or notification.

(e)	for the avoidance of doubt the parties retain the right to appeal against a decision of a Competent Authority in accordance with the Regime's appeal procedure.
10	EXCLUSION OF SECURITY OF TENURE

The Parties confirm that:

10.1

USS UK served a notice on the UK Target, as required by section 38A(3)(a) of the Landlord and Tenant Act 1954 and which applies to the tenancy to be created by the Loudwater Underlease, before this Deed was entered into; and

10.2

UK Target, or a person duly authorised by it to do so, made a statutory declaration dated on or around the date of this Deed in accordance with the requirements of section 38A(3)(b) of the Landlord and Tenant Act 1954.

11	ENERGY PERFORMANCE CERTIFICATE

If the Parent Seller has not delivered or procured the delivery of the energy performance certificates for the Loudwater Property to the Buyers on or before the date of grant of the Loudwater Underleases, the Buyers shall allow the Parent Seller, and any person authorised by the Parent Seller, access to such parts of Loudwater Property as such person reasonably requires after the date of this Deed at all reasonable times on giving reasonable written notice to the Buyers, for the purpose of preparing energy performance certificates for the Loudwater Property.

SCHEDULE 8

DEFINITIONS

In this Deed the following terms have the following meanings:

“Accounting Policies”	the basis of preparation used in the Accounts set out on page 8 of the Pre-Sale Report;
“Accounts”

the unaudited consolidated carve-out accounts of the SMaP reporting units, comprising: (a) the balance sheet as at the Accounts Date as set out in the column headed “Dec-23 Actual” on page 23 of the Pre-Sale Report; (b) the profit and loss account for the 12 month period ending on the Accounts Date as set out in the column headed “Reported EBIT (CC FX)” on page 233 of the Pre-Sale Report; and (c) the cash flow statement for the 12 month period ended on the Accounts Date as set out in the column headed “FY23 Actual” on page 152 of the Pre-Sale Report);

“Accounts Date”	31 December 2023;
“Acquired Business”	has the meaning given to it in Clause 7.6;
“Acquired Competing Business”	has the meaning given to it in Clause 7.6;
“Actual Cash Amount”	the Cash of the Group Members at the Effective Time calculated in accordance with the provisions of Schedule 6 (Completion Statement) and set out in the Completion Statement;
“Actual Debt Amount”

the Debt of the Group Members at the Effective Time calculated in accordance with the provisions of Schedule 6 (Completion Statement) and set out in the Completion Statement, stated as a positive amount;

“Actual Intercompany Debt”	the Intercompany Debt at the Effective Time calculated in accordance with the provisions of Schedule 6 (Completion Statement) and set out in the Completion Statement;
“Actual Net Working Capital Amount”	the Net Working Capital of the Group Members as at the Effective Time calculated in accordance with the provisions of Schedule 6 (Completion Statement) and set out in the Completion Statement;
“Advent Related Person”	has the meaning given in Clause 13;
“Affiliate”

in respect of a person, its direct and indirect subsidiary undertakings, parent undertakings and the subsidiary undertakings of such parent undertakings from time to time, provided that the Parent Seller’s Affiliates and the Sellers’ Affiliates shall not include: (a) any of the Group Members; or (b) any person excluded from the definition of Sponsor Entity pursuant to sub-paragraph (a) or (b) thereof;

“Announcements”	the public announcements in the agreed form;
“Anti-Boycott Requirements”	has the meaning given in Schedule 3 (Warranties);

“Anti-Corruption Laws”	has the meaning given in Schedule 3 (Warranties);
“Authorisation”	has the meaning given in Clause 11.18;
“Authorised Recipient”

a representative of the Buyer who:

(a)

holds appropriate security clearance (as confirmed by or on behalf of the Parent Seller);

(b)

is a sole UK national; and

(c)

has entered into a confidentiality agreement in a form acceptable to the Parent Seller.

“Base Consideration”	$550,000,000;
“Business”	the business carried on by the Group as at the date of this Deed;
“Business Day”	any day other than a Saturday or Sunday on which banks are normally open for general banking business in London and New York City;
“Business Plan”	the business plan contained at Document 1.14.1 of the Data Room;
“Buyers 401(k) Plan”	a retirement plan that is intended to be qualified under Section 401(a) of the US Code that is sponsored by a member of the Buyers’ Group;
“Buyers Plans”	has the meaning given to it in Clause 8.3;
“Buyers’ Account”

the bank account that the Buyers or the Buyers’ Solicitors will notify to the Seller or the Sellers’ Solicitors at least five Business Days before any payment is due to be made by the Parent Seller to the Buyers under this Deed;

“Buyers’ Group”	the Buyers and its Affiliates (including, with effect from Completion, the Group Members “member of the Buyers’ Group” shall be construed accordingly;
“Buyers’ Solicitors”	Bryan Cave Leighton Paisner LLP of Governors House, 5 Laurence Pountney Hill, London EC4R 0BR;
“CAA”	has the meaning given to it in paragraph 21(q) of Schedule 3 (Warranties);
“Cash”	the aggregate (without double counting) of:

(a)

cash in hand or credited to any account with a financial, lending or similar institution, including any interest accrued on each of the foregoing, as set out in the reconciled cashbooks of the Group Members;

(b)

securities and other cash equivalents which are readily convertible into cash within three months;

(c)

any property rental or security deposits paid by any of the Group Members;

(d)

any outstanding employee cash advances;

(e)

any ‘in the money’ interest rate and currency swap, cap, forward and/or other arrangements designed to provide protection against fluctuations in interest, currency rates, and/or commodity prices;

(f)

any Intercompany Debt Receivables;

(g)

without double counting, any category of item classified in the column “Cash” in the Consideration Calculation Spreadsheet; and

(h)

any item required to be treated as Cash pursuant to paragraph 3 of Schedule 6.

“Cash Pooling Arrangements”	has the meaning given in Clause 11.4;
“CFIUS”	the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity;
“Claim”	any claim arising under or in respect of a breach of any of the terms of this Deed or any other Transaction Document;
“Climate Change Scheme”

any governmental or regulatory requirements or incentive seeking to minimise emissions, encourage generation of renewable energy, reduce energy demand or consumption, or improve energy efficiency, including but not limited to renewable incentives and emissions trading schemes, which applies from time to time to the Company, its business or operations;

“Closing Consideration”

an amount equal to the aggregate of:

(a)

the Base Consideration; plus

(b)

the Estimated Cash Amount; less

(c)

the Estimated Debt Amount; and

(d)

either:

(i)

if the Estimated Net Working Capital Amount is greater (i.e. a smaller negative amount or a greater positive amount) than the Target Net Working Capital Amount: plus the amount by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount; or

(ii)

if the Estimated Net Working Capital Amount is less (i.e. a greater negative amount or a smaller positive amount) than the

Target Net Working Capital Amount: less the amount by which the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount;
“Company”	each of the UK Target and the US Targets;
“Company HSR Filing”	the HSR Act filing required to be made on behalf of the Company or any of its Affiliates, as required, under the HSR Act and the regulations implemented thereunder;
“Completion”	completion of the sale and purchase of the Shares in accordance with the provisions of this Deed;
“Completion Date”	the date on which Completion occurs;
“Conditions”	the Conditions set out in Clause 4.1;
“Confidential Information”	has the meaning given in Clause 15.1;
“Consideration Calculation Spreadsheet”

the form of the pro-forma balance sheet (tab “Completion Statement Dec-23”) set out in the excel file in the agreed form. For the avoidance of doubt, the numbers in the Consideration Calculation Spreadsheet are purely indicative and prepared as at 31 December 2023;

“Completion Statement”

the statement of the aggregate Cash, Debt and Net Working Capital of the Group, and of the Intercompany Debt, in each case as at the Effective Time in the form set out in the Consideration Calculation Spreadsheet, as final and binding on the parties in accordance with Schedule 6 (Completion Statement);

“Cut-off Date”

in respect of a Shared Contract or a Transferred Contract, the earlier of:

(a)

six months after Completion;

(b)

expiry or termination of the Shared Contract or Transferred Contract in accordance with its terms; and

(c)

its separation as contemplated by Clause 11.17;

“Data Protection Legislation”

all applicable laws and regulations relating to the Processing of any Personal Data as in force at the date of this Deed or as re-enacted, applied, amended, superseded, repealed or consolidated, including without limitation (i) the retained EU law version of the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018; (ii) the Data Protection Act 2018 (UK); (iii) the Privacy and Electronic Communications Directive 2002/58/EC; and (iv) the California Privacy Rights Act (CPRA);

“Data Room”

the Project Poseidon online data room hosted by Intralinks, as at 15:36pm (UK – BST)/7:36 am (US PT) on 7 July 2024, an index of the contents of which is in the agreed form and a USB of which will be delivered to the Buyers’ Solicitors as soon as reasonably practicable following the date of this Deed;

“Debt”

the aggregate (without double counting) (stated as a positive) of:

(a)

any outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest thereon; and (ii) all other obligations evidenced by bonds, debentures, notes and/or similar instruments of indebtedness, including all accrued but unpaid interest thereon;

(b)

all obligations under letters of credit, guarantees and/or performance bonds, in each case only to the extent drawn;

(c)

any Intercompany Debt Payables;

(d)

the Transaction Bonus Amount;

(e)

the Transaction Expense Amount;

(f)

any accrued but unpaid interest, fees, and other expenses owed with respect to (a) through (e) above including prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations or other costs incurred in connection with the repayment or assumption of such indebtedness;

(g)

without double counting any category of item classified in the column headed “Debt” in the Consideration Calculation Spreadsheet in each case;

(h)

the Deferred Income Cost Allocation; and

(i)

any item required to be treated as Debt pursuant to paragraph 3 of Schedule 6 in each case.

“Debt Financing”	means the debt financings that are necessary to be obtained in order to consummate the Transaction, consisting of the debt financings contemplated by the Debt Financing Documentation.
“Debt Financing Documentation”

means, as at the date of this Agreement, the signed commitment letter between the Guarantor and JPMorgan Chase Bank, N.A (with all relevant term sheets attached) dated on or around the date of this Agreement and following which, the documentation that is to be entered into to secure the financing described in such commitment letter (as amended, restated and/or replaced from time to time in accordance with Clause 5.14);

“Debt Financing Sources”

means the persons that have committed to provide or have otherwise entered into letters or other agreements to provide the Debt Financing, including the persons party to the Debt Financing Documentation referred to in this Deed, and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers or administrative agents in connection with the Debt Financing Documentation, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns, provided, that in no event shall the Buyers, the Guarantor nor any Affiliate thereof constitute a “Debt Financing Source”;

“Deferred Income Contract(s)”	has the meaning given in Schedule 6 (Completion Statement)

“Deferred Income Cost Allocation”	an estimation of the cost of work associated with deferred income paid to the Group as of Completion, as calculated in accordance with paragraph 3(q) of Schedule 6;
“Disclosed”

fairly disclosed in sufficient detail to enable a buyer to identify, ascertain and assess the nature and extent of the impact on each Group Member of the fact, matter, event or circumstance disclosed, and “Disclose” shall have a corresponding meaning;

“Disclosed Matters”

any fact, matter, event or circumstance which is Disclosed in this Deed or by the Disclosure Letter or by the Supplemental Disclosure Letter (if any) or the documentation included in the Data Room or the secure online data room referred to in paragraph 6(b) of Schedule 3 (Warranties);

“Disclosure Letter”	the letter dated with the date of this Deed from the Parent Seller to the Buyers containing disclosures against the Warranties;
“DNE US”

DNE Technologies, Inc., a corporation incorporated in the state of Delaware (registered number 704727), whose registered office is at the Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801;

“DNE US Shares”	the entire issued share capital of DNE US, details of which are set out in Part A of Schedule 1 (The Sellers and the Shares);
“Domain Names”	the internet domain names “ultra.group” and “umaritime.com”;
“Economic Commitments Undertaking”	the deed of covenant and undertaking to be executed by the Buyers in the agreed form;
“Effective Time”	has the meaning given to it in Schedule 6 (Completion Statement);
“EHS Matter”

all matters relating to the protection, improvement, preservation, remediation, restoration of or replacement or pollution or contamination of the Environment , or the import, manufacture, storage, distribution, labelling, sale, use, handling, transport, disposal, release, emission, escape or discharge of any Hazardous Substance into the Environment, any waste, Producer Responsibility or the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment;

“EMS US”	EMS Development Corporation, a corporation incorporated in the state of New York (registered number 324983), whose registered office is at CT Corporation System, 28 Liberty Street, New York, NY 10005;
“EMS US Shares”	the entire issued share capital of EMS US, details of which are set out in Part A of Schedule 1 (The Sellers and the Shares);
“Encumbrance”

any charge, mortgage, pledge, encumbrance, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of conversion, right of set-off, right of pre-emption, conversion or set-off, right of first refusal, right to acquire, security interest or third party right of interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environment”

all and any of the following media, (alone or in combination),namely air (including air within buildings and other natural or man-made structures whether above or below ground), water (including the sea, coastal and inland waters, surface waters, groundwater, wetlands and water in drains, pipes and sewers), land (including surface land, sub-surface strata, sea-bed and sediment and river bed and natural and man-made structures) and any organisms (including humans), micro-organisms, species, habitats, natural resources and their services, biodiversity and ecological systems, structures and functions supported by any of those media;

“Environmental Consents”

means any permit, licence, authorisation, approval, consent, notification, waiver, order, permission, filing, registration, exemption or any other approval which is required or obtained under or in relation to Environmental Laws required to operate the Company or the use or disposition of, or any activities or operations carried out at the Properties;

“Environmental Laws”

all international, European Union, national, state, federal, regional or local laws (including applicable common law, statute law, civil, criminal and administrative law), together with all subordinate legislation, bye-laws and codes of practice, including without limitation, to the extent legally binding, guidance notes, circulars, decisions, regulations, and judgments, orders or injunctions of any court or tribunal made or issued under or pursuant to any of the matters described above, which are in force and as amended from time to time relating to EHS Matters, together with any judicial or administrative interpretation of each of the foregoing and any undertakings or agreements with a Competent Authority that are in each case legally binding on the Seller (in relation to the Company) or the Company to the extent that such agreements or undertakings relate to EHS Matters;

“ERISA”	the US Employee Retirement Income Security Act of 1974, as amended;
“Estimated Cost to Service”

shall be an amount calculated for each Deferred Income Contract by reference to the following formula:

X = Y multiplied by (a percentage equal to 100% minus Z)

Where:

X is the Estimated Cost to Service of an individual Deferred Income Contract;

Y is the deferred income as calculated with respect to the individual Deferred Income Contract and as such deferred income is reflected in the respective balance sheet of each Group Member prepared on the basis consistent with the Accounts as of the measurement date; and

Z is current contract margin of an individual Deferred Income Contract, as of the measurement date, expressed as a percentage of revenue and based on the then current estimate of profitability determined after deduction of expected actual contract costs from expected revenue of said Deferred Income Contract.

The calculation of Estimated Cost to Service shall be consistent with the methodology in the PwC Project Poseidon “Deferred Income – Estimated Cost to Service” spreadsheet, dated July 4, 2024, provided by Buyer to Parent Seller on July 4, 2024, provided, however, that all Deferred Income Contracts of the Member Group shall be considered and included in the calculation of the aggregate Estimated Cost to Service amounts.

“Estimated Cash Amount”	the Parent Seller’s good faith estimate of the Cash of the Group as at the Effective Time;

“Estimated Debt Amount”	the Parent Seller’s good faith estimate of the Debt of the Group as at the Effective Time, stated as a positive amount;
“Estimated Intercompany Debt”	the Parent Seller’s good faith estimate of the Intercompany Debt as at the Effective Time;
“Estimated Net Working Capital Amount”	the Parent Seller’s good faith estimate of the Net Working Capital of the Group as at the Effective Time;
“Event”	any transaction, event, act, failure or omission of any kind and the earning, accrual or receipt or deemed earning, accrual or receipt of any income, profits or gains of any description;
“Export Controls”

laws, regulations, and orders regulating the export, reexport, or retransfer of commodities, software, technology, technical data, and services, including the Export Administration Regulations (“EAR,” 15 C.F.R. Parts 730–774), the International Traffic in Arms Regulations (“ITAR,” 22 C.F.R. Parts 120–130), the UK Export Control Act 2002, the UK Export Control Order 2008, and Council Regulation (EC) No 428/2009 (as retained in UK law);

“Factoring Agreement”	is defined in Clause 11.27;
“Firm Proposal”	The 25 June 2024 “Definitive Proposal” required by the Project Poseidon process letter provided by Lazard dated 29 May 2024;
“Fundamental Warranty Claim”	a claim by the Buyers for a breach of any Warranty set out in paragraph 1 or 2 of Schedule 3 (Warranties);
“GDPR”

the General Data Protection Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, repealing Directive 95/46/EC;

“Governmental Entity”

in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”	means the Companies, particulars of which are contained in Part B of Schedule 1 (The Companies), and “Group Member” shall be construed accordingly;
“Group Commitments”	has the meaning given to it in Clause 14.1;
“Group Relief”

any:

(a)

Relief surrendered, obtained or claimed pursuant to Part 5 or 5A of the Corporation Tax Act 2010;

(b)

advance corporation tax surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

(c)

refund of Taxation surrendered or claimed pursuant to Section 963 of the Corporation Tax Act 2010;

(d)

allocation or reallocation of profits, losses or gains for the purposes of tax on chargeable gains pursuant to an election under Section 171A or Section 179A of the Taxation of Chargeable Gains Act 1992, or Section 792 of the Corporation Tax Act 2009 (and references to a “surrender” of such relief will be construed accordingly);

(e)

eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001;

(f)

the roll-over of gains or realisation profits on a group basis under section 175 of the Taxation of Chargeable Gains Act 1992 or sections 777 to 779 of the Corporation Tax Act 2009;

(g)

the surrender of amounts in respect of R&D expenditure credit pursuant to sections 104N and 104R of the Corporation Tax Act 2009; and

(h)

the allocation of a set-off amount within a group pursuant to section 357EB of the Corporation Tax Act 2009;

“Group Relief Surrender”	has the meaning given to it in Clause 12.1;
“Guaranteed Obligations”	has the meaning given to it in Clause 10.1
“Hazardous Substance”

means any (a) material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, or a pollutant or contaminant under Environmental Law, petroleum including crude oil or any derivative or fraction thereof, (d) asbestos in any form, (e) polychlorinated bi-phenyls, polychlorinated bi-phenyl waste or polychlorinated bi-phenyl related wastes, (g) any individual category or combination of per- and polyfluoroalkyl substances;

“HSR Act”	the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States, as amended;
“IFRS”

means the body of pronouncements issued by the International Accounting Standards Board (“IASB”), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;

“IFS Assignment Deed”	the deed partially assigning the IFS licences used by the UK Target from the Parent Seller to the UK Target dated 2 July 2024;
“IFS Retained Agreement”

the master agreement, product terms, order forms, and customer affiliate schedules (and any associated or incorporated documents) whereby Industrial and Financial Systems, IFS UK Ltd (“IFS”) licenses certain IFS and third-party software to the Parent Seller, dated 20 December 2023 (effective 1 January 2024);

“Import Requirements”	has the meaning given in Schedule 3 (Warranties);
“Insolvency Event”	in relation to any person: (a) any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that company, a moratorium is declared in relation any indebtedness of that company, or an administrator is appointed to that company;

(b)

any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)

the appointment of any liquidator, receiver, administrator, administrator, receiver, compulsory manager or other similar officer in respect of that company or any of its assets; or

(d)

any analogous procedure or step is taken in any jurisdiction;

“Intellectual Property”

means patents, trade marks, service marks, business names, design rights, rights in get-up and trade dress, goodwill and the right to sue for passing-off or unfair competition, registered designs, domain names, database rights, copyrights, (and neighbouring and related rights), rights to inventions, utility models, rights in computer software, rights to use and protect the confidentiality of the confidential information (including know-how and trade secrets) of each Company, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from such rights and any and all rights and forms of protection having equivalent or similar effect now or in the future anywhere in the world;

“Intellectual Property Rights”	all Intellectual Property owned, used or exploited by any Group Member, but excluding any Intellectual Property in Owned Software, Third party Software and Open Source Software;
“Intercompany Debt”

the Intercompany Debt Payable less the amount of the Intercompany Debt Receivable, which shall be stated as a positive amount if the amount of the Intercompany Debt Payable exceeds the amount of the Intercompany Debt Receivable and as a negative amount if the amount of the Intercompany Debt Receivable exceeds the amount of the Intercompany Debt Payable;

“Intercompany Debt Payable”

the aggregate amount owing from any Group Member to the Parent Seller or any member of the Sellers’ Group including all outstanding principal, all accrued but unpaid interest and any break or termination fees and any other sums as at the Effective Time, but: (a) excluding any ordinary course trading balances; and (b) including the Royalty Payable;

“Intercompany Debt Receivable”

the aggregate amount owing to any Group Member from the Parent Seller or any member of the Sellers’ Group including all outstanding principal, all accrued but unpaid interest and any break or termination fees and any other sums as at the Effective Time, including the UK Outstanding Debt Amount but excluding any ordinary course trading balances;

“Inward IPR Licences”	licences granted to a Group Member by a third party for use of Intellectual Property which are material to the Business;
“IT Systems”

any and all material information and communications systems used by any Group Member in the Business, including computer hardware (including peripherals), software (including operating systems, firmware, applications and scripts), data, databases, servers, online systems (including websites, platforms, portals and storage), connectivity, networking, virtualised hardware and systems, and infrastructure but excluding the Product Range;

“ITAR”	the U.S. International Traffic in Arms Regulations;

“Key Employee”	means any employee of a Group Member who is employed with a salary grade of 14 or higher as set out in the Employee Census at document 1.8.1.2 of the Data Room;
“Licence”

a licence, permit, consent, certification, notification, registration or other authorisation, used by or granted to, any Group Member in connection with the carrying on of the Business other than licences relating to Intellectual Property, IT Systems, Third party Software and Open Source Software;

“Lease”

each: (i) lease, sublease, underlease, license, concession and other agreement (written or oral) pursuant to which a Company holds a leasehold, sub-leasehold or under-leasehold estate in, or is granted the right to use or occupy, any Property, in each case, as of the date hereof, and “Leases” means all such agreements;

“Long Stop Date”	the date which falls 9 months from and excluding the date of this Deed;
“Loudwater Facilities Services Agreement” or “FSA”	the facilities services agreement to be entered into between the UK Target and USS UK, in the agreed form;
“Loudwater Property”

means the whole of each of the properties at (i) Unit C1 Knaves Beech Business Centre, Loudwater, High Wycombe, (ii) Unit C2 Knaves Beech Business Centre, Loudwater, High Wycombe, and (iii) Unit C3 Knaves Beech Business Centre, Loudwater, High Wycombe, as demised by the Loudwater Headleases (as defined in Schedule 7) and as listed in Schedule 5 (Properties)

“Loudwater Supplier Contract”

each of the agreements originally entered into between UEL UK and various suppliers of goods and/or services related to the Loudwater Property, as specifically listed in the definition of Transferred Contracts;

“Material Contract”

each:

(a)

individual customer contract of a Group Member with an accrued revenue exceeding $1,000,000 (or equivalent) in the financial year ended 31 December 2023);

(b)

Loudwater Supplier Contract; and

(c)

sub-contract (and associated statements of work and purchase orders) between the UK Target and USS UK relating to support from USS UK to the UK Target in respect of three of the UK Target’s customer contracts;

“Measurement Systems US”

Measurement Systems, Inc., a corporation incorporated in the state of Delaware (registered number 2644464), whose registered office is at the Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801;

“Measurement Systems US Shares”	the entire issued share capital of Measurement Systems US, details of which are set out in Part A of Schedule 1 (The Sellers and the Shares);
“Mutual Shared Contract”	the Factoring Agreement;
“Net Working Capital”	the aggregate (without double counting) of the: (a) current assets; less (b) current liabilities,

including any category of item classified in the column headed “NWC” in the Consideration Calculation Spreadsheet and any item required to be treated as Net Working Capital pursuant to paragraph 3 of Schedule 6, provided that none of the following shall be included in the calculation of Net Working Capital: (i) Cash; (ii) Debt (and any liabilities included in the calculation of any portion thereof); and (iii) any categories of asset or liability classified in the column “Other” in the Consideration Calculation Spreadsheet. For the avoidance of doubt, Net Working Capital shall be stated as a positive amount if the relevant assets exceed the relevant liabilities and a negative amount if the relevant liabilities exceed the relevant assets;

“New UK Upstream Loan”	has the meaning given in Clause 5.2(d)(ii);
“NSI Act”	the UK National Security and Investment Act 2021;
“NSI Act Clearance”

the UK Secretary of State: (i) notifying the Buyers or the Parent Seller (as applicable), pursuant to section 14(8)(b)(ii) or 26(1)(b) of the NSI Act, that no further action will be taken under the NSI Act in relation to the Transaction; or (ii) subject to Clause 4.2(c), a final order pursuant to section 26(1)(a) of the NSI Act approving the Transaction;

“Open Source Software”

any software used by any Group Company which is typically made available to the public on terms which comply with the ‘Open Source Definition’, as defined and amended from time to time by the organisation known as the 'Open Source Initiative’;

“Order”	any order, ruling, consent, decree, judgment or injunction of any Governmental Entity;
“Outward IPR Licences”

licences granted by a Group Member to a third party for use of Intellectual Property which are material to the Business, but excluding any agreements for the provision of the Product Range to third parties;

“Owned Software”

any software which forms part of the IT Systems , is a part of the Product Range and/ or is otherwise used by a Group Company, and, in each case, to the extent the Intellectual Property Rights in which are owned by such Group Company and which is material to the Business;

“Pension Plans”	respectively (i) the UK GPP, and (ii) each Seller 401k Plan;
“NISPOM”	the National Industrial Security Program Operating Manual, as codified at 32 C.F.R. Part 117;
“Parent Seller’s Account”	the bank account(s) that the Parent Seller or the Sellers’ Solicitors will notify to the Buyers or the Buyers’ Solicitors at least five Business Days prior to Completion;
“Personal Data”	has the meaning given to it or any similar term (e.g., “personal information”) by the relevant Data Protection Legislation;
“Pre-Completion Return”	has the meaning given to it in the Tax Deed;
“Pre-Completion Tax Period”	any taxable period ending on or before the Completion Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on and includes the Completion Date;

“Pre-Sale Report”	the “pre-sale commentary report Volume 1 – Financial and Separation” dated 22 April 2024;
“Processing”

any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer);

“Producer Responsibility”

the legal and economic responsibility borne under Environmental Laws by manufacturers importers, distributors, sellers, users or consumers of products, including in relation to the use or restriction of Hazardous Substances within the manufacture, use and reuse, disposal or recycling of products;

“Product Range”	means the products that designed, developed and/or manufactured by or on behalf of one or more Companies;
“Property”	each of the properties listed in Schedule 5 (Properties) and “Properties” means all such property;
“Purchase Price Allocation”	has the meaning given to it in Clause 12.12;
“Registered IPR”	means Intellectual Property Rights which have been registered or for which application for registration has been made;
“Relevant Part”

in respect of a:

(a)

Seller Shared Contract and the Mutual Shared Contract, the rights and obligations under the Seller Shared Contract and the Mutual Shared Contract to the extent that those rights and obligations relate exclusively to the business of the Group Members; or

(b)

Target Shared Contract and the Mutual Shared Contract, the rights and obligations under the Target Shared Contract and the Mutual Shared Contract to the extent that those rights and obligations relate exclusively to the business of the Sellers’ Group;

“Relief”	includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing Taxation, or profits, income, or gains for Taxation purposes;
“Reporting Accountants”

a chartered accountant with at least 10 years’ experience in post-merger and acquisition purchase price resolution from a reputable, international and independent firm of recognised chartered accountants as agreed by the Parent Seller and the Buyers within 10 Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the joint application of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales or any successor body thereto;

“Reporting Period End Date”	26 July 2024, 23 August, 2024, 25 October 2024, 22 November 2024, 24 January 2025, 21 February 2025, 25 April 2025 and 23 May 2025;
“Reserved Matter”	each of the matters listed in Schedule 2 (Reserved Matters);
“Resigning Director”	has the meaning given to it in Clause 6.2(b)(ix);
“Restricted Group”	has the meaning given to it in Clause 7.5;

“Restricted Transaction”

a disposal of an interest in the issued share capital in any Group Member or of all, or a material part, of the business or assets of any of them or a third party investment in any of them, or in each case any of their subsidiary undertakings;

“Returns”	has the meaning given in Schedule 3 (Warranties)
“Royalty Payable”	has the meaning given in Schedule 6 (Completion Statement);
“Sanctioned Person”

a person that is: (a) designated under or otherwise the target of Sanctions; (b) located or resident in, or organised under, the laws of (or ordinarily resident in) a country or territory which is the subject of country- or territory-wide comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, the Crimea, the Kherson and Zaporizhzhia regions of Ukraine and the so-called People’s Republic of Donetsk and the so-called People’s Republic of Luhansk); or (c) owned 50 percent or more or controlled by any of the foregoing; or (d) subject to any list-based Export Controls restrictions such as by being identified on the U.S. Entity List, Denied Persons List, Military End User List, or Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, the AECA Debarred List administered by the US Department of State’s Directorate of Defense Trade Controls, or the Nonproliferation Sanctions lists administered by the US Department of State’s Bureau of International Security and Non-Proliferation;

“Sanctions”

any trade, economic or financial sanctions or embargoes (in each case having the force of law) administered or enforced by: (a) the United States; (b) the United Kingdom; (c) the European Union (and enforced by any of its member states); (d) the Security Council of the United Nations; or (e) the governments and official institutions or agencies of any of the authorities referenced in paragraphs (a) through (d) above, including the Office of Foreign Assets Control, the US Department of State and His Majesty’s Treasury;

“Section 721”

Section 721 of Title VII of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. § 4565, and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 et seq;

“Seller 401(k) Plan”	a retirement plan that is intended to be qualified under Section 401(a) of the US Code that is sponsored by a member of the Sellers’ Group;
“Section 338(h)(10) Election”	has the meaning given to it in Clause 12.11;
“Seller Balancing Payment”	has the meaning given to it in Clause 12.7(b);
“Seller Compensating Adjustment”	has the meaning given to it in Clause 12.7(a);
“Sellers”	UEL UK; UEC US and UM US, and “Seller” shall be construed accordingly;
“Sellers’ Group”	the Parent Seller and its Affiliates from time to time, and “member of the Sellers’ Group” shall be construed accordingly;
“Sellers’ Group Branded Materials”	has the meaning given to it in Clause 11.9;
“Sellers’ Group IPR”	has the meaning given to it in Clause 11.9;

“Seller Acquisition Financing UK Security Documents”

(a)

a security accession deed dated 30 November 2022 between, among others, UEL UK as new chargor and the Seller Security Agent to the English law debenture dated 2 August 2022 between, among others, Seller Obligors’ Agent as initial chargor and the Seller Security Agent (the “Seller Acquisition Financing Debenture"); and

(b)

a security accession deed to be entered into between, among others, the UK Target as new chargor and the Seller Security Agent to the Seller Acquisition Financing Debenture;

“Seller Acquisition Financing US Security Documents”

(a)

a New York law joinder agreement dated 30 November 2022 between, among others, EMS US and UM US each as new pledgors and the Seller Security Agent as security agent to the US pledge agreement dated 2 August 2022 between the Seller Obligors’ Agent and the Seller Security Agent; and

(b)

a New York law joinder agreement dated 30 November 2022 between, among others, EMS US as new grantor and the Seller Security Agent to the US security agreement dated 2 August 2022 between Cobham Ultra US Co-Borrower LLC and the Seller Security Agent;

“Seller Intercreditor Agreement”	the intercreditor agreement dated 2 August 2022 between, among others, the Seller Obligors’ Agent as company and the Wilmington Trust (London) Limited as security agent (the "Seller Security Agent”);
“Seller Senior Facilities Agreement”

the senior facilities agreement dated 24 December 2021 between, among others, Cobham Ultra SeniorCo S.à r.l. as company (the "Seller Obligors' Agent") and Credit Suisse AG, Cayman Island Branch as agent (the "Seller Facility Agent") (as amended from time to time);

“Seller Shared Contracts”

the contracts for the supply of goods and/or services by counterparties to members of the Sellers’ Group which relate to both any part of the business of the Sellers’ Group and the business of the Group Members, excluding the IFS Retained Agreement;

“Seller SUNs Indenture”

the senior notes indenture dated 24 December 2021 between, among others, Cobham Ultra SunCo S.à r.l. as issuer (the "Seller SUNs Issuer") and HSBC Bank PLC as trustee (the “Seller SUNs Trustee”) (as amended and supplemented from time to time);

“Sellers’ Solicitors”	Weil, Gotshal & Manges (London) LLP of 110 Fetter Lane, London EC4A 1AY;
“Seller Welfare Plan”	an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) that is sponsored by a member of the Sellers’ Group;
“Senior Employee”	means any employee of a Group Member who is employed with a salary grade of 13 or higher as set out in the Employee Census at document 1.8.1.2 of the Data Room;
“Separation Committee”	has the meaning given in Clause 11.28;
“Shared Contracts”	the Seller Shared Contracts, the Target Shared Contracts and the Mutual Shared Contract;
“Shares”	the UK Shares and the US Shares;

“Sponsor Entity”

Advent International, L.P., its Affiliates, and the funds managed by Advent International, L.P. and/or its Affiliates, but excluding in any event: (a) any portfolio or investee entity of any of the foregoing; and (b) any fund managed by Advent International, L.P. and/or its Affiliates which is not an indirect shareholder of the Sellers;

“Straddle Period”	any taxable period beginning on or before the Completion Date and ending after the Completion Date;
“Supplemental Disclosure Letter”	means the letter dated the date of Completion from the Sellers and the Parent Seller to the Buyers containing disclosures in respect of the repeated Warranties;
“Surviving Provisions”

Clauses 1 (Interpretation), 4.8 to 4.9 (inclusive) (Conditions and termination), 6.3(c) (Completion), 9.12 (Limitations on liability), 10 (Guarantee), 15 (Confidentiality and announcements), 17 (Entire agreement) and 18 (General);

“Target Balancing Payment”	has the meaning given to it in Clause 12.8(b);
“Target Compensating Adjustment”	has the meaning given to it in Clause 12.8(a)
“Target Net Working Capital Amount”	$29,600,000;
“Target Shared Contracts”	the contracts for the supply of goods and/or services by counterparties to Group Members which relate to both any part of the business of the Sellers’ Group and the business of the Group Members;
“Tax” and “Taxation”	has the meaning given to it in the Tax Deed;
“Tax Authority” and “Taxation Authority”	has the meaning given to it in the Tax Deed;
“Tax Claim”	means a Tax Warranty Claim or any Tax Deed Claim;
“Tax Deed”	means the deed in agreed form to be entered into between the Parent Seller and the Buyers at Completion relating to Tax;
“Tax Deed Claim”	any claim by the Buyer under, or in respect of, a breach of any of the terms of, the Tax Deed;
“Tax Lookback Period”	has the meaning given to it in paragraph 21 of Schedule 3 (Warranties);
“Tax Matters”	has the meaning given in paragraph 6.6 of Schedule 4 (Limitations on Liability);
“Tax Return”

all returns, claims for relief, applications, notifications, notices, computations, reports, accounts, statements, registrations, assessments and all other information in connection with Tax supplied or required to be supplied to a Governmental Entity, including any amendments, schedules, estimated returns, claims for refund, information statements, attachments and reports of every kind with respect to Tax;

“Tax Warranty Claim”	means a claim by the Buyers in relation to any breach of any of the warranties in paragraph 21 of Schedule 3 (Warranties);
“Third-party Software”	any software (but excluding Open Source Software) which forms part of the IT Systems and/or is otherwise used by a Group Company and in which the

Intellectual Property is owned by a third party and which is material to the Business;
“Termination Deed”

means the deed of termination in the agreed form in respect of the business transfer agreement dated 31 October 2022 between UEL UK and the UK Target pursuant to which all obligations of both parties are terminated save for Clauses 2.1, 3, 4 and 15 of that agreement and any administrative clauses that are required to survive in order to give effect to Clauses 2.1, 3, 4 and 15 of that agreement;

“TIOPA”	has the meaning given to it in Clause 12.6;
“Territory”	the United Kingdom and the United States of America;
“Trade Mark Agreements”

the following Inward IPR Licences:

(a)

the trade mark licence agreement between: (1) the UK Target; (2) the Parent Seller; and (3) UEL UK, for the licence to the UK Target of rights to use the ULTRA trade mark; and

(b)

the brand licence agreement between: (1) UEL UK; and (2) UM US, permitting certain rights to use the ULTRA trade mark;

“Transaction”	the sale of the Shares to the Buyers by the Sellers pursuant to this Deed;
“Transaction Bonus Amount”

the sum of the Transaction Bonuses, plus the Transaction Bonus Employer Tax, less the aggregate amount of any Relief which arises to the Group in connection with the Transaction Bonuses and the Transaction Bonus Employer Tax to the extent that such Relief gives rise either to a reduction in Tax payable by the Buyers or any Group Member or to the receipt of a cash refund by the Buyers or any Group Member;

“Transaction Bonuses”

(i) any bonuses or other amounts to be paid by a Group Member to employees of the Group solely as a result of or triggered by Completion occurring (including those to be paid in lieu of participation in UM US’s Long-Term Incentive Plan), in each case, less any amounts of Tax (including income tax and National Insurance contributions or any other similar social security contributions or levies in any relevant jurisdiction) which are required to be deducted or withheld from the payment of such bonuses, and (ii) with respect to the Seller 401(k) Plan, full vesting of participant accounts, contribution of 2024 employer contribution and match through to Closing, contribution of the amount necessary to offset investment fund puts and/or surrender charges;

“Transaction Bonus Employer Tax”

means any amounts of employer’s secondary class 1 National Insurance contributions and apprenticeship levy or any other social security contributions or levies (and/or any equivalent or replacement liabilities in any relevant jurisdiction) (including but not limited to any employer’s portion of US Medicare taxes) that arise on the Transaction Bonuses and not collected by way of deduction or withholding from the Transaction Bonuses, but which are payable by a Group Member;

“Transaction Documents”	this Deed, the Tax Deed, the Disclosure Letter and the documents in the agreed form under, or executed or delivered pursuant to or to be executed or delivered pursuant to, any of the foregoing;
“Transaction Expense Amount”

the sum of the Transaction Expenses, plus any irrecoverable VAT thereon, less the aggregate amount of any Relief which arises to the Group in connection with the Transaction Expenses to the extent that such Relief gives rise either to a reduction in Tax payable by the Buyers or any Group Member or to the receipt of a cash refund by the Buyers or any Group Member;
“Transaction Expenses”

the aggregate amount incurred by any Group Member of any fees, costs or expenses of any professional advisor in connection with or as a result of the preparation for, negotiation or consummation of, the Transaction, in each case, for the benefit of a Seller or a member of the Sellers’ Group;

“Transferred Contracts”

the contracts for the supply of goods and/or services by counterparties to any member of the Sellers’ Group which relate exclusively to any part of the Business, including the contracts with the following suppliers:

(a)

B-Tech Engineering Limited;

(b)

Holmes Circuit Designs Ltd.;

(c)

Laser 2000 (UK) Limited;

(d)

M-CNC Limited;

(e)

The Qt Company;

(f)

Roscan Electronics Ltd;

(g)

Systems Engineering & Assessment Ltd; and

(h)

TE Connectivity Solutions GmbH, Switzerland;

“Transfer Pricing Adjustment”	has the meaning given to it in Clause 12.6;
“Transitional Services Agreement” or “TSA”

the transitional services agreement, in the agreed form, to be entered into between the Parent Seller, UEL UK, Ultra Electronics Inc. and UM US (as suppliers) and the UK Target, Measurement Systems US, EMS US and DNE US (as recipients);

“TSA Exit Costs”	has the meaning given in Clause 11.26;
“TSA Exit Plan”	has the meaning given in Clause 11.26;
“UEC US”

Ultra Electronics Connecticut LLC, a limited liability company incorporated in the state of Delaware (registered number 4903206), whose registered office is at the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801;

“UEL UK”

Ultra Electronics Limited, a private limited company incorporated in England & Wales (registered number 02830644), whose registered office is at Scott House Suite 1 The Concourse, Waterloo Station, London, England, SE1 7LY;

“UK Continuing Employee”	an individual who is an employee of the UK Target immediately prior to the Completion Date who continues to be employed by a member of the Buyers’ Group immediately following the Completion Date;
“UK GPP”	the UK Target group personal pension plan operated by Standard Life;

“UK Loan Note”	the £11,555,262 7.751% fixed rate unsecured loan notes 2029 constituted by a loan note instrument entered into by the UK Target on 29 February 2024 and issued to UEL UK;
“UK Material Contract”	a Material Contract of the UK Target but excluding any Loudwater Supplier Contract to which the UK Target is a party or becomes a party by virtue of novation, assignment or other transfer;
“UK Outstanding Debt Amount”

the amount (including all accrued but unpaid interest), if any, owed by UEL UK to the UK Target on Completion pursuant to the UK Upstream Loan and/or any New UK Upstream Loan (for the avoidance of doubt, to the extent they have been implemented, after any or all of the steps permitted by Clause 5.2(d) have been implemented) (as converted to USD at the GBP:USD conversion rate published on Bloomberg.com at 5 p.m. London time six Business Days prior to the Completion Date);

“UK Shares”	the entire issued share capital of the UK Target, details of which are set out in Part A of Schedule 1 (The Sellers and the Shares);
“UK Target”

Ultra PMES Limited, a private limited company incorporated in England & Wales (registered number 14362178), whose registered office is at Towers Business Park, Wheelhouse Road, Rugeley, Staffordshire, United Kingdom, WS15 1UZ;

“UK Upstream Loan”	the £35,000,000 loan made by the UK Target to UEL UK pursuant to the loan agreement dated 29 February 2024;
“UK Undertakings”

the undertakings given by Cobham Ultra Limited and Ultra Electronics Holdings Limited (formerly Ultra Electronics Holdings PLC) on 5 July 2022 to the Secretary of State for Business, Energy and Industrial Strategy;

“UM US”

Ultra Maritime LLC, a limited liability company incorporated in the state of Delaware (registered number 2743973), whose registered office is at the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801;

“Updated Firm Proposal”

The update to the Firm Proposal provided by the Buyers to Parent Seller on 27 June 2024 in response to feedback received by the Buyers from the Parent Seller relating to its 25 June 2024 correspondence;

“US Code”	the US Internal Revenue Code of 1986, as amended;
“US Continuing Employee”	an individual who is an employee of a US Target immediately prior to the Completion Date who continues to be employed by a member of the Buyers’ Group immediately following the Completion Date;
“US Seller Combined Tax Return”	means any combined, consolidated, unitary or similar Tax Return that includes any member of the US Seller Group other than a Group Member;
“US Seller Group”

means an “affiliated group” (as defined in Section 1504 of the US Code) and any similar affiliated, consolidated, combined or unitary group under applicable US state or local law, that includes a Group Member;

“US Shares”	the entire issued share capital of the US Targets, details of which are set out in Part A of Schedule 1 (The Sellers and the Shares);
“US Targets”	each of: (i) Measurement Systems US; (ii) EMS US; and (iii) DNE US, and “US Target” shall be construed accordingly;

“US Treasury Regulations”	the Treasury regulations promulgated under the US Code;
“USS UK”

Ultra Sonar Systems Limited, a private limited company incorporated in England & Wales (registered number 14355663), whose registered office is at Knaves Beech Business Centre Davies Way, Loudwater, Wooburn Green, High Wycombe, England, HP10 9UT;

“VAT”

(a)

any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and

(b)

any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere;

“W&I Policy”	the warranty and indemnity insurance policy to be entered into between the Buyers and Vale Insurance Partners on the date of this Deed;
“Warranty”	a statement set out in Schedule 3 (Warranties) and “Warranties” means all such statements; and
“Warranty Claim”	a claim by the Buyers for a breach of any Warranty.

SCHEDULE 9

SELLER GROUP BRANDS

1	Ultra
2	UM
3	USSI
4	Ultra Maritime
5	UMaritime

IN WITNESS WHEREOF this Deed has been executed and delivered as a Deed on the date hereof.

PARENT SELLER

EXECUTED and DELIVERED as a DEED by	)	/s/Donald Whitt
ULTRA ELECTRONICS HOLDINGS LIMITED	)
	)	Name:	Donald Whitt
)
		Title:	Director

/s/ Martin Barrow

		Name:	Martin Barrow

		Title:	Director

[Signature Page – Poseidon – SPA]

UK BUYER

EXECUTED and DELIVERED as a DEED by	)	/s/ David Schatz
ESCO MARITIME SOLUTIONS LTD.	)
	)	Name:	David Schatz
)
		Title:	Director

/s/ Mark Dunger

		Name:	Mark Dunger

		Title:	Director

US BUYER

EXECUTED and DELIVERED as a DEED by	)	/s/ David Schatz
ESCO TECHNOLOGIES HOLDING LLC	)
	)	Name:	David Schatz
)
		Title:	SVP & Secretary

/s/ Mark Dunger

		Name:	Mark Dunger

		Title:	Vice President

GUARANTOR

EXECUTED and DELIVERED as a DEED by	)	/s/ David Schatz
ESCO TECHNOLOGIES INC	)
	)	Name:	David Schatz
)
		Title:	SVP, GC & Secretary

/s/ Mark Dunger

		Name:	Mark Dunger

		Title:	Vice President – Planning & Development